Exhibit 10.12

EXECUTION VERSION
AGREEMENT OF PURCHASE AND SALE
(Sale of Membership Interests in the Owners of Hotel Portfolios Consisting of One Hundred Ninety-Seven (197) Hotel Properties)
This AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is dated as of September 22, 2020 (the “Effective Date”), between CBM SELLER, INNKEEPERS SELLER, K-PARTNERS SELLER, MIAMI SELLER, NEP SELLER, and THL SELLER (each, a “Selling Entity” and collectively, “Seller”), and SILVERPLATE CAPITAL PARTNERS LLC, a Delaware limited liability company (“Buyer”).
RECITALS:
A.Each Selling Entity owns one hundred percent (100%) of the direct equity interests of each Target Entity (as hereinafter defined), other than THL Target, in which case, THL Seller owns fifty-five and six hundred ninety-two ten-thousandths percent (55.0692%) of the direct equity interests of THL Target.
B.Each Target Entity owns one hundred percent (100%) of the direct or indirect equity interests of each Hotel Owner (as hereinafter defined) and each Operating Tenant (as hereinafter defined) for the applicable Hotel Portfolio (as hereinafter defined).
C.Each Hotel Owner is the fee owner of the applicable Property (as hereinafter defined).
D.Buyer desires to purchase and assume from Seller and Seller desires to sell and assign all of Seller’s right, title and interest in and to all of the equity interests in each Target Entity as set forth on Schedule 2 attached hereto next to the name of such Selling Entity (the “Membership Interests”) to Buyer, free and clear of all Liens (other than restrictions on transfer under applicable securities laws and the Loan Documents (as hereinafter defined) evidencing and securing the applicable Existing Loan (as hereinafter defined)), all as more particularly set forth in this Agreement. As the context may indicate, references in this Agreement to “Seller” may refer only to the appropriate Selling Entity selling its applicable Membership Interests in an individual Target Entity and, indirectly, in an Individual Hotel (as hereinafter defined).
AGREEMENT:
In consideration of the payments and mutual covenants and undertakings set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer (each, a “Party” and collectively, the “Parties”) agree as follows:
SUMMARY OF TERMS:
Certain key terms of this Agreement are summarized below but remain subject to the applicable detailed provisions set forth elsewhere in this Agreement.
Property:        See Section 1.1 hereof.

Purchase Price:        Sixty-Seven Million Five Hundred Thousand and No/100 Dollars ($67,500,000.00), subject to adjustment as agreed to by the Parties or as otherwise provided under this Agreement, or, with respect to any Hotel Portfolio Membership Interest, the Allocated Portfolio Interest Purchase Price.
Deposit:        Five Million and No/100 Dollars ($5,000,000.00).
Transaction Fee:        Five Hundred and No/100 Dollars ($500.00).
Closing Date: The later of (a) January 15, 2021 and (b) the date upon which the closing conditions set forth in Sections 5.2 and 5.3 hereof are satisfied for all Hotel Portfolios, as such date may be accelerated or extended from time to time pursuant to the express terms of this Agreement (but in no event shall the Closing Date occur later than the Consent Approval Outside Date (as hereinafter defined)). In the event the Closing Date shall fall on a day which is not a Business Day, the Closing Date shall be the immediately succeeding Business Day.
Seller’s Broker:     Moelis & Company
Escrow Agent:         First American Title Insurance Company.
Notices Addresses for the Parties:
    If to Buyer:    c/o Highgate Capital Investments, L.P.
        545 East John Carpenter Freeway, Suite 1400
        Irving, Texas 75062
    Attention: Mahmood Khimji
    Email: mjkhimji@highgate.com
    and to:    c/o Highgate Capital Investments, L.P.
        870 Seventh Avenue, 2nd Floor
        New York, New York 10019
        Attention: Zachary Berger and Matthew Gunlock
        Email: zberger@highgatecapinv.com and mgunlock@highgate.com
    with a copy to:    Latham & Watkins LLP
        330 N. Wabash Avenue, Suite 2800
        Chicago, Illinois 60611
        Attention: Gary E. Axelrod, Esq.
        Email: gary.axelrod@lw.com
    If to Seller:    c/o Colony Capital, Inc.

                515 S. Flower Street, 44th Floor
                Los Angeles, California 90071
                Attention: Director, Legal Department
                Email: legal@clny.com
with a copy to:        Willkie Farr & Gallagher LLP
                                        787 Seventh Avenue
                                        New York, New York 10019
                                        Attention: Thomas J. Henry, Esq.
                                        Email: thenry@willkie.com
If to Escrow Agent:    First American Title Insurance Company
666 Third Avenue
New York, New York 10017
Attention: Andrew D. Jaeger, Esq.
Email: ajaeger@firstam.com
with a copy to:        First American Title Insurance Company
666 Third Avenue
New York, New York 10017
Attention: Phil Salomon
Email: psalomon@firstam.com
Notice Provisions:        See Section 7.1 hereof.
Exhibits:            Exhibit A: Legal Descriptions
Exhibit B: Organizational Charts
Exhibit C: Form of Assignment and Assumption Agreement
Exhibit D: Escrow Instructions
Schedules:            Schedule 1: Hotels and Hotel Owners
Schedule 2: Membership Interests
Schedule 3: Capital Improvement Work
Schedule 3.1(c): Summary of Pending Loan Modifications
Schedule 3.4: Liquor Licenses
Schedule 4.1(d): No Defaults or Conflicts
Schedule 4.1(f): Material Contracts
Schedule 4.1(h): Adverse Actions or Proceedings
Schedule 4.1(i): Hotel Leases
Schedule 4.1(j): Ground Leases
Schedule 4.1(m): Motor Vehicles
Schedule 4.1(o)(i): CBAs
Schedule 4.1(p): Defaults under Existing Loans
Schedule 4.1(q): Hotel Management Agreements
Schedule 4.1(r): Franchise Agreements
Schedule 4.1(t): Environmental Reports

Schedule 4.1(u): Insurance Policies
Schedule 4.1(v): Affiliate Contracts
Schedule 4.1(z): Cash Position; Leakage
Schedule 5-A: CBM Mortgage Borrowers
Schedule 5-B: Innkeepers Mortgage Borrowers
Schedule 5-C: K-Partners Mortgage Borrowers
Schedule 5-D: NEP Mortgage Borrowers
Schedule 5-E: THL Mortgage Borrowers
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4

DEFINITIONS:
In addition to any other terms defined elsewhere in this Agreement, the following terms shall have the respective meanings indicated in this Article with respect thereto:
“Acquired Accounts” means any bank accounts of any Target Entity or Target Subsidiary, including any accounts (whether held by a Target Entity, a Target Subsidiary or a Hotel Manager on behalf of any Target Entity or Target Subsidiary) that hold any cash and cash equivalents or lender reserves, including those bank accounts described in the spreadsheet attached hereto as Schedule 4.1(z) (but expressly excluding the Excluded Accounts and Amount).
“Affiliate” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by such Person or is under common control with such Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question, whether by the ownership of voting securities, contract or otherwise.
“Allocated Individual Hotel Interest Purchase Price” means the portion of the Allocated Portfolio Interest Purchase Price allocated to the equity interests of each Hotel Owner determined in accordance with Section 1.4 hereof.
“Allocated Individual Hotel Valuation” is the allocation of Real Property, tangible Personal Property and intangible Personal Property constituting the Allocated Portfolio Interest Purchase Price of each Individual Hotel determined in accordance with Section 1.4 hereof.
“Allocated Portfolio Interest Deposit” means a portion of the Deposit that the Parties mutually agree shall be allocated to a particular Hotel Portfolio Membership Interest at or prior to the Closing if and solely to the extent the Parties mutually agree that the Closing will involve the sale of less than all of the Hotel Portfolio Membership Interests.
“Allocated Portfolio Interest Purchase Price” means the portion of the Purchase Price (and any other amounts properly taken into account for applicable Tax purposes) allocated to each Hotel Portfolio Membership Interest determined in accordance with Section 1.4 hereof.
    “Applicable Law” means all domestic, federal, state, provincial, municipal or local statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court, arbitrator or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question, including, but not limited to, the Worker Adjustment and Retraining Notification Act of 1988 (as amended) or any similar state or local law or regulation.
“Appurtenant Interests” means, for each Individual Hotel, all easements, licenses, rights of way, privileges, appurtenances and other rights appurtenant thereto.

“Bookings” means the bookings, contracts or reservations for the use or occupancy of guest rooms and/or the meeting, banquet or other facilities of the Individual Hotels for the Closing Date and the period from and after the Closing Date.
“Business Day” means any day other than a Saturday, a Sunday, or a federal holiday recognized by the Federal Reserve Bank of New York.
“Buyer Indemnity” means an indemnity from Buyer’s Credit Enhancers in form and substance reasonably acceptable to Seller, agreeing to indemnify, defend and hold the Seller Guarantor Parties subject to any of the Loan Documents, any Ground Lease, any Franchise Agreement or any Hotel Management Agreements, as applicable, or any related Seller Guarantees, free and harmless from any and all obligations and liabilities thereunder first arising from and after the Closing Date, in each case, only to the extent (i) any such Loan Document, Ground Lease, Franchise Agreement or Hotel Management Agreement is assumed by Buyer or its Affiliate and/or (ii) the applicable Seller Guarantor Party is not released from such Seller Guarantee.
“Buyer Knowledge Individuals” means Zachary Berger and Mahmood Khimji.
“Buyer Party” means Buyer, its Affiliates, and any of their respective officers, employees, partners, members, agents, attorneys, consultants, contractors, advisors and other representatives, and their respective heirs, successors, personal representatives and assigns, each being a “Buyer Party” and collectively being the “Buyer Parties.”
“Buyer’s Credit Enhancers” means one or more creditworthy entities that are Affiliates of Buyer and acceptable to any Existing Lender as a replacement guarantor or indemnitor in connection with a Loan Release and Modification or any other entity proposed by Buyer and reasonably acceptable to Seller, which creditworthy entities shall remain creditworthy for so long as and to the extent required by the Loan Documents.
“CBM Hotel Owner” means, individually or collectively as the context may require, the owner of any Individual Hotel in the CBM Hotel Portfolio and identified on Schedule 1 attached hereto.
“CBM Hotel Portfolio” means the portfolio of Individual Hotels set forth on Schedule 1 attached hereto identified as “CBM Hotel Portfolio Individual Hotels.”
“CBM Lender” means, individually or collectively as the context may require, (i) CBM Mortgage Lender, (ii) CBM Mezz A Lender, and (iii) CBM Mezz B Lender.
“CBM Loan” means, individually or collectively as the context may require, (i) the CBM Mortgage Loan, (ii) the CBM Mezz A Loan, and (iii) the CBM Mezz B Loan.
“CBM Mezz A Lender” means IGIS Global Specialized Private Placement Real Estate Investment Trust No. 206 (as successor-in-interest to Barclays Bank PLC and Morgan Stanley Mortgage Capital Holdings LLC).

“CBM Mezz B Lender” means, individually or collectively as the context may require, (i) Kiwoom Milestones US Professional Private Real Estate Trust 16-A, (ii) Kiwoom Milestones US Professional Private Real Estate Trust 16-B, (iii) Mirae Asset Securities & Investments (USA), LLC, and (iv) Mirae Asset Securities & Investments (USA), LLC (as successors-in-interest to Barclays Bank PLC and Morgan Stanley Mortgage Capital Holdings LLC).
“CBM Mezz A Loan” means that certain mezzanine loan made by CBM Mezz A Lender to CMP I Owner MB1-T, LLC, a Delaware limited liability company, on July 9, 2018, in the aggregate principal amount of Eighty Million and No/100 Dollars ($80,000,000.00).
“CBM Mezz B Loan” means that certain mezzanine loan made by CBM Mezz B Lender to CMP I Owner MB2-T, LLC, a Delaware limited liability company, on July 9, 2018, in the aggregate principal amount of Fifty-Five Million and No/100 Dollars ($55,000,000.00).
“CBM Mortgage Borrowers” means those entities set forth on Schedule 5-A attached hereto.
“CBM Mortgage Lender” means Wells Fargo Bank, National Association, as Trustee for the benefit of the Holders of BBCMS Trust 2018-CBM Commercial Mortgage Pass-Through Certificates, Series 2018-CBM (as successor-in-interest to Barclays Bank PLC and Morgan Stanley Bank, N.A.).
“CBM Mortgage Loan” means that certain mortgage loan made by CBM Mortgage Lender to CBM Mortgage Borrowers on July 9, 2018, in the original principal amount of Four Hundred Fifteen Million and No/100 Dollars ($415,000,000.00).
“CBM Operating Tenant” means CMP I OPS-T, LLC, a Delaware limited liability company.
“CBM Seller” means, individually or collectively as the context may require, (i) CMP I Owner-T, LLC, a Delaware limited liability company, and (ii) CMP I CAM2-T, LLC, a Delaware limited liability company.
“CBM Target” means, individually or collectively as the context may require, (i) CMP I Owner MB2-T, LLC, a Delaware limited liability company, and (ii) CMP I OPS MB3, LLC, a Delaware limited liability company.
“Claim Notice” means a written notice delivered by one Party to the other Party setting forth a reasonably detailed description of the specific Claims being asserted, including, without limitation, detailed statements of (a) the estimated amount of loss or damage being asserted (but only to the extent such amount is then-estimable) and (b) the rationale for or explanation of why the Claims are alleged to be the responsibility of the Party against whom the Claims are being asserted.
“Claims” means any suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, expenses or costs,

including, without limitation, attorneys’ and experts’ fees and costs and investigation, remediation costs, losses due to impairment or diminished value, or any other damages, losses or costs of any type or kind.
“Closing” means the consummation of the purchase and sale transaction contemplated by this Agreement.
“Closing Date” means the date that is set forth or described as such in the Summary of Terms, as such date may later be changed as expressly provided in this Agreement.
“Closing Documents” means the documents, instruments (including, without limitation, any assignment and assumption agreements), and other agreements executed and delivered by a Party at or in connection with the Closing.
“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision(s) of any succeeding law.
“Consent Approval Date” means February 15, 2021.
“Consent Approval Outside Date” means March 15, 2021.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 10, 2020, by and between NRF Holdco, LLC and Highgate Holdings, Inc., as the same may be amended, extended, renewed, or otherwise modified from time to time.
“Consumables” means all maintenance and housekeeping supplies and inventory, including, without limitation, soap, toiletries, cleaning materials and matches, stationery, pencils and other supplies of all kinds, whether used, unused, or held in reserve storage for future use in connection with the maintenance and operation of any Individual Hotel which are owned by any Hotel Owner and on hand as of the Closing Date, excluding, however, (i) Food and Beverage, (ii) Operating Equipment, (iii) items which are in use in the Individual Hotel rooms, (iv) Unopened Consumables, and (v) all items of property owned by any Affiliate of Seller that is not part of the Target Group, any Hotel Manager, any Franchisor, guests, employees or other Persons furnishing goods or services to any Individual Hotel.
“Contract” means any contract, subcontract, agreement, obligation, commitment, arrangement, understanding, instrument, lease, sublease, license, use or occupancy agreement, letter of intent, letter of understanding, promise, sales or purchase order or other undertaking, whether written or oral.
“COVID-19 Measures” means any mandatory quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shutdown, closure, sequester or any other Applicable Law imposed by any Governmental Authority in connection with or in response to COVID-19.
“Datasite” means that certain electronic datasite entitled “Project Colonel” hosted by Intralinks.

“Deposit” means the amount as specified in the Summary of Terms, together with any interest earned or accrued thereon, but only to the extent such amount has been deposited by Buyer with Escrow Agent.
“Due Diligence Materials” means the documents and other materials and information regarding the Membership Interests or the Property provided by or on behalf of Seller or any Seller Party to Buyer or any Buyer Party to assist with Buyer’s evaluation and acquisition of the Membership Interests, and, indirectly, of the Property.
“Emergency” means any situation where the applicable Person, in its reasonable, good faith judgment, concludes that a particular action (including, without limitation, the expenditure of funds) is immediately necessary (i) to avoid imminent material damage to all or any material portion of any Individual Hotel, or (ii) to protect any individual from harm.
“Employees” means, at the time in question, all individuals who are employed full-time or part-time (including individuals employed by any Hotel Manager) at, or in connection with providing support or services to, any Individual Hotel.
“equity interests” means, with respect to any Person, any (i) shares of capital stock, equity interests, voting securities or other ownership interests in such Person, (ii) options, warrants, calls, subscriptions, agreements, obligations, “phantom” rights, interest appreciation rights, performance units, profits interests or other rights, convertible or exchangeable securities, agreement, Contracts or commitments of any character obligating such Person to issue, transfer, deliver or sell any membership interest or other equity or voting interest in such Person or securities convertible into or exchangeable for such shares or equity or voting interests relating to or based on the value of the equity securities of such Person, (iii) obligations of such Person to repurchase, redeem or otherwise acquire any of the foregoing, or (iv) voting trusts, equityholder agreements, registration rights agreements, voting agreements or similar agreements to which such Person is a party or, to the knowledge of such Person, among securityholders of such Person, with respect to the voting of, or other matters related to, any of the foregoing.
“Escrow Agent” means the escrow agent set forth in the Summary of Terms.
“Escrow Instructions” means the escrow instructions attached hereto as Exhibit D.
“Excluded Accounts and Amount” means all bank accounts of any Person other than (i) any Target Entity or Target Subsidiary (but expressly excluding an amount equal to Eight Hundred Ninety-Seven Thousand Eight Hundred Twenty-Eight and 77/100 Dollars ($897,828.77) on deposit in Bank Account #211765006 (Bank b1670001) in the name of ColFin THL Mezz Holdco LLC, with a bank closing balance of Eight Hundred Ninety-Seven Thousand Eight Hundred Twenty-Eight and 77/100 Dollars ($897,828.77), as of September 21, 2020), which amount (or remaining portion thereof) is, and shall remain, the property of Seller as of the Closing and any use or distribution of such amount that is freely usable or distributable without the consent of any Person shall in no event constitute Leakage hereunder; provided, however, Seller shall not replenish any such amounts that are so used or distributed), or (ii) any Hotel Manager on behalf of any Target Entity or Target Subsidiary.

“Excluded Permits” means any Permits held by any Franchisor, any Hotel Manager or any Affiliate of any Franchisor or Hotel Manager used in or relating to the ownership, occupancy or operation of any part of any Individual Hotel.
“Existing Lenders” means, individually or collectively as the context may require, (i) CBM Lender, (ii) Innkeepers Lender, (iii) K-Partners Lender, (iv) Miami Lender, (v) NEP Lender, and (vi) THL Lender.
“Existing Loan Release Documents” means those documents to be executed and delivered by the applicable Existing Lender in connection with any Existing Loan Release.
“Existing Loans” means, individually or collectively as the context may require, (i) the Innkeepers Loan, (ii) the CBM Innkeepers Loan, (iii) the K-Partners Loan, (iv) the Miami Loan, (v) the NEP Loan, and (vi) the THL Loan.
“FF&E” means, for each Individual Hotel, all personal property, fixtures, furniture, furnishings, fittings, equipment, computer hardware, telecommunications and information technology systems, machinery, apparatus, art work, appliances and all other articles of tangible personal property owned by any Hotel Owner and located on the Real Property as of the Closing Date and used or usable solely in connection with any part of any Individual Hotel, if any, including, without limitation, all food and beverage service equipment, cleaning service equipment and laundry and dry cleaning equipment, excluding, however, (i) Consumables, (ii) Food and Beverage, (iii) Operating Equipment, (iv) equipment and property leased pursuant to Hotel Contracts, and (v) all items of property owned by any Affiliate of Seller that is not part of the Target Group, any Hotel Manager, any Franchisor, guests, employees or other Persons furnishing goods or services to any Individual Hotel.
“Financial Statements” means the (i) audited combined and consolidated financial statements of CMP I Owner-T, LLC and Subsidiaries and CMP I OPS-T, LLC as of and for the year ended December 31, 2019, (ii) audited combined financial statements of INK Acquisition, LLC & Affiliates as of and for the year ended December 31, 2019, (iii) audited combined financial statements of Castleblack Owner Holdings, LLC & Affiliates as of and for the year ended December 31, 2019, (iv) audited combined financial statements of MC Holdings-T, LLC and Subsidiaries as of and for the year ended December 31, 2019, (v) unaudited consolidated and combined Financial Statements of NEP Owner-T, LLC and Subsidiaries and NEP OPS-T, LLC as of and for the year ended December 31, 2019, and (vi) audited combined consolidated financial statements of CNI THL SMB, LLC and CNI THL OPS, LLC as of and for the year ended December 31, 2019.
“Food and Beverage” means all food and beverage that is on hand as of the Closing Date, whether used, unused, held in reserve storage for future use, in connection with any Individual Hotel, whether issued to the food and beverage department or held in reserve storage, or is located in the minibars in the Individual Hotel rooms, and subject to such depletion and including such resupplies, in each case, as shall occur after the Effective Date in the ordinary course of business and in accordance with Section 3.1 hereof (and including any of the foregoing that have been ordered for future use at any Individual Hotel but have not been delivered to such Individual Hotel as of the Closing Date).
“Franchise Agreements” means those certain franchise agreements, together with all amendments thereto (but not guarantees thereof), set forth on Schedule 4.1(r) attached hereto.
    “Franchise Approval Documents” means those documents required by any Franchisor to approve the transfer of the applicable Membership Interests contemplated herein, including the entry into any new franchise agreements, as applicable.
“Franchisor” means, individually or collectively as the context may require, (i) Choice Hotels International, Inc., (ii) Country Inn & Suites by Radisson, Inc., (iii) Holiday Hospitality Franchising, LLC, (iv) Hyatt House Franchising, L.L.C., (v) The Sheraton LLC, (vi) Westin Hotel Management, L.P., (vii) Hilton Franchisor, and (viii) Marriott Franchisor, in each case, together with their respective successors and assigns.
“Fundamental Representations” means the representations and warranties set forth in Section 4.1(a) hereof (Formation; Binding Agreement) and Section 4.1(c) hereof (Ownership of Membership Interests; Subsidiaries).
“GAAP” means generally accepted accounting principles as in effect in the United States.
“Governmental Authority” means any federal, state, municipal, provincial or local government or other political subdivision thereof, including, without limitation, any agency, authority, department, board, commission, instrumentality, judicial body or entity exercising executive, legislative, judicial, taxing, regulatory or administrative governmental powers or functions.
“Ground Lease Approval Documents” means those documents required by any ground lessor of a Ground Lease to approve the transfer of the applicable Membership Interests contemplated herein.
“Ground Leases” means those certain ground leases, together with all amendments thereto (but not guarantees thereof), described on Schedule 4.1(j) attached hereto, pursuant to which the applicable Hotel Owner holds a ground leasehold interest in the applicable Property.
“Hazardous Materials” means any substance, gas, material, chemical, biological/microbial matter, or waste: (a) whose presence or nature, either by itself or in combination with other materials is potentially injurious to human health or safety, the indoor or outdoor environment or natural resources, or (b) is designated, classified or regulated as “toxic,” “hazardous,” “waste”, a “pollutant” or a “contaminant” (or words of similar import) pursuant to any Applicable Law, including, without limitation, any petroleum product or by-product, solvent, flammable or explosive material, radioactive material, asbestos-containing material, lead-containing material, urea-formaldehyde-containing material, hazardous building material, polychlorinated biphenyls or “PCBs,” pesticides, radon, mold, fungus, or other toxic biological agent or growth.
“Hilton Franchisor” means, individually or collectively as the context may require, (i) Hilton Garden Inns Franchise LLC and (ii) Hilton Franchise Holding LLC.
“Hotel Books and Records” means all books, records, ledgers, files, information and data which are in the possession of Seller, any Hotel Owner, any Operating Tenant or their respective agents or employees relating to the ownership and operation of any Individual Hotel, except such books, records, ledgers, files, information and data which are proprietary to Franchisor and which Seller and/or any Hotel Owner and/or Operating Tenant is expressly prohibited to transfer.
“Hotel Contracts” means all service, maintenance, purchase order, reservation and telephone equipment and system contracts, and other contracts and/or leases where Seller, any Hotel Owner or its agent is lessee or purchaser, as the case may be, with respect to the ownership, maintenance, operation, provisioning or equipping of any Individual Hotel, any contracts entered into between the Effective Date and the Closing Date in accordance with Section 3.1 hereof, warranties and guaranties relating to any of such contracts, excluding, however, (i) Bookings, (ii) the Ground Leases, (iii) insurance policies, (iv) the Hotel Management Agreements, (v) the Franchise Agreements, and (vi) the Terminated Management Agreements.
“Hotel Leases” means those certain Leases described on Schedule 4.1(i) attached hereto.
“Hotel Management Agreements” means those certain management agreements, together with all amendments, side letters, waiver letters and modifications thereto, set forth on Schedule 4.1(q) attached hereto.
“Hotel Manager” means, individually or collectively as the context may require, (i) Island Manager, (ii) Marriott Manager, and (iii) THL Manager.
“Hotel Owner” means, individually or collectively as the context may require, (i) CBM Hotel Owner, (ii) Innkeepers Hotel Owner, (iii) K-Partners Hotel Owner, (iv) Miami Hotel Owner, (v) NEP Hotel Owner, and (vi) THL Hotel Owner.
“Hotel Portfolio” means, individually or collectively as the context may require, (i) the Innkeepers Hotel Portfolio, (ii) the NEP Hotel Portfolio, (iii) the CBM Hotel Portfolio, (iv) the Miami Hotel Portfolio, (v) the K-Partners Hotel Portfolio, and (vi) the THL Hotel Portfolio.
“Hotel Portfolio Membership Interests” means, individually or collectively as the context may require, the Membership Interests with respect to a particular Hotel Portfolio.
“Improvements” means, for each Individual Hotel, all improvements and fixtures (other than fixtures owned or removable by any third party) located on the Real Property for such Individual Hotel.

“Indebtedness” means, with respect to a Person, (a) any indebtedness for borrowed money of such Person, (b) any liability or obligation of such Person evidenced by any note, bond, debenture, mortgage, indenture or other similar instrument or debt security, (c) any obligation under capitalized leases with respect to which such Person is liable, (d) any reimbursement obligations of such Person under letters of credit, bankers’ acceptances or similar arrangements, (e) any obligation of such Person for the payment of deferred purchase price, “earnout,” “milestone,” or similar consideration in respect of property or services, (f) any liability or obligation of such Person arising from cash/book overdrafts, (g) any liability or obligation of such Person under conditional sale or other title retention agreements, (h) any liability or obligation of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (i) all unpaid amounts due and payable pursuant to such Person’s accounts payable, (j) any liability or obligation of such Person for accrued but unpaid interest and unpaid prepayment penalties, expenses, breakage fees, costs, make-whole payments or premiums with respect to any of the foregoing, (k) any liability or obligation of such Person for any breach of any obligations or liabilities of the type set forth in clauses (a) through (j), and (l) any liability or obligation of such Person for guarantees (or other assurance against liabilities or Liens against the assets of such Person) of another Person with respect to any liability or obligation of a type described in clauses (a) through (k).
“Individual Hotel” means each hotel identified on Schedule 1 attached hereto, and shall be deemed to include the Real Property.
“Innkeepers Hotel Owner” means, individually or collectively as the context may require, the owner of any Individual Hotel in the Innkeepers Hotel Portfolio and identified on Schedule 1 attached hereto.
“Innkeepers Hotel Portfolio” means the portfolio of Individual Hotels set forth on Schedule 1 attached hereto identified as “Innkeepers Hotel Portfolio Individual Hotels.”
“Innkeepers Lender” means, individually or collectively as the context may require, (i) Innkeepers Mortgage Lender, (ii) Innkeepers Mezz A Lender, and (iii) Innkeepers Mezz B Lender.
“Innkeepers Loan” means, individually or collectively as the context may require, (i) the Innkeepers Mortgage Loan, (ii) the Innkeepers Mezz A Loan, and (iii) the Innkeepers Mezz B Loan.
“Innkeepers Mezz A Lender” means Kiwoom Milestone US Professional Private Real Estate Investment Trust 19, a trust formed under the laws of the Republic of Korea.
“Innkeepers Mezz B Lender” means Kiwoom Milestone US Professional Private Real Estate Investment Trust 20, a trust formed under the laws of the Republic of Korea.
“Innkeepers Mezz A Loan” means that certain mezzanine loan made by Innkeepers Mezz A Lender to Grand Prix Mezz Borrower Fixed A LLC and New Ink Mezz Borrower A

LLC, each a Delaware limited liability company, on November 7, 2019, in the aggregate principal amount of Forty-Five Million and No/100 Dollars ($45,000,000.00).
“Innkeepers Mezz B Loan” means that certain mezzanine loan made by Innkeepers Mezz B Lender to Grand Prix Mezz Borrower Fixed B LLC and New Ink Mezz Borrower B LLC, each a Delaware limited liability company, on November 7, 2019, in the aggregate principal amount of Fifty-Five Million and No/100 Dollars ($55,000,000.00).
“Innkeepers Mortgage Borrowers” means those entities identified on Schedule 5-B attached hereto.
“Innkeepers Mortgage Lender” means Wells Fargo Bank, National Association, as Trustee for the Benefit of the Registered Holders of CLNY Trust 2019-IKPR, Commercial Mortgage Pass-Through Certificates, Series 2019-IKPR (as successor-in-interest to Morgan Stanley Bank, N.A., JP Morgan Chase Bank, National Association, and Bank of America, N.A.).
“Innkeepers Mortgage Loan” means that certain mortgage loan made by Innkeepers Mortgage Lender to Innkeepers Mortgage Borrowers on November 7, 2019, in the original principal amount of Seven Hundred Fifty-Five Million and No/100 Dollars ($755,000,000.00).
“Innkeepers Operating Tenant” means, individually or collectively as the context may require, (i) Grand Prix Fixed Lessee LLC, a Delaware limited liability company, and (ii) INK Lessee, LLC, a Delaware limited liability company.
“Innkeepers Seller” means, individually or collectively as the context may require, (i) Grand Prix Mezz Borrower Fixed LLC, a Delaware limited liability company, (ii) INK Acquisition LLC, a Delaware limited liability company, and (iii) INK Acquisition III LLC, a Delaware limited liability company.
“Innkeepers Target” means, individually or collectively as the context may require, (i) Grand Prix Mezz Borrower Fixed B LLC, a Delaware limited liability company, (ii) New INK Mezz Borrower B LLC, a Delaware limited liability company, (iii) Grand Prix Fixed Lessee Holding C LLC, a Delaware limited liability company, and (iv) INK Lessee Holding C LLC, a Delaware limited liability company.
“Inventory” means inventory owned by any Hotel Owner and held at each Individual Hotel (whether used, unused, held in reserve storage for future use, or ordered for future use) for sale to Individual Hotel guests or others in the ordinary course of business, including all opened and unopened retail inventory in any Individual Hotel gift shop or any other area at any Individual Hotel conducting retail sales, excluding, however, Food and Beverage.
“Island Manager” means, individually and collectively as the context may require, (i) Island Hospitality Management, LLC, (ii) Island Hospitality Management IV Inc., and (iii) Island Hospitality Management VI, LLC.

“K-Partners Holdings A Loan” that certain subordinate loan made by K-Partners Subordinate Lender to K-Partners Seller on December 29, 2017, in the original principal amount of up to Four Million Nine Hundred Fifty-Four Thousand One Hundred Seventy-Nine and 90/100 Dollars ($4,954,179.90).
“K-Partners Holdings B Loan” that certain subordinate loan made by K-Partners Subordinate Lender to K-Partners Seller on December 29, 2017, in the original principal amount of up to Four Million Eighty-Three Thousand Three Hundred Fifty-Four and 46/100 Dollars ($4,083,354.46).
“K-Partners Hotel Owner” means, individually or collectively as the context may require, the owner of any Individual Hotel in the K-Partners Hotel Portfolio and identified on Schedule 1 attached hereto.
“K-Partners Hotel Portfolio” means the portfolio of Individual Hotels set forth on Schedule 1 attached hereto identified as “K-Partners Hotel Portfolio Individual Hotels.”
“K-Partners Lender” means, individually or collectively as the context may require, (i) K-Partners Mortgage Lender and (ii) K-Partners Subordinate Lender.
“K-Partners Loan” means, individually or collectively as the context may require, (i) the K-Partners Mortgage Loan, (ii) the K-Partners Mezz A Loan, (iii) the K-Partners Mezz B Loan, (iv) the K-Partners Holdings A Loan, and (v) the K-Partners Holdings B Loan.
“K-Partners Mezz A Loan” means that certain mezzanine loan made by K-Partners Subordinate Lender to Castleblack Mezz Borrower A LLC, a Delaware limited liability company, on August 1, 2014, in the original principal amount of Thirty Million and No/100 Dollars ($30,000,000.00).
“K-Partners Mezz B Loan” means that certain mezzanine loan made by K-Partners Subordinate Lender to Castleblack Mezz Borrower B LLC, a Delaware limited liability company, on August 1, 2014, in the original principal amount of Twenty Million and No/100 Dollars ($20,000,000.00).
“K-Partners Mortgage Lender” means Wilmington Trust, National Association, as Trustee for the Registered Holders of COMM 2014-FL5 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2014-FL5 (as successor-in-interest to German American Capital Corporation).
“K-Partners Mortgage Borrowers” means those entities set forth on Schedule 5-C attached hereto.
“K-Partners Mortgage Loan” means that certain mortgage loan made by K-Partners Mortgage Lender to K-Partners Mortgage Borrowers on August 1, 2014, in the original principal amount of One Hundred Ninety Million and No/100 Dollars ($190,000,000.00).

“K-Partners Operating Tenant” means, individually or collectively as the context may require, (i) Castleblack Cotulla Operator, LLC, a Delaware limited liability company, (ii) Castleblack Houma Operator, LLC, a Delaware limited liability company, (iii) Castleblack San Antonio Operator, LLC, a Delaware limited liability company, (iv) Castleblack San Angelo Operator, LLC, a Delaware limited liability company, (v) Castleblack San Angelo Operator II, LLC, a Delaware limited liability company, (vi) Castleblack Lancaster Operator II, LLC, a Delaware limited liability company, (vii) Castleblack Laredo Operator, LLC, a Delaware limited liability company, (viii) Castleblack Pismo Beach Operator, LLC, a Delaware limited liability company, (ix) Castleblack Lancaster Operator, LLC, a Delaware limited liability company, (x) Castleblack Twentynine Palms Operator, LLC, a Delaware limited liability company, (xi) Castleblack El Paso Operator, LLC, a Delaware limited liability company, (xii) Castleblack El Paso Operator II, LLC, a Delaware limited liability company, (xiii) Castleblack Lubbock Operator, LLC, a Delaware limited liability company, (xiv) Castleblack Palmdale Operator, LLC, a Delaware limited liability company, (xv) Castleblack Ardmore Operator, LLC, a Delaware limited liability company, (xvi) Castleblack San Antonio Operator II, LLC, a Delaware limited liability company, (xvii) Castleblack Lafayette Operator, LLC, a Delaware limited liability company, (xviii) Castleblack Mansfield Operator II, LLC, a Delaware limited liability company, (xix) Castleblack Denton Operator, LLC, a Delaware limited liability company, and (xx) Castleblack Mansfield Operator, LLC, a Delaware limited liability company.
“K-Partners Seller” means, individually or collectively as the context may require, (i) Castleblack Owner Holdings, LLC, a Delaware limited liability company, and (ii) Castleblack Operator Holdings, LLC, a Delaware limited liability company.
“K-Partners Subordinate Lender” means KH Mezz TL LLC, a Delaware limited liability company.
“K-Partners Target” means, individually or collectively as the context may require, (i) Castleblack Mezz Borrower B, LLC and (ii) Castleblack Operator Holdings B, LLC, each a Delaware limited liability company.
“Leakage” means, each of the following, together with any Taxes payable by the Target Group in connection therewith: (i) any declaration, authorization, setting aside or payment by any Target Entity or Target Subsidiary of any dividend or distribution payable in cash, assets or other securities to or for the account of any Affiliate or direct or indirect equityholder of any member of the Target Group; (ii) the payment of any cash or other consideration by any Target Entity or Target Subsidiary to or for the account of any Affiliate or direct or indirect equityholder of any member of the Target Group (including, but not limited to, bonuses, commissions, loan repayments or management payments) or agreement to pay any of the foregoing; (iii) the sale, transfer or disposal of any asset of any Target Entity or Target Subsidiary to any Affiliate or direct or indirect equityholder of any member of the Target Group; (iv) the entry into any guarantee, indemnity or other obligation by any Target Entity or Target Subsidiary relating to any liability of any Affiliate or direct or indirect equityholder of any member of the Target Group; (v) the waiver, release, cancellation, conveyance, or assignment of any rights or claims of any Target Entity or Target Subsidiary outstanding against any Affiliate or direct or indirect equityholder of any member of the Target Group; (vi) the settlement or compromise by any Target Entity or Target Subsidiary of any Claims pending against any Affiliate or direct or indirect equityholder of any member of the Target Group; (vii) any repurchase, redemption or other acquisition of securities or other property of any Target Entity or Target Subsidiary from any Affiliate or direct or indirect equityholder of any member of the Target Group; (viii) any other payment to any Affiliate or direct or indirect equityholder of any member of the Target Group by any Target Entity or Target Subsidiary, unless and to the extent such Target Entity or Target Subsidiary has received arms’ length consideration therefor and with respect to which Buyer has provided its prior written consent (not to be unreasonably withheld, conditioned or delayed), (ix) the borrowing of any monies or the incurring, guaranteeing or assuming of any Indebtedness or other liability by any Target Entity or Target Subsidiary of any Affiliate or direct or indirect equityholder of any member of the Target Group, other than in connection with any Existing Loans; (x) any Transaction Expenses incurred by the Target Group, (xi) any penalties, interest, additions to tax or similar amounts imposed as a result of a failure by any Target Entity or Target Subsidiary to file any Tax Return or pay any Taxes timely, and (xii) the entry into any agreement between any Target Entity or Target Subsidiary, on the one hand, and any Affiliate or direct or indirect equityholder of any member of the Target Group, on the other hand, to do any of the foregoing matters set forth in clauses (i) through (xi) above. For the avoidance of doubt, the term “Leakage” shall exclude any payments using cash or other amounts (i) in the Excluded Accounts and Amount, (ii) in the Acquired Accounts and made to third parties (or reimbursed to any Affiliate of Seller who made any such payment to a third party on behalf of the Target Entity or Target Subsidiary making such reimbursement, but only so long as such payment by such Affiliate is or was made in the ordinary course of business consistent with past practice) in the ordinary course of business relating to the Individual Hotels or the operation thereof (including, but not limited to, payments for franchise fees or taxes, occupancy taxes, attorneys’ fees, and audit fees) so long as the same are not prohibited by the terms of any Loan Documents, (iii) in the Acquired Accounts for amounts (including attorneys’ fees) relating to, or payable in connection with, any modification of any Existing loan (including any Pending Loan Modification) (but excluding any payments in connection with any Pending Loan Modification that are required to be made using cash from other sources or from funds in the Excluded Accounts and Amount pursuant to the terms of this Agreement), and (iv) to the extent permitted under the applicable Loan Documents, in the Acquired Accounts for quarterly payments of reimbursable amounts to its joint venture partner in the Innkeepers Hotel Portfolio or an Affiliate thereof (“Asset Manager”) relating to the Innkeepers Hotel Portfolio, the K-Partners Hotel Portfolio and/or the NEP Hotel Portfolio during the period between the Effective Date and the Closing Date in the ordinary course of business consistent with past practice in an amount not to exceed Six Hundred Thousand and No/100 Dollars ($600,000.00) per quarter (prorated for any partial quarters).
“Lease” shall mean any lease, sublease, license or other occupancy agreement, including all amendments and guarantees, granting to any other Person a possessory interest in any portion of the Real Property, excluding, however, any Lease for or relating to parking lots, ATMs, FF&E, antennas, satellite or similar communications transmission or related equipment and any other Leases granting a non-possessory interest to any other Person.

“Lien” shall mean any lease, title retention agreement, conditional sale agreement, equitable interest, license pertaining to real property, lien (statutory or other), option, pledge, security interest, mortgage, encumbrance, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or any other claim or charge, similar in purpose or effect to any of the foregoing.
“Marriott Franchisor” means, individually or collectively as the context may require, (i) MIF, L.L.C. and (ii) Marriott International, Inc.
“Marriott Management Agreement” means those Hotel Management Agreements pursuant to which Marriott Manager is a counterparty as set forth on Schedule 4.1(q) attached hereto.
“Marriott Manager” means, individually or collectively as the context may require, (i) Courtyard Management Corporation, with respect to the CBM Hotel Portfolio, and (ii) Marriott Hotel Services, Inc., with respect to the Miami Hotel Portfolio.
“Marriott Manager Approval Documents” means those documents required by any Marriott Manager to approve the transfer of the applicable Membership Interests contemplated herein.
“Material Adverse Effect” means an event, circumstance, state of facts, change or occurrence which, individually or together with any other event, change or occurrence has or is reasonably likely to (i) have a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or results of operation of the Hotel Portfolios, the Membership Interests or the Property, taken as a whole or (ii) prevent or have a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement; provided, however, that the following, either alone or in combination, shall be excluded from any determination as to whether a Material Adverse Effect has occurred: (a) any events, changes or occurrences attributable to general economic or political conditions or the securities and/or financial markets in general, (b) any events, changes or occurrences that are generally applicable to Persons engaged in the industry or any geographic market in which the Individual Hotels operate, (c) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (d) any changes in Applicable Law or accounting rules (including GAAP) or changes in the interpretation or enforcement of any of the foregoing following the Effective Date; (e) any natural or man-made disasters, and (f) any action taken by Seller or any Hotel Owner that is expressly required by this Agreement or otherwise taken at the prior written request of Buyer or the failure to take any action by Seller if that action is expressly prohibited by this Agreement; provided that, with respect to clauses (a) – (e), such event, change, circumstance, state of facts or occurrence shall not be excluded from the determination of whether there has been or is reasonably likely to be a “Material Adverse Effect” if the Hotel Portfolios or the Property, taken as a whole, are disproportionately affected thereby as compared to other participants in the industry.

“Maximum Amount” means an amount equal to seven and one-half percent (7.5%) of the Purchase Price (prior to any adjustment pursuant to this Agreement).
“Miami Hotel Owner” means MC Owner (FL)-T, LLC, a Delaware limited liability company.
“Miami Hotel Portfolio” means the portfolio of Individual Hotels set forth on Schedule 1 attached hereto identified as “Miami Hotel Portfolio Individual Hotels.”
“Miami Lender” means, individually or collectively as the context may require, (i) Miami Mortgage Lender and (ii) Miami Mezz Lender.
“Miami Loan” means, individually or collectively as the context may require, (i) the Miami Mortgage Loan and (ii) the Miami Mezz Loan.
“Miami Mezz Lender” means, individually or collectively as the context may require, (i) Axonic Special Opportunities SBL Master Fund, LP, a Delaware limited partnership, (ii) Acre II Holdings LLC, a Delaware limited liability company (as assignee of Shelter Growth Opportunities Master Fund LP, a Cayman Islands exempted limited partnership), and (iii) Shelter Growth Master Term Fund B LP, a Cayman Islands exempted limited partnership.
“Miami Mezz Loan” means that certain mezzanine loan made by Miami Mezz Lender to Miami Target on February 4, 2019, in the principal amount of Nineteen Million Eight Hundred Thousand and No/100 Dollars ($19,800,000.00).
“Miami Mortgage Lender” means Deutsche Bank AG, New York Branch.
“Miami Mortgage Loan” means that certain mortgage loan made by Miami Mortgage Lender to Miami Hotel Owner and Miami Operating Tenant, on February 4, 2019, in the maximum principal amount of One Hundred Seven Million and No/100 Dollars ($107,000,000.00).
“Miami Operating Tenant” means MC OPS-T, LLC, a Delaware limited liability company.
“Miami Seller” means, individually or collectively as the context may require, (i) MC Owner MB1-T, LLC, a Delaware limited liability company, and (ii) MC OPS MB1-T, LLC, a Delaware limited liability company.
“Miami Target” means, individually or collectively as the context may require, (i) MC Owner MB2-T, LLC, a Delaware limited liability company, and (ii) MC OPS MB2-T, LLC, a Delaware limited liability company.
“Miscellaneous Hotel Assets” means all transferable contract rights, concessions, surveys, copyrights, assignable guarantees, warranties, plans and specifications for the Improvements, operating manuals for the Personal Property, utility and development rights and privileges and claims and items of intangible Personal Property relating to the ownership, use, occupancy or operation of any Individual Hotel and owned by, and in possession of, any Hotel Owner (but expressly excluding any of the foregoing owned by any Affiliate of Seller that is not part of the Target Group, any Hotel Manager, any Franchisor, guests, employees or other third parties furnishing goods or services to any Individual Hotel) (including, for example, telephone numbers to the extent of Seller’s interest therein, listings and directories), and including cash or other funds held in the Acquired Accounts; excluding, however, (i) Hotel Contracts; (ii) Bookings; (iii) the Ground Leases; (iv) the Franchise Agreements; (v) the Hotel Management Agreements; (vi) Permits and Excluded Permits; (vii) Trademarks; (viii) the Hotel Books and Records; (ix) prepaid insurance; (x) Inventory; (xi) management policies and procedures, opening manuals and other items of intellectual property owned any Hotel Manager, any Franchisor or any Affiliate of any Seller that is not part of the Target Group or any Affiliate of any Hotel Manager or Franchisor; (xii) Excluded Accounts and Amount and the cash or the funds held in, or represented by, such Excluded Accounts and Amount; and (xiii) the contract rights, leases, concessions, trademarks, logos, copyrights, and assignable warranties.
“NEP Hotel Owner” means, individually or collectively as the context may require, the owner of any Individual Hotel in the NEP Hotel Portfolio and identified on Schedule 1 attached hereto.
“NEP Hotel Portfolio” means the portfolio of Individual Hotels set forth on Schedule 1 attached hereto identified as “NEP Hotel Portfolio Individual Hotels.”
“NEP Lender” means Teachers Insurance and Annuity Association of America, a New York corporation, for the benefit of the separate Real Estate Account.
“NEP Loan” means, individually or collectively as the context may require, (i) the NEP Mortgage Loan and (ii) the NEP Mezz Loan.
“NEP Mezz Loan” means that certain mezzanine loan made by NEP Lender to NEP Target on November 8, 2019, in the maximum principal amount of Thirty-Eight Million Five Hundred Twenty-Eight Thousand Seven Hundred Fifty and No/100 Dollars ($38,528,750.00).
“NEP Mortgage Borrowers” means those entities set forth on Schedule 5-D attached hereto.
“NEP Mortgage Loan” means that certain mortgage loan made by NEP Lender to NEP Mortgage Borrowers on November 8, 2019, in the maximum principal amount of One Hundred Five Million Five Hundred Eighty Six Thousand Two Hundred Fifty and No/100 Dollars ($115,586,250.00).
“NEP Operating Tenant” means NEP OPS-T, LLC, a Delaware limited liability company.
“NEP Seller” means, individually or collectively as the context may require, (i) NEP Owner MB2-T, LLC, a Delaware limited liability company, and (ii) NEP OPS MB2-T, LLC, a Delaware limited liability company.

“NEP Target” means, individually or collectively as the context may require, (i) NEP Owner MB1-T, LLC, a Delaware limited liability company, and (ii) NEP OPS MB1-T, LLC, a Delaware limited liability company.
“Obligations Surviving Termination” means those provisions of this Agreement which, by their express terms, survive a termination of this Agreement prior to the Closing.
“Operating Equipment” means all china, glassware, linens, silverware, uniforms and other similar equipment and items that are necessary or useful in connection with the ownership or operation of any Individual Hotel, whether in use or held in reserve storage for future use in connection with the ownership or operation of any Individual Hotel, which are on hand as of the Closing Date, and subject to such depletion and including such resupplies, in each case, as shall occur after the Effective Date in the ordinary course of business and in accordance with Section 3.1 hereof (and including any of the foregoing that have been ordered for future use at any Individual Hotel but have not been delivered to such Individual Hotel as of the Closing Date).
“Operating Leases” means the operating leases between the applicable Hotel Owner and the applicable Operating Tenant or Operating Tenants with respect to the Individual Hotels, together with all amendments thereto.
“Operating Tenant” means, individually or collectively as the context may require, (i) CBM Operating Tenant, (ii) Innkeepers Operating Tenant, (iii) K-Partners Operating Tenant, (iv) Miami Operating Tenant, (v) NEP Operating Tenant, and (vi) THL Operating Tenant.
“Permits” means all licenses, including liquor licenses, certificates, entitlements, authorizations, approvals, authorizations and permits held by Seller, any Hotel Owner, any Operating Tenant, or any Affiliate of Seller, any Hotel Owner, or Operating Tenant (but expressly excluding any Hotel Manager) and used in or relating to the ownership, occupancy or operation of any part of any Individual Hotel.
“Permitted Liens” shall mean (a) statutory Liens arising by operation of law with respect to a liability that is not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’ and similar Liens (i) as to which payment is not yet due and payable and for which adequate reserves have been established in accordance with GAAP or (ii) in an amount not to exceed the Title Cap (as hereinafter defined) which shall be removed, bonded over, escrowed for or subject to an indemnity with Title Company at or prior to the Closing in accordance with Section 2.2(b) hereof, (c) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Authority, (d) Liens securing any Existing Loan, (e) non-monetary Liens that either (i) do not materially detract from the value or use of the property encumbered thereby or (ii) are shown on any title report, existing owner’s policy of title insurance, or pro forma policy of title insurance in respect of any Property provided to Buyer prior to the Effective Date, and (f) Liens created by Buyer, or its successors and assigns.
“Person” or “Persons” means any individual, corporation, limited liability company, limited partnership, general partnership, association, joint stock company, joint venture, estate,

trust (including any beneficiary thereof), unincorporated organization, government or any political subdivision thereof, governmental unit or authority or any other entity.
“Personal Property” means all of the Property other than the Real Property, the Appurtenant Interests, and the Permits.
“Purchase Price” means the purchase price for the Membership Interests specified in the Summary of Terms.
“Real Property” means, for each Individual Hotel, the parcel(s) of land described on Exhibit A to be attached hereto for such Individual Hotel, together with all of its Improvements.
“Seller Excluded Guarantees” means the guarantees of Seller’s Affiliate to THL Lender for “Prior Owned Property Liabilities” and the “Sheraton Clayton Indemnity” as each term is defined in the loan agreement for the THL Loan.
“Seller Guarantees” means the guarantees, clawback arrangements, letters of credit, indemnity or contribution agreements, support agreements, comfort letters, insurance surety bonds or other contingent obligations, if any, with respect to any Existing Loan, any Ground Lease, any Franchise Agreement or any Hotel Management Agreement and for the benefit of the counterparty thereto.
“Seller Guarantor Parties” means Seller, any Affiliates of Seller or any other Person that serves as an indemnitor or guarantor under any Seller Guarantee.
“Seller Knowledge Individuals” means Keon Marvasti and David Schwarz.
“Seller Party” means Seller, each Target Entity, each Target Subsidiary, each Hotel Owner, each Hotel Manager, their respective Affiliates, Seller’s property and asset managers, any lender to Seller, the partners, trustees, shareholders, members, managers, controlling persons, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns, each being a “Seller Party” and collectively being the “Seller Parties.”
“Target Entity” means, individually or collectively as the context may require, (i) CBM Target, (ii) Innkeepers Target, (iii) K-Partners Target, (iv) Miami Target, (v) NEP Target, and (vi) THL Target.
“Target Group” means the Target Entities and Target Subsidiaries.
“Target Subsidiaries” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the equity securities of equity interests is owned, directly or indirectly, by such Person.
“Tax Return” means any return, declaration, report, election, claim for refund or information return or statement filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means (i) any and all taxes of any kind, including U.S. federal, state, local, or foreign net income, gross income, gross receipts, profit, severance, property, escheat or unclaimed property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, value-added, goods and services, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, levy, tariff, governmental fee or other like assessment or charge in the nature of tax, together with any interest, fine, penalty, addition to tax or additional amount, imposed by any Governmental Authority, whether disputed or not, and (ii) any liability for amounts described in the foregoing clause (i) imposed under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law), as a transferee, as a successor or by Contract.
“THL Hotel Owner” means, individually or collectively as the context may require, the owner of any Individual Hotel in the THL Hotel Portfolio and identified on Schedule 1 attached hereto.
“THL Hotel Portfolio” means the portfolio of Individual Hotels set forth on Schedule 1 attached hereto identified as “THL Portfolio Individual Hotels.”
“THL Lender” means, individually or collectively as the context may require, (i) THL Mortgage Lender and (ii) THL Mezz Lender.
“THL Loan” means, individually or collectively as the context may require, (i) the THL Mortgage Loan and (ii) the THL Mezz Loan.
“THL Manager” means Pillar Hotels and Resorts, LLC, a Delaware limited liability company.
“THL Mezz Lender” means Thunderbird Mezzanine Investment Holding, LLC, a Delaware limited liability company (as successor to JPMorgan Chase Bank, National Association and Deutsche Bank AG, New York Branch).
“THL Mezz Loan” means that certain mezzanine loan made by THL Mezz Lender to CMI THL SMB, LLC and CNI THL OPS SMB, LLC, each a Delaware limited liability company, on November 6, 2017, in the principal amount of Eighty Million and No/100 Dollars ($80,000,000.00).
“THL Mortgage Borrowers” means those entities set forth on Schedule 5-E attached hereto.
“THL Mortgage Lender” means Wells Fargo Bank, National Association, as Trustee, for the benefit of holders of Tharaldson Hotel Portfolio Trust 2018-THPT Commercial Mortgage Pass-Through Certificates, Series 2018-THPT and the RR Interest Owner (as successor to JPMorgan Chase Bank National Association and Deutsche Bank AG, New York Branch)

“THL Mortgage Loan” means that certain mortgage loan made by THL Mortgage Lender to THL Mortgage Borrowers on November 6, 2017, in the maximum principal amount of Nine Hundred Sixty Million and No/100 Dollars ($960,000,000.00).
“THL Operating Tenant” means CNI THL OPS, LLC, a Delaware limited liability company.
“THL Seller” means (i) CNI THL Propco Holdings, LLC, a Delaware limited liability company, and (ii) CNI THL Opco Holdings, LLC, a Delaware limited liability company.
“THL Target” means (i) ColFin THL Mezz Holdco, LLC, a Delaware limited liability company, and (ii) ColFin THL Opco JV, LLC, a Delaware limited liability company.
“THL TRS” means CNI THL CAM2, LLC, a Delaware limited liability company.
“Threshold Amount” means One Hundred Thousand and No/100 Dollars ($100,000.00).
“Title Company” means, individually or collectively, First American Title Insurance Company, Fidelity National Title Insurance Company, Commonwealth Land Title Insurance Company, Stewart Title Guaranty Company, Old Republic Title and any other title insurance company which is required to issue an owner’s or lender’s policy of title insurance or an update to such policy of title insurance.
“Trademarks” means, for each Individual Hotel, to the extent owned by Seller, each Hotel Owner, each Operating Tenant and/or agents and transferable by Seller, any Hotel Owner, any Operating Tenant or their respective Affiliates and/or agents without consent, trademarks or trade names, service marks, trade dress, slogans, internet domain names, logos and designs relating to the Individual Hotels, banquet rooms and meeting rooms in and/or about any Individual Hotel, together with the goodwill appurtenant to each of such trademarks or trade names, logos and/or designs. The Trademarks shall specifically exclude Permits and any Trademarks owned by any Hotel Manager, any Franchisor or any Affiliate of Seller that is not part of the Target Group, any Hotel Manager or Franchisor, and any other items of intangible property that are excluded under the Franchise Agreements.
“Transaction Expenses” means the sum of all broker, investment banker, legal, accounting, tax, financial advisory and other professional fees, costs and expenses (including any related sales Tax) of such Person incurred in connection with the transactions contemplated by this Agreement, whether accrued for or not, and unpaid as of the Closing.
“Transaction Fee” means the amount of money specified as such in the Summary of Terms.
“Unacceptable Modifications” means any request or requirement made by an Existing Lender in connection with any Existing Lender’s Consent or any Loan Release and Modification Document which (i) requires a pay down of an Existing Loan, (ii) requires the implementation of additional reserves or an increase in the amount of reserves required, (iii) creates additional recourse obligations or increases existing recourse obligations, (iv) imposes any additional restrictions on transfers of non-controlling interests, (v) increases the interest rate or imposes any other economic terms not currently required by the Existing Loans, or (vi) otherwise materially and adversely changes any other material terms of the Existing Loans.
“Unopened Consumables” means all (i) Food and Beverage, (ii) engineering, maintenance and housekeeping supplies, including soap and cleaning materials, fuel and materials, stationery and printing items and supplies, and (iii) china, glass, silver and linens to the extent such items are contained in unopened boxes, bottles, jars or containers of any type which are on hand as of the Closing Date.
“Violation” means any violation of Applicable Law now or hereafter issued or noted.
ARTICLE 1
PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS
Section 1.1.Purchase and Sale. Subject to the provisions, terms, covenants and conditions set forth in this Agreement, Seller agrees to sell, transfer, assign and convey to Buyer, free and clear of all Liens (other than restrictions on transfer under applicable securities laws and the Loan Documents evidencing and securing the applicable Existing Loan), and Buyer agrees to purchase, accept and assume from Seller, all of Seller’s right, title and interest, if any, in the Membership Interests, free and clear of all Liens (other than restrictions on transfer under applicable securities laws and the Loan Documents evidencing and securing the applicable Existing Loan). Seller and Buyer acknowledge and agree that, upon the sale and assignment of the Membership Interests, each Hotel Owner shall retain all of its right, title and interest in and to the following (herein collectively called the “Property”):
(i)the Individual Hotels;
(ii)the Improvements;
(iii)the Appurtenant Interests;
(iv)the FF&E;
(v)the Consumables;
(vi)the Unopened Consumables;
(vii)the Food and Beverage;
(viii)the Operating Equipment;
(ix)the Trademarks;
(x)the Permits (other than Excluded Permits);

(xi)the Hotel Books and Records;
(xii)all Bookings, Hotel Contracts, and the Ground Leases; and
(xiii)the Miscellaneous Hotel Assets.
Section 1.2.Purchase Price; Deposit.
(a)Buyer will pay the Purchase Price as described in this Section 1.2. All payments by Buyer will be made in immediately available funds delivered into escrow with Escrow Agent. Buyer shall deliver to Escrow Agent the Deposit within one (1) Business Day after the Effective Date. Buyer will deliver the balance of the Purchase Price on the Closing Date in accordance with Section 1.2(c). Escrow Agent will place the Deposit in a federally insured account on behalf of Seller and Buyer and will otherwise hold the Deposit pursuant to the Escrow Instructions.
(b)Upon Buyer’s deposit of the Deposit, the Deposit shall become non-refundable; provided, however, that the Deposit shall be refundable to Buyer if this Agreement is terminated in a circumstance in which a return of the Deposit to Buyer is expressly provided for in this Agreement.
(c)At the Closing, Buyer shall deliver to Escrow Agent in immediately available funds an amount equal to (i) the Purchase Price, as adjusted in accordance with this Agreement, minus (ii) the Deposit, plus (iii) any other amounts required to be paid by Buyer pursuant to this Agreement at the Closing. The amount calculated by the immediately preceding sentence will be paid to Seller by Buyer and Escrow Agent at the Closing.
(d)The Deposit will be applied as follows: (i) if this Agreement is terminated and it is expressly provided for in this Agreement that Buyer is entitled to the Deposit, the Deposit (less the Transaction Fee, as provided in Section 1.2(e) below) (or the applicable Allocated Portfolio Interest Deposit(s), if the termination involves less than all of the Hotel Portfolio Membership Interests as mutually agreed to by the Parties) will be returned to Buyer; (ii) if the Deposit is to be received by Seller as provided in this Agreement, the Deposit will be paid to Seller; and (iii) if the Closing occurs, the Deposit (or the Allocated Portfolio Interest Deposits, if the Closing will involve the sale of less than all of the Hotel Portfolio Membership Interests as permitted hereunder) will be credited to Buyer, applied against the Purchase Price, and paid to Seller at the Closing.
(e)As part of Buyer’s delivery of the Deposit to Escrow Agent, a portion shall be allocated to the Transaction Fee. The Transaction Fee is the independent consideration for the execution of this Agreement by Seller. Upon any termination of this Agreement prior to the Closing, the Transaction Fee will be deducted from the Deposit and paid by Escrow Agent to Seller. The Transaction Fee is earned by Seller as of the Effective Date. The Transaction Fee is non-refundable in all events, and any reference in this Agreement to a return of the Deposit to Buyer will mean such amount “less the Transaction Fee;” provided, however, that if the Closing occurs, the Transaction Fee will be included in the Deposit amount credited to Buyer and applied to the Purchase Price as provided in Section 1.2(d) above.
Section 1.3.Assumption of Existing Loans.
(a)Subject to this Section 1.3, from and after the Effective Date, Seller shall act in good faith and use commercially reasonable efforts to obtain, by no later than the Consent Approval Date, the consent of each Existing Lender (or its loan servicer, as applicable) to (i) the assignment and assumption of the Membership Interests as set forth in this Agreement to Buyer (or its assignee or designee), (ii) a full and unconditional release of all Seller Guarantor Parties of all obligations and liabilities under the documents evidencing and securing each Existing Loan and all other documents delivered by Seller or its Affiliates in connection with each Existing Loan, including all indemnities, guaranties and other undertakings (collectively, the “Loan Documents”) and any Seller Guarantees related to such Existing Loan, to the extent accruing from and after the Closing (each, an “Existing Loan Release”), (the consents described in clauses (i) and (ii) hereof, collectively, the “Existing Lender’s Consent”), and (iii) certain modifications to the Loan Documents, which shall be evidenced by certain loan release and modification documents to be negotiated between Seller, Buyer and each Existing Lender (clauses (i) – (iii) hereof, collectively, the “Loan Release and Modification Documents”), provided that such Loan Release and Modification Documents shall be deemed acceptable so long as each Loan Release and Modification (a) contains (w) such changes to the Loan Documents as are necessary to reflect the organizational requirements of Buyer, Buyer’s Credit Enhancers and permitted transfer provisions that are necessitated by Buyer’s and Buyer’s Credit Enhancer’s organizational structures and to eliminate references or requirements that reflect the organizational requirements of Seller, (y) approval of Buyer’s Affiliate as the replacement hotel manager, and (z) such non-material changes as are otherwise required by Existing Lender which shall in all instances exclude Unacceptable Modifications, (b) state the then outstanding principal balance of the Existing Loan, (c) provide for the Existing Loan Release, or if any Existing Lender will not provide the Existing Loan Release, then inclusion of such post-Closing claims by any Existing Lender in the Buyer Indemnity, (d) does not require Buyer to assume any Seller Excluded Guaranties, or if any Existing Lender will not exclude such Seller Excluded Guaranties, one or more creditworthy entities proposed by Seller and reasonably acceptable to Buyer will deliver an indemnity in form and substance reasonably acceptable to Buyer agreeing to indemnify, defend and hold Buyer and Buyer’s Credit Enhancers free and harmless from any and all obligations and liabilities with respect to any post-Closing claims by any Existing Lender relating to the Seller Excluded Guaranties, and (e) no Unacceptable Modifications (collectively, the items described in clauses (i), (ii), and (iii) hereof, collectively, the “Loan Release and Modification”). In connection with each Loan Release and Modification Application (as hereinafter defined), Buyer shall provide all information required under the Loan Documents with respect to a Loan Release and Modification and provide all information or documentation reasonably requested by any Existing Lender.
(b)As soon as reasonably practicable after the Effective Date, Seller and Buyer shall coordinate to promptly submit all information then available as required under the Loan Documents in connection with the contemplated Loan Release and Modification to each Existing

Lender of the Existing Loans (or, as applicable, its servicer) (each, a “Loan Release and Modification Application”). Costs, expenses and fees payable in connection with obtaining the Loan Release and Modifications shall be as agreed by the Parties.
(c)Seller and Buyer each shall use good faith efforts to promptly comply with any and all Loan Release and Modification requirements set forth in the Loan Documents and reasonable requests made by each Existing Lender for information, statements, materials, legal opinions, information necessary to obtain rating agency confirmation, title endorsements, and other items reasonably requested by any Existing Lender in connection with such Existing Lender’s consideration of the request for each Loan Release and Modification. After submission of the Loan Release and Modification Application by Buyer and Seller, Buyer and Seller shall work together in good faith to pursue and procure each Loan Release and Modification, and each of Buyer and Seller shall keep the other Party copied on all correspondence and reasonably informed of its efforts to obtain each Loan Release and Modification. Each of Buyer and Seller shall pay their own legal fees in connection with obtaining the Loan Release and Modifications.
(d)The Parties shall request that each Loan Release and Modification include the commitment of the Existing Lender to provide an Existing Loan Release as contemplated by this Section 1.3. Seller’s obligation to complete the sale of the Membership Interests to Buyer is expressly conditioned upon each Seller and the other Seller Guarantor Parties receiving at or prior to the Closing either (i) an Existing Loan Release in form and substance reasonably acceptable to Seller for the period from and after the Closing or (ii) in the event any Existing Lender refuses to provide an Existing Loan Release, a Buyer Indemnity for any claims made against Seller Guarantor Parties for obligations and liabilities under the Loan Documents and Seller Guarantees with respect thereto to the extent accruing from and after the Closing (provided, however, this clause (ii) shall not be applicable to the Innkeepers Hotel Portfolio and Innkeepers Seller’s obligation to complete the sale of the Membership Interests of the Innkeepers Hotel Portfolio to Buyer is expressly conditioned upon Innkeepers Seller and the other applicable Seller Guarantor Parties for the Innkeepers Hotel Portfolio receiving at or prior to the Closing an Existing Loan Release, unless otherwise agreed to in writing by such applicable Seller Guarantor Parties in their respective sole and absolute discretion). Buyer agrees that one or more of Buyer’s Credit Enhancers shall execute and deliver all required substitute indemnities and guaranties with respect to the period from and after the Closing Date if and to the extent the same are required by such Existing Lender so long as such requirement does not include any Unacceptable Modifications, unless otherwise agreed to by Buyer in its sole and absolute discretion. Buyer agrees to propose a replacement hotel manager and substitute indemnitors and guarantors to each Existing Lender that satisfy the relevant conditions and tests for the same in the Loan Documents. Buyer acknowledges that the Seller Parties shall not have any liability in the event that an Existing Lender does not provide a Loan Release and Modification. The provisions of this Section 1.3(d) shall survive the Closing.
(e)If any Loan Release and Modification has not been obtained on or before the Consent Approval Date with respect to any Existing Loan despite Seller and Buyer’s good faith and commercially reasonable efforts, then each of Buyer and Seller shall have the right to extend the Closing Date in accordance with Section 5.1 hereof in order to continue to seek any such

Loan Release and Modification. Notwithstanding the foregoing, in the event any Loan Release and Modification has not been obtained for a particular Hotel Portfolio by the Consent Approval Outside Date, either Party may terminate this Agreement, whereupon this Agreement, and the obligations of the Parties hereunder shall terminate without further action of any Party (and no Party shall have any further obligation in connection herewith except for Obligations Surviving Termination). If any Loan Release and Modification is conditioned on an Unacceptable Modification, then Buyer shall have the option to terminate this Agreement, unless Seller agrees to pay any amounts required to comply with the Unacceptable Modification if such Unacceptable Modification can be addressed through the payment of money. Any such payment by Seller shall be from funds outside of the Acquired Accounts.
(f)For the avoidance of doubt, the Parties may mutually agree to terminate this Agreement solely with respect to the Membership Interests for any Hotel Portfolio(s) for which such Loan Release and Modification has not been obtained, whereupon (i) this Agreement, and the obligations of the Parties hereunder shall terminate solely with respect to such Hotel Portfolio Membership Interest(s) for which such Loan Release and Modification has not been obtained without further action of any Party (and no Party shall have any further obligation in connection herewith except for Obligations Surviving Termination), and (ii) this Agreement shall remain in full force and effect with respect to the Hotel Portfolio Membership Interest(s) for which an Loan Release and Modification has been obtained, and the terms and provisions of Section 1.6 hereof shall apply.
Section 1.4.Allocated Purchase Price Amounts and Allocated Individual Hotel Valuation. Seller and Buyer shall use commercially reasonable efforts to agree, as soon as reasonably practicable after the Effective Date (but in no event later than fifteen (15) days prior to the Closing Date), upon (i) the Allocated Portfolio Interest Purchase Price, (ii) the Allocated Individual Hotel Interest Purchase Price, (iii) the Allocated Individual Hotel Valuation with respect to each Individual Hotel Membership Interest, and (iv) the allocation of any portion of the Purchase Price to Personal Property. If Seller and Buyer reach agreement on the Allocated Individual Interest Hotel Valuation, then Buyer and Seller shall file federal, state and local Tax Returns in a manner consistent with the Allocated Individual Hotel Valuation and shall otherwise be bound by such Allocated Individual Hotel Valuation (including the preparation of all books, records and tax filings) unless otherwise required by Applicable Law. If Seller and Buyer cannot reach agreement on the Allocated Individual Hotel Valuation, then each Party shall file federal, state and local Tax Returns based on each Party’s own determination of the Allocated Individual Hotel Valuation, each bearing its own consequences of any discrepancies and there shall be no further obligation of either party under this Section 1.4, provided that, Buyer’s proposed allocation shall control for purposes of paying any Transfer Taxes in connection with the Closing and for purposes of determining the insured amount for any Title Policy. This Section 1.4 shall survive the Closing.
Section 1.5.Escrow Instructions. This Agreement, including the Escrow Instructions, will constitute the instructions for Escrow Agent’s handling of the purchase and sale transaction contemplated herein. Seller and Buyer will execute such supplemental escrow instructions as may reasonably be required by Escrow Agent to enable Escrow Agent to comply with the terms of this Agreement. If any conflict exists between this Agreement and the provisions of any supplemental escrow instructions, the terms of this Agreement will control unless a contrary intent is expressly indicated in the supplemental instructions and such supplemental instructions are signed by both Buyer and Seller.
Section 1.6.All or Nothing Purchase and Sale.
(a)Buyer and Seller acknowledge and agree that the direct and indirect equity interests for the Target Entities and the Target Subsidiaries and Hotel Owner and Operating Tenant of each Individual Hotel and the Hotel Owners and Operating Tenants of each Hotel Portfolio shall be sold together as a package (subject to the terms of the last sentence of Section 5.1 hereof). Except as may be mutually agreed to by the Parties, any rights of Seller or Buyer contained herein to terminate this Agreement shall require termination of the entire Agreement and shall not be construed as giving any Party the right to exclude, or terminate only as to, one (1) or more of the direct and indirect equity interests of the Target Entities and the Target Subsidiaries and the Hotel Owner and Operating Tenant of any Individual Hotel or the Hotel Owners and Operating Tenants of any Hotel Portfolio.
(b)To the extent this Agreement is terminated with respect to less than all of the Hotel Portfolio Membership Interests as mutually agreed to by the Parties, this Agreement shall be deemed amended as follows with respect to such Hotel Portfolio Membership Interest(s) (each, a “Terminated Portfolio Membership Interest” and collectively, the “Terminated Portfolio Membership Interests”), but shall otherwise remain in full force and effect:
i. The definition of Property, Individual Hotels, Hotel Owners, Hotel Portfolios, and Hotel Portfolio Membership Interests shall not include such Terminated Portfolio Membership Interests, or the applicable Individual Hotels, Hotel Owners or Hotel Portfolios of such Terminated Portfolio Membership Interests, or the Property used in or relating to the ownership, occupancy or operation of any part of such Individual Hotel, except to the extent that any Obligations Surviving Termination would be applicable to such Terminated Portfolio Membership Interests (or to the extent necessary to implement this Section 1.6);
ii. The Purchase Price shall be reduced by the Allocated Portfolio Interest Purchase Price of such Terminated Portfolio Membership Interest and the Deposit shall be reduced by the Allocated Portfolio Interest Deposit of such Terminated Portfolio Membership Interest; and
iii. Neither Seller nor Buyer shall have any obligations with respect to such Terminated Portfolio Membership Interests except for Obligations Surviving Termination, nor shall any covenant, representation or warranty be deemed made with respect to such Terminated Portfolio Membership Interests.
Section 1.7.Withholding. Provided that the certificates described in Section 5.4(ii), (iii) and (xvi) hereof are delivered and Buyer has obtained the Tax Clearance Certificate described in Section 8.5 hereof and Seller has delivered the Tax Good Standing Certificate described in Section 8.7 hereof, Buyer hereby confirms that it does not currently intend to deduct or withhold Taxes from any amounts otherwise payable under this Agreement. In the event of any changes in applicable Tax Law or the facts or circumstances of Seller, following the Effective Date, after good faith consultation with Seller, Buyer shall be entitled to deduct and withhold any applicable Taxes on payments to be made by it pursuant to this Agreement in accordance with such changes. Buyer shall notify Seller reasonably in advance of any payment giving rise to such deduction or withholding and shall use commercially reasonable efforts to cooperate with Seller to obtain any available reduction of, or relief from, any such deduction or withholding. Any amounts that are so withheld and timely paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE 2
BUYER’S INVESTIGATIONs; AS-IS, WHERE-IS SALE.
Section 2.1.Buyer’s Investigations.
(a)Buyer shall have the right to conduct such commercially reasonable, non-invasive investigations, studies or tests of the Property as Buyer deems necessary or desirable in connection with Buyer’s acquisition of the Membership Interests and, indirectly, of the Property. Notwithstanding the foregoing rights in this Section 2.1 to inspect the Property and otherwise conduct diligence relating to the Membership Interests and the Property, Buyer acknowledges that there is no “due diligence period” or “due diligence termination right” in this Agreement and Buyer does not have the right to terminate this Agreement based on the results of such inspections or for any other reason except pursuant to an express termination right set forth in this Agreement.
(b)Buyer acknowledges that prior to the Effective Date, subject to the Confidentiality Agreement, Seller has delivered to Buyer, or made available to Buyer by posting on a the Datasite to which Buyer has been given access, certain Due Diligence Materials, in each case, to the extent in Seller’s or the applicable Hotel Owner’s possession. Seller will have no obligation to deliver or disclose to Buyer any of Seller’s or Hotel Owner’s attorney-client privileged materials, appraisals, internal memoranda, or internal evaluations of the Property, or any materials that are confidential and proprietary with respect to the operation, financial condition or finances of Seller’s Affiliates that are not part of the Target Group. Except as may be otherwise expressly set forth in this Agreement and the Closing Documents, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in any Due Diligence Materials. Seller shall promptly deliver any additional information or documentation regarding the Membership Interests or the Property reasonably requested by Buyer to the extent in the possession or control of Seller, Seller’s Affiliate or the applicable Hotel Manager. Buyer shall acknowledge, in writing, upon Seller’s request, the receipt of any Due Diligence Materials delivered to Buyer.
(c)If this Agreement is terminated for any reason or no reason, Buyer will promptly return to Seller any Due Diligence Materials delivered to Buyer in physical form in connection with the Membership Interests or the Property. This Section 2.1(c) shall survive the termination of this Agreement.
Section 2.2.Title Matters; Violations.
(a)Title Policies. To the extent Buyer elects to obtain owner’s or lender’s title insurance policies (each, a “Title Policy” and collectively, the “Title Policies”) in respect of any Individual Hotel in connection with the Closing of the purchase and sale transaction contemplated hereunder, Seller shall (or shall cause each Hotel Owner to) (i) use commercially reasonable efforts to comply with the customary requirements of Title Company in connection with the issuance of such Title Policies, and (ii) cause delivery of a customary non-imputation affidavit and customary title affidavits, as applicable, in each case executed by Seller or an Affiliate of Seller that is not part of the Target Group reasonably acceptable to Title Company.
(b)Liens. Seller shall remove (i) any monetary Lien that is not permitted under any of the Loan Documents and which is not being contested in accordance with the Loan Documents, (ii) any Lien securing a judgment against any Target Entity or Target Subsidiary encumbering the Property which is not currently being contested or appealed (in each case, prior to the expiration of any appeal periods), and (iii) any monetary Lien (other than any Lien securing a judgment which is not currently being contested or appealed (in each case, prior to the expiration of any appeal periods)) encumbering any Individual Hotel other than (A) Permitted Liens (but not any Permitted Lien described in clause (b)(ii) of the definition thereof) or (B) any Lien created by Buyer or any lessee under any Hotel Lease, in each case, (x) to the extent any such monetary Lien may be removed by payment of a fixed, liquidated sum of money, provided that (I) Seller shall not be obligated to (or to cause the applicable Hotel Owner to) spend more than Three Million and No/100 Dollars ($3,000,000.00) in the aggregate with respect to the preceding clauses (i) and (iii) (the “Title Cap”), and (II) Seller shall have the right to first utilize funds in the Acquired Accounts, subject to and in accordance with the terms of any applicable Loan Documents, to remove any Lien described in the preceding clauses (i) and (iii), and (y) if any such Lien securing a judgment which is not currently being contested or appealed (in each case, prior to the expiration of any appeal periods) or monetary Lien is bonded over by Seller or any other Person at or prior to the Closing or if Seller or the applicable Hotel Owner escrows sufficient funds with Title Company or provides an indemnity acceptable to Title Company such that such Lien securing a judgment which is not currently being contested or appealed (in each case, prior to the expiration of any appeal periods) or monetary Lien is omitted from the applicable Title Policy (or is otherwise insured over by Title Company in a manner reasonably acceptable to Buyer and without additional cost to Buyer), then Seller shall be deemed to have removed such monetary Lien. For the avoidance of doubt, (I) except as otherwise set forth in this Section 2.2(b), Seller has no obligation to (or to cause the applicable Hotel Owner to) bring any action or proceeding or otherwise incur any expense to cure, remove or otherwise address any matter contained in the Title Policies, and (II) Buyer obtaining such Title Policies shall not be a condition precedent to Buyer’s obligation to close hereunder. If there are monetary Liens in excess of the Title Cap which Seller elects not to remove, Buyer shall have the right to terminate this Agreement, whereupon this Agreement, and the obligations of the Parties hereunder shall terminate without further action of any Party (and no Party shall have any further obligation in connection herewith except for Obligations Surviving Termination).
(c)Violations. Buyer agrees to purchase the Membership Interests and, indirectly, the Property subject to any and all Violations, or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on such Property. Seller shall have no duty to (or to cause the applicable Hotel Owner to) remove or comply with or repair any condition, matter or thing whether or not noted, which, if noted, would result in a Violation being placed on such Property. Seller shall have no duty to (or to cause the applicable Hotel Owner to) remove or comply with or repair any of the aforementioned Violations, or other conditions and Buyer shall accept each Property at the Closing subject to such Violations, the existence of any conditions at such Property which would give rise to such Violations, if any, and any governmental claims arising from the existence of such Violations, in each case without any abatement of or credit against the Purchase Price. For the avoidance of doubt, the failure to (or to cause the applicable Hotel Owner to) cure any open Violations or to remove, comply with or repair any condition, matter or thing whether or not noted, which, if noted, would result in a Violation being placed on any Property shall not be a condition precedent to Buyer’s obligation to close hereunder and Buyer shall have no right to terminate this Agreement with respect to any the Membership Interests of any Hotel Portfolio or any Individual Hotel in connection with any such failure. This Section 2.2(c) shall not in any way limit Seller’s obligations under Section 3.1(a) hereof.
Section 2.3.Entry, Insurance and Indemnity.
(a)Buyer must give Seller not less than twenty-four (24) hours’ prior notice of any desired entry by any Buyer Parties onto any Individual Hotel and must coordinate such entry and any related testing or inspections with the applicable Selling Entity so as to minimize, to the greatest extent possible, any interference with the business of such Individual Hotel. All such entries shall be conducted between 9:00 a.m. and 5:00 p.m. (local time) on a Business Day, unless otherwise agreed to by Buyer and Seller. Notwithstanding the foregoing, Buyer may not enter the premises of, or contact or speak to, on-site manager (but expressly excluding any Marriott Manager in connection with Buyer’s obligations under Section 3.5 hereof), any Franchisor (but expressly excluding any Franchisor in connection with Buyer’s obligations under Section 3.5 hereof), employee, guest or occupant of the Property without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer’s entry rights are subject to all applicable provisions of the Franchise Agreement for that Individual Hotel, the Hotel Management Agreement for that Individual Hotel and any applicable Hotel Leases for that Individual Hotel. All inspections must be performed in such a manner so as to not damage the Property and Buyer must otherwise conduct each entry upon any Individual Hotel in a commercially reasonably manner. Seller shall have the right to have an employee, agent or representative present during any entry by any Buyer Parties onto any Individual Hotel.
(b)Buyer may not conduct any physically invasive testing, coring, drilling, or boring at any Individual Hotel, or any environmental testing of any Individual Hotel other than a standard ASTM “Phase I” environmental study, without in each instance obtaining the prior written approval of Seller, which approval may be withheld in Seller’s sole and absolute discretion and, if granted, will be conditioned upon such precautions as Seller deems advisable to protect itself and the Individual Hotel. If such invasive work is approved, then prior to any Buyer Party entering the Individual Hotel for any such invasive work, Buyer will submit to Seller for review and approval a written work plan describing to Seller’s satisfaction the proposed work and the parties which will perform such work (a “Work Plan”). Buyer will not commence such proposed invasive work prior to Seller’s written approval of any Work Plan. The parties agree that the performance of a Phase 1 Environmental Site Assessment pursuant to ASTM protocol, that does not entail any penetration of the surface of the Property or collection of any soil or water samples, does not constitute invasive work requiring a Work Plan.
(c) Buyer will, at its sole cost and expense, comply in all material respects with all Applicable Law with respect to its inspections conducted pursuant to this Section 2.3. Promptly following completion of any such inspections, Buyer will, at its sole cost and expense, remove from the Property any and all waste or debris generated from its activities and restore the Property to substantially the same condition as existed immediately prior to the Buyer Parties’ entry to the Property. Buyer will use due care in connection with all inspections. All of Buyer’s agents, contractors, subcontractors or employees conducting inspections on behalf or at the request of Buyer will do so only in compliance with all terms of this Agreement.
(d)Buyer will maintain, at its sole cost and expense, and will require that any Buyer Party entering upon the Property also maintains, commercial general liability insurance with a financially responsible insurance company insuring the Buyer Parties against any liability arising out of their activities in, upon, about or with respect to the Property, with limits of at least One Million and No/100 Dollars ($1,000,000.00) per occurrence and One Million and No/100 Dollars ($1,000,000.00) in the aggregate (which limits may include applicable excess or umbrella coverage). Buyer’s policy must (i) name Seller and the other Seller Parties as additional insureds with respect to all Claims arising out of the activities of the Buyer Parties in, upon, about or with respect to the Property, (ii) contain a cross-liability provision, and (iii) be primary and noncontributing with any other insurance available to Seller and the other Seller Parties. Buyer must provide Seller with evidence that Buyer has such insurance coverages in force prior to any entry by a Buyer Party upon any Individual Hotel.
(e)Buyer (i) will pay all costs incurred in connection with Buyer’s due diligence activities regarding the Membership Interests and Property, (ii) will promptly, at Buyer’s sole cost and expense, repair and restore any damage caused to the Property or any other property owned by a Person other than Buyer by such activities, and (iii) will not permit any mechanics or other liens to be filed against the Property as a result of such activities. If any such lien is filed against the Property, Buyer will cause the same to be discharged of record, either by payment of the claim or by bonding, within twenty (20) days after receipt of written demand from Seller. BUYER WILL INDEMNIFY, DEFEND AND HOLD THE SELLER PARTIES HARMLESS FROM AND AGAINST ANY CLAIMS ARISING OUT OF ANY ACTIVITIES OF THE BUYER PARTIES IN, UPON, ABOUT OR WITH RESPECT TO THE MEMBERSHIP INTERESTS OR THE PROPERTY PRIOR TO THE CLOSING; provided, however, such indemnity, defense and obligation to hold the Seller Parties harmless shall not extend to protect Sellers Parties from Claims resulting from (A) the negligence or willful misconduct of any Seller or any Seller Party, and (B) any pre-existing condition merely discovered by Buyer (e.g., latent environmental contamination) except to the extent Buyer’s actions exacerbate such pre-existing condition or disturb any such latent environmental contamination. Buyer’s indemnity and insurance obligations under this Article 2 are not limited by any other limitation on damages or remedies under this Agreement, including, without limitation, the liquidated damages provisions contained in Article 6 hereof, other than the limitation that in no event will either Party be liable to the other Party for any consequential, special or punitive damages suffered by such Party. The terms of this Section 2.3(e) will survive the Closing or any earlier termination of this Agreement.
Section 2.4.AS-IS, WHERE-IS SALE. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, (A) SELLER IS SELLING AND BUYER IS PURCHASING THE MEMBERSHIP INTERESTS “AS IS, WHERE IS AND WITH ALL FAULTS” AND (B) BUYER IS NOT RELYING ON ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER, ANY HOTEL OWNER OR ANY OTHER SELLER PARTY AS TO ANY MATTER CONCERNING OR RELATING TO THE MEMBERSHIP INTERESTS OR THE PROPERTY, OR SET FORTH, CONTAINED OR ADDRESSED IN THE DUE DILIGENCE MATERIALS (INCLUDING, WITHOUT LIMITATION, THE COMPLETENESS THEREOF), INCLUDING, WITHOUT LIMITATION: (I) THE QUALITY, NATURE, HABITABILITY, MERCHANTABILITY, FITNESS, USE, OPERATION, VALUE, MARKETABILITY, ADEQUACY OR PHYSICAL CONDITION OF THE MEMBERSHIP INTERESTS OR THE PROPERTY, OR ANY ASPECT OR PORTION THEREOF (INCLUDING, WITHOUT LIMITATION, STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, LANDSCAPING, PARKING FACILITIES, ELECTRICAL, MECHANICAL, HVAC, COMMUNICATION, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, SOILS, GEOLOGY AND GROUNDWATER); (II) THE DIMENSIONS OR LOT SIZE OF ANY REAL PROPERTY OR THE SQUARE FOOTAGE OF THE IMPROVEMENTS THEREON OR OF ANY OCCUPANT’S SPACE THEREIN OR COMMON AREAS THEREOF; (III) THE DEVELOPMENT OR INCOME POTENTIAL, OR RIGHTS OF OR RELATING TO, THE MEMBERSHIP INTERESTS OR THE PROPERTY, OR THE SUITABILITY, VALUE, ADEQUACY, OR FITNESS OF THE MEMBERSHIP INTERESTS OR THE PROPERTY FOR ANY PARTICULAR PURPOSE; (IV) THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON THE USE OF THE PROPERTY; (V) THE COMPLIANCE OF THE MEMBERSHIP INTERESTS OR THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE LAW OF ANY GOVERNMENTAL AUTHORITY OR OF ANY OTHER PERSON OR ENTITY (INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT); (VI) THE ABILITY OF BUYER TO OBTAIN ANY NECESSARY GOVERNMENTAL APPROVALS, LICENSES OR PERMITS FOR THE CURRENT USE OR BUYER’S

INTENDED USE, DEVELOPMENT OR REDEVELOPMENT OF THE PROPERTY; (VII) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS OR OTHER HAZARDOUS CONDITIONS ON, IN, UNDER, ABOVE OR ABOUT THE PROPERTY OR ANY ADJOINING OR NEIGHBORING PROPERTIES; (VIII) THE QUALITY OF ANY LABOR OR MATERIALS USED IN ANY IMPROVEMENTS; (IX) THE CONDITION OF TITLE TO THE PROPERTY; (X) ANY GROUND LEASES OR ANY HOTEL CONTRACTS OR OTHER AGREEMENTS AFFECTING THE MEMBERSHIP INTERESTS OR THE PROPERTY OR THE INTENTIONS OF ANY PERSON WITH RESPECT TO THE NEGOTIATION AND/OR EXECUTION OF ANY LEASES, CONTRACTS OR AGREEMENTS WITH RESPECT TO THE MEMBERSHIP INTERESTS OR THE PROPERTY OR ANY PORTION THEREOF; OR (XI) THE ECONOMICS OF, OR THE INCOME AND EXPENSES, REVENUE OR EXPENSE PROJECTIONS OR OTHER FINANCIAL MATTERS RELATING TO, THE OWNERSHIP OR OPERATION OF THE MEMBERSHIP INTERESTS OR THE PROPERTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, BUYER IS NOT RELYING ON ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS OF SELLER, ANY OTHER SELLER PARTY, OR ANY AGENT OR BROKER OF SELLER, WHETHER IMPLIED, PRESUMED OR EXPRESSLY PROVIDED AT LAW OR OTHERWISE, OR ARISING BY VIRTUE OF ANY STATUTE, COMMON LAW OR OTHER RIGHT OR REMEDY IN FAVOR OF BUYER. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER IS UNDER NO DUTY TO MAKE ANY INQUIRY REGARDING ANY MATTER THAT MAY OR MAY NOT BE KNOWN TO SELLER, ANY OTHER SELLER PARTY, OR ANY OTHER AGENT OR BROKER OF SELLER. THE PROVISIONS OF THIS SECTION 2.4 WILL SURVIVE THE CLOSING OR ANY EARLIER TERMINATION OF THIS AGREEMENT.
Buyer further recognizes that the Individual Hotels are not new and that there exists the possibility that the Individual Hotels are not in compliance with the requirements which would be imposed on a newly constructed hotel by presently effective Applicable Law. The Real Property may contain substances or materials no longer permitted to be used in newly constructed buildings including, without limitation, asbestos or other insulation materials, lead or other paints, wiring, electrical or plumbing materials and may not contain other materials or equipment required to be installed in a newly constructed building. Buyer has and will have had the opportunity to conduct such investigations and inspections of the Membership Interests and the Individual Hotels as Buyer deemed reasonably necessary with respect to all such matters. Buyer agrees to accept and assume the risk of non-compliance of the Membership Interests, any Individual Hotel and/or the Property with all Applicable Law, except as otherwise expressly set forth in this Agreement, the Closing Documents and the covenants of Seller under this Agreement and the Closing Documents. Buyer waives any right to excuse or delay performance of its obligations under this Agreement or to assert any claim against a Seller Party (before or after the Closing) arising out of any failure of any Membership Interests, any Individual Hotel or the Property to comply with Applicable Law, except in contravention of the express representations and warranties made by Seller in this Agreement or the covenants of Seller under this Agreement and the Closing Documents.

IF BUYER PURCHASES THE MEMBERSHIP INTERESTS AND, INDIRECTLY, THE PROPERTY, ANY REPORTS, REPAIRS OR WORK REQUIRED OF OR BY BUYER ARE THE SOLE RESPONSIBILITY OF BUYER, AND BUYER AGREES THAT THERE IS NO OBLIGATION ON THE PART OF ANY SELLER PARTY EITHER BEFORE OR AFTER THE CLOSING TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO THE PROPERTY OR TO CURE ANY VIOLATIONS OF LAW OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER OR GOVERNMENTAL AUTHORITY. BUYER IS SOLELY RESPONSIBLE FOR OBTAINING THE ISSUANCE OR RE-ISSUANCE OF ANY CERTIFICATE OF OCCUPANCY OR ANY OTHER APPROVAL OR PERMIT NECESSARY FOR TRANSFER OR OCCUPANCY OF THE MEMBERSHIP INTERESTS OR THE PROPERTY OR ANY PORTION THEREOF AND FOR ANY IMPROVEMENTS, REPAIRS OR ALTERATIONS NECESSARY TO OBTAIN THE SAME, ALL AT BUYER’S SOLE COST AND EXPENSE.
Section 2.5.Release. Without limiting the provisions of Section 2.4 above, but subject to the express rights and remedies reserved to Buyer in this Agreement and the Closing Documents, Buyer, for itself and the other Buyer Parties, waives all rights to recover from, and forever releases, discharges and covenants not to sue, Seller and the other Seller Parties with respect to any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may exist or arise on account of or in any way be connected with the Membership Interests or the Property (including, without limitation, the physical, operational, environmental, and structural condition of the Property) or any Applicable Law, including, without limitation, any Claims or other matters relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about the Property. Buyer assumes the risk that Buyer’s investigations of the Membership Interests and the Property may not reveal all aspects and conditions of the Membership Interests or the Property; provided, however, this release shall not apply to Claims arising out of any Seller Party’s fraud, intentional misrepresentation or breach of its obligations under this Agreement or the Closing Documents (but such breach of its obligations under this Agreement or the Closing Documents shall be subject in all instances to the limitations in Article 6 hereof) nor prohibit Buyer from raising as a defense in any proceeding involving, or in otherwise responding to, any third party claim that such circumstance resulting in the claim existed prior to Buyer’s ownership of the Property. Buyer acknowledges and agrees that: (a) Buyer is an experienced and knowledgeable purchaser of real property; (b) Buyer expressly accepts and fully understands the limitations of liability contained in this Agreement; and (c) the limitations contained in this Agreement are reasonable. Buyer acknowledges and agrees that Seller has agreed to enter into this Agreement in consideration for and in reliance upon the limitations of liability contained in this Agreement, that the Purchase Price is based in part on such limitations of liability, and that Seller would not have agreed to execute this Agreement or sell the Property to Buyer on terms that did not include such limitations of liability.
THE WAIVERS AND RELEASES CONTAINED IN SECTION 2.4 ABOVE AND THIS SECTION 2.5 EXTEND TO ALL CLAIMS OF ANY NATURE AND KIND WHATSOEVER, KNOWN OR UNKNOWN, SUSPECTED OR NOT SUSPECTED, AND, TO THE FULLEST EXTENT PERMISSIBLE BY APPLICABLE LAW, BUYER WAIVES ANY PROVISIONS

OF APPLICABLE LAW WHICH OTHERWISE MAY LIMIT OR PROHIBIT SUCH WAIVERS AND RELEASES, IN EACH CASE, EXCEPT FOR SUCH CLAIMS AS EXIST UNDER THIS AGREEMENT AND THE CLOSING DOCUMENTS. THE PROVISIONS OF THIS SECTION 2.5 WILL SURVIVE THE CLOSING OR ANY EARLIER TERMINATION OF THIS AGREEMENT.
Notwithstanding anything herein to the contrary, nothing in this Article 2 shall restrict, restrain or prohibit any claim of Buyer or any Buyer Party based on fraud.
ARTICLE 3
COVENANTS
Section 3.1.Operation of the Property and Target Group.
a.Between the Effective Date and the earlier of the Closing Date or the termination of this Agreement, Seller will (and will cause each Target Entity, Target Subsidiary, Hotel Owner and Operating Tenant to) use commercially reasonable efforts to (i) conduct their respective businesses in the ordinary course of business consistent with past practice; (ii) preserve substantially intact their respective businesses and key commercial relationships with whom they currently do business; and (iii) maintain or cause to be maintained each Individual Hotel in substantially the same condition as existed on the Effective Date, subject to reasonable wear and tear and any damage or destruction by Casualty (as hereinafter defined), Condemnation (as hereinafter defined), or other causes or events beyond the reasonable control of Seller and/or any Hotel Owner, in each case, taking into account the current COVID-19 pandemic and any corresponding COVID-19 Measures in effect at such time.
b.Without limiting the generality of Section 3.1(a) above, between the Effective Date and the earlier of the Closing Date or the termination of this Agreement, Seller shall (and shall cause each Target Entity, Target Subsidiary, Hotel Owner and Operating Tenant to) (i) not intentionally default on any Loan Documents (other than the defaults under the Existing Loans set forth on Schedule 4.1(p) attached hereto), Franchise Agreements or Hotel Management Agreements or commit any default thereunder that results in a termination thereof without Buyer’s prior approval, which approval by Buyer shall not be unreasonably withheld, conditioned or delayed, (ii) use commercially reasonable efforts to perform or cause to be performed maintenance and repairs for the Individual Hotels in the ordinary course of business, (iii) maintain or cause to be maintained all existing insurance policies as set forth on Schedule 4.1(u) attached hereto, (iv) not make any alterations or improvements at any Individual Hotel, or demolish any of the Property unless any Hotel Manager shall have the right to so make any such alterations or improvements, or demolish any of the Property, under the applicable Hotel Management Agreement without Seller or any Hotel Owner’s or Operating Tenant’s approval, other than in the ordinary course of business, as set forth on Schedule 3 attached hereto (or alterations, improvements or demolitions, the total budget of which is less than Two Million and No/100 Dollars ($2,000,000.00)), or in connection with, or as a result of, any Casualty or Emergency, (v) not sell, transfer or otherwise disposing of any of the Property, other than in the ordinary course of business or as otherwise provided in Section 3.1(d) below, (vi) not remove any Property from any Individual Hotel unless any Hotel Manager shall have the right to so make any remove any Property under the applicable Hotel Management Agreement without Seller or any Hotel Owner’s or Operating Tenant’s approval, other than in the ordinary course of business, (vii) not take, or cause or permit to be taken, any action which could impair the applicable Hotel Owner’s title to any of the Property or voluntarily create any Lien, (viii) provide notice of any material litigation, arbitration, investigation, labor dispute filed or known to Seller or any Target Entity or Target Subsidiary, (ix) provide a copy of any written notice of any default under any Existing Loan, Franchise Agreement, Hotel Management Agreement or Material Contract, (x) not amend, change, modify or supplement any of its organizational documents, (xi) not issue, sell, transfer, assign, dispose of, redeem, acquire or repurchase any equity interests of any Target Entity or any Target Subsidiary (including the Membership Interests), other than any of the foregoing with respect to the THL TRS, as may be requested by Buyer prior to the Closing, so long as (i) Seller shall only be required to use commercially reasonable efforts to effectuate the same if so requested by Buyer, and (ii) the same does not violate the Loan Documents for the THL Loan unless the applicable Existing Lender otherwise consents to the same in the applicable Loan Release and Modification, (xii) not pay, authorize or declare any dividend or distribution on any equity interests of any Target Entity or Target Subsidiary (including the Membership Interests), (xiii) not incur, assume or suffer to exist any new Indebtedness unless any Hotel Manager shall have the right to so incur, assume or suffer to exist any Indebtedness under the applicable Hotel Management Agreement without Seller or any Hotel Owner’s or Operating Tenant’s approval, other than trade payables incurred by any Hotel Owner or Operating Tenant in the ordinary course of business that is not prohibited under the Loan Documents (subject to Section 3.9 below) and the Existing Loans, (xiv) except as required by Applicable Law or consistent with past practice, not (A) make, change or revoke any material Tax election, (B) change any annual Tax accounting periods, (C) adopt or change any material method of Tax accounting, (D) settle or compromise any material Tax liability, (E) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, (F) amend any material Tax Return, (G) surrender any right to claim a material refund of Taxes, (H) fail to pay any material amount of Tax as such Tax becomes due and payable, (I) initiate any proceeding under any voluntary Tax disclosure or similar program, or (J) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnification agreement with respect to any Taxes (other than any agreement no significant purpose of which relates to Taxes), in each case, with respect to any Target Entity or Target Subsidiary, (xv) not commence any new line of business, (xvi) not dissolve, liquidate or wind-up any of the Target Entities or Target Subsidiaries, and (xvii) not agree, authorize or commit to do any of the foregoing.
c.Notwithstanding the provisions in this Section 3.1, between the Effective Date and the earlier of the Closing Date or the termination of this Agreement, (i) Seller shall be permitted to (or to cause the applicable Target Entity, Target Subsidiary, Hotel Owner and Operating Tenant to), without Buyer’s approval, continue performing capital improvements in the ordinary course of business or as a result of, any Casualty or Emergency and the capital improvements set forth on Schedule 3 attached hereto (and such capital improvements, the total budget of which is less than Two Million and No/100 Dollars ($2,000,000.00)), (ii) each Party will reasonably consult with the other Party in the event such Party desires to pursue any exercise of a purchase option of the fee interest of Individual Hotels known as Courtyard Morgan Hill, CA and Residence Inn Morgan Hill, CA in the THL Hotel Portfolio pursuant to the express terms of the applicable Ground Leases, and any such exercise by any Party shall be subject to the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed (it being agreed that Buyer will not initiate communication with any applicable ground lessor without Seller’s prior consent and each of Buyer and Seller shall keep the other Party copied on all correspondence and reasonably informed of the status of any such exercise if such exercise is consented to by the Parties in accordance with the terms of this clause (ii)), and (iii) Seller will reasonably consult with Buyer in connection with any modification to any Existing Loans that is still pending as of the Effective Date (“Pending Loan Modification”), and the consummation of any Pending Loan Modification shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed; provided that if such Pending Loan Modification is different in any material respect than the summary and/or proposed documentation attached hereto as Schedule 3.1(c), then it shall not be unreasonable for Buyer to withhold its consent (it being agreed that Buyer’s disapproval of any Pending Loan Modification does not in and of itself give rise to an Unacceptable Modification). If any Loan Documents shall require a pay down of any portion of the Existing Loans prior to the Closing or the funding of a reserve other than from cash flow from the Individual Hotels, no Party shall be obligated to contribute such funds except that Seller or its Affiliate shall be obligated to contribute no less than the sum of Eight Million Nine Hundred Thousand and No/100 Dollars ($8,900,000.00) from funds in the Excluded Accounts and Amount with respect to the CBM Hotel Portfolio and the Innkeepers Hotel Portfolio as described on Schedule 3.1(c) attached hereto whether or not the applicable Pending Loan Modification is consummated prior to the Closing, and if any such amount is not contributed by Seller prior to the Closing, Seller shall have the right, in its sole discretion, to (x) give to Buyer a credit against the Purchase Price in the amount not so contributed or (y) fund the amount not so contributed to a non-restricted account that satisfies one of the following as selected by Buyer: (1) an account in the name of Buyer, (2) an Acquired Account designated by Buyer or (3) a new account set up by Seller in the name of a Target Entity or Target Subsidiary as designated by Buyer.
d.Between the Effective Date and the earlier of the Closing Date or the termination of this Agreement, Seller will obtain Buyer’s approval prior to (i) selling (or causing any Hotel Owner to sell) any Individual Hotel in any Hotel Portfolio other than the K-Partners Hotel Portfolio, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) entering into, or materially amending or modifying (or causing any Hotel Owner or Operating Tenant to enter into, or materially amend or modify), any Hotel Contract for which Seller or any Hotel Owner or Operating Tenant has approval rights under the applicable Hotel Management Agreement or any Permit (other than the Excluded Permits), which approval by Buyer shall not be unreasonably withheld, conditioned or delayed, (iii) entering into, or amending or modifying (or causing any Hotel Owner or Operating Tenant to enter into, or amend or modify) any Ground Lease, any Franchise Agreement (other than any extension of the Franchise Agreement for the Homewood Suites Arlington, TX in the THL Hotel Portfolio on the same terms), any Marriott Management Agreement or any Material Contract unless any Hotel Manager shall have the right to so enter into, amend or modify any Material Contract without Seller or any Hotel Owner’s or Operating Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that the consent of Buyer shall not be required to (or to cause the applicable Hotel Owner or Operating Tenant to) (t) pay certain retention or incentives fees to Employees using funds in the Acquired Accounts in an amount not to exceed Three Million and No/100 Dollars ($3,000,000.00) (and any payments made in excess of such amount shall constitute Leakage for all purposes hereof) so long as any such amount paid and any documentation provided to the applicable Employee in connection therewith is commensurate with the seniority level of such Employee and Seller notifies and reasonably consults with Buyer prior to paying any such retention or incentive fees, (u) sell any Individual Hotel in the K-Partners Hotel Portfolio so long as Seller notifies and consults with Buyer prior to offering any such Individual Hotel in the K-Partners Hotel Portfolio for sale to any third party buyer, (v) modify or amend any Operating Leases (including any modification or amendment to extend the term and re-set the rent thereunder or grant certain forbearance to any Operating Tenant) in compliance with the Loan Documents, (w) enter into a Hotel Contract for repair or security in the event of a Casualty or an Emergency, (x) enter into any new purchase orders for FF&E, Food and Beverage, Consumables and/or Operating Equipment in the ordinary course of business consistent with past practice and in compliance with any applicable Hotel Management Agreements and Franchise Agreements, (y) enter into (or cause its Affiliate to enter into) applications to obtain or renew Permits used in the ordinary course of business consistent with past practice or required for the continued operation of the business of the Individual Hotel or the transfer contemplated by this Agreement, or (z) take any action whether or not prohibited pursuant this Section 3.1 (including, but not limited to, making any alterations or improvements at any Individual Hotel) that is otherwise required to comply with any Existing Loan, Franchise Agreement or Hotel Management Agreement, Applicable Law, or any COVID-19 Measures, provided that Seller shall keep Buyer reasonably informed of such actions and shall give Buyer prior written notice if such compliance requires the expenditure of more than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).
e.Buyer shall be deemed to have granted its consent to any requests for approval in this Section 3.1 if Buyer does not respond to the applicable consent request within five (5) Business Days of the delivery of such consent request.
f.Notwithstanding the provisions in this Section 3.1, Seller shall have the right to (or cause any Hotel Owner or Operating Tenant to), without giving notice to or receiving the consent of Buyer, and shall, make (and accept cancellations of) Bookings in the ordinary course of business consistent with past practice and otherwise market and promote the business of each Individual Hotel in generally the same manner as it did prior to the execution of this Agreement, and all advance Bookings shall be booked at rates, prices and charges charged by Seller (or any Hotel Owner) for such purposes in the ordinary course of business consistent with Seller’s (or the applicable Hotel Owner’s) past practices and in compliance with any applicable Hotel Management Agreements and Franchise Agreements.
g.Seller will execute (or cause any Hotel Owner or their respective Affiliate to execute) and Buyer, where necessary, will join in the execution of, all applications and instruments requested by Buyer which are required in connection with the transfer of all Permits (other than Excluded Permits) in order to transfer the benefits of such Permits to Buyer on the

Closing Date. Buyer shall be responsible for, all application and transfer fees in connection with such applications and instruments. Seller, subject to the next succeeding sentence, shall preserve (or cause any Hotel Owner or their respective Affiliates to preserve) in force all existing Permits and cause all those expiring during the period between the Effective Date and the Closing Date to be renewed prior to the Closing Date only to the extent the same are necessary for the operation of the applicable Individual Hotel. If any such Permit (other than Excluded Permits) shall be suspended or revoked, Seller shall promptly so notify Buyer and shall cause the reinstatement of such Permit without any additional limitation or condition.
Section 3.2.Casualty and Condemnation. If at any time prior to the Closing, (i) any Improvements or the Real Property of any Individual Hotel is damaged or destroyed by a fire or other casualty event (a “Casualty”) or (ii) any condemnation proceedings are instituted, or notice of any condemnation or intent to condemn is given, with respect to all or any portion of the Real Property of any Individual Hotel (a “Condemnation”), Seller shall promptly give Buyer written notice thereof. To the extent that, prior to the Closing, Seller, any Hotel Owner or any of their respective Affiliates receives insurance proceeds from any casualty insurance policies and/or condemnation proceeds in respect of such Casualty or Condemnation (“Proceeds”), Seller shall, at Seller’s election, either: (i) use (or cause the applicable Hotel Owner or their applicable Affiliates to use) commercially reasonable efforts to use such Proceeds to repair such damage or destruction, or replace such taken property, as applicable (“Restoration of the Property”), or (ii) give Buyer a credit at the Closing against the Purchase Price in an amount equal to the Proceeds, if any, received by Seller, any Hotel Owner or such Affiliate as a result of such Casualty or Condemnation, together with a credit for any deductible under such insurance, plus a credit for any portion of a Casualty that is not covered by insurance if and solely to the extent that the failure of such portion to not be covered by insurance is the direct result of any Seller Party’s failure to comply with the insurance provisions of the Loan Documents with respect to the affected Individual Hotel(s), less any amounts spent for Restoration of the Property or in connection with the collection of such Proceeds. If, as of the Closing, none of Seller, any Hotel Owner or their respective Affiliates has received any such insurance or condemnation proceeds, then, at the Closing, Seller will (or cause the applicable Hotel Owner or its applicable Affiliate to) assign to Buyer all rights of Seller (or the applicable Hotel Owner or their respective Affiliates), if any, to the insurance or condemnation proceeds and to all other rights or claims arising out of or in connection with such Casualty or Condemnation, and shall credit Buyer for any deductible under such instance. For the avoidance of doubt, Buyer shall have no right to terminate this Agreement with respect to the Membership Interests of any Hotel Portfolio or any Individual Hotel in the event of any Casualty or Condemnation.
Section 3.3.Employees. Seller shall reasonably cooperate with Buyer and its hotel manager in connection with Buyer’s hotel manager’s hiring of any Employees. The Parties shall use commercially reasonable efforts to cause, or cause the applicable Hotel Manager to cause, the transition of any Employees in accordance with Applicable Law (including Employees subject to collective bargaining agreements).
Section 3.4.Liquor Licenses. Buyer acknowledges that there may be various liquor licenses associated with the operation of the Individual Hotels and that such liquor licenses (the

“Liquor Licenses”) are held by the Persons identified on Schedule 3.4 attached hereto. Seller shall deliver to Buyer an updated Schedule 3.4 no later than seven (7) Business Days after the Effective Date. Buyer shall work with the applicable Hotel Manager and Hotel Owner and Operating Tenant to ensure that any and all Liquor Licenses that may be required to ensure the continued service of alcoholic beverages such Individual Hotels from and after the Closing are obtained prior to the Closing in accordance with Applicable Law and that the Persons identified on Schedule 3.4 attached hereto (as may be updated in accordance with the terms of this Section 3.4) are removed or released from all such Liquor Licenses as of the Closing. Seller shall (or shall cause the applicable Hotel Owner to), at no additional cost, expense or liability to Seller or any Hotel Owner, cooperate and instruct the applicable Hotel Manager to reasonably cooperate with Buyer in its efforts with respect to the Liquor Licenses; provided, however, that (i) the issuance and/or transfer of the Liquor Licenses shall not be a condition to Buyer’s obligations to close the purchase and sale transaction contemplated herein and (ii) Buyer shall not have the right to extend the Closing or terminate or cancel this Agreement based on the absence or lack of any Liquor Licenses. If Buyer is unable to obtain any Liquor License for any Individual Hotel that is in the name of any Hotel Manager or its Affiliates (other than any Marriott Manager) prior to the Closing, Seller shall use commercially reasonable efforts to cause such Hotel Managers to comply with the transition obligations contained in the applicable Hotel Management Agreement, if any, solely to the extent of such obligations, and Buyer shall comply in all respects with any such provisions in the applicable Hotel Management Agreement relating thereto. This Section 3.4 shall survive the Closing.
Section 3.5.Franchise and Hotel Management Agreements.
(a)Following the Effective Date, Seller shall notify each Franchisor of the transfer of the applicable Membership Interests contemplated herein and shall provide Buyer with the contact information for each Franchisor so that Seller and Buyer can timely and diligently pursue, with respect to each Individual Hotel subject to a Franchise Agreement, (i) any consent required from the applicable Franchisor to the transfer of the applicable Membership Interests contemplated herein and the execution and delivery of a new franchise agreement if required by any Franchisor, and (ii) a full and unconditional release of all Seller Guarantor Parties of all obligations and liabilities under such Franchise Agreement and any Seller Guarantees related to such Franchise Agreement, to the extent accruing from and after the Closing (a “Franchisor Release”, and, together with the consent and release described in the foregoing clause (i), a “Franchisor’s Consent”), which Franchisor Release shall be in the standard form provided by the applicable Franchisor, if any. In the event any Franchisor refuses to provide a Franchisor Release, Buyer’s Credit Enhancers shall deliver to Seller a Buyer Indemnity with respect to obligations and liabilities arising under such Franchise Agreement and any Seller Guarantees related to such Franchise Agreement as a result of actions or occurrences from and after the Closing. The entering into by Buyer of a replacement franchise agreement (with the existing Franchise Agreement being terminated at no cost to Seller, any Hotel Owner or their respective Affiliates other than payment of accrued and unpaid fees owing as of the Closing Date under such Franchise Agreement) and delivery of a Franchisor Release or Buyer Indemnity shall be treated for purposes of this Section 3.5 as a Franchisor’s Consent. Seller and its Affiliates shall reasonably cooperate with Buyer in connection with obtaining the Franchisor’s Consents. Buyer agrees to assume the obligation for any unamortized key money, provided, that if any Franchisor requires such unamortized key money to be repaid in connection with such Franchisor’s Consent, Seller shall be solely responsible for payment of such unamortized key money. Buyer and Seller shall work together in good faith to pursue and procure each Franchisor’s Consent, and each of Buyer and Seller shall keep the other Party copied on all correspondence and reasonably informed of its efforts to obtain each Franchisor’s Consent.
(b)Following the Effective Date, Seller shall notify each Marriott Manager of the transfer of the applicable Membership Interests contemplated herein and shall provide Buyer with the contact information for the applicable Marriott Manager with respect to each Marriott Management Agreement so that Seller and Buyer can timely and diligently pursue, with respect to each Individual Hotel subject to a Marriott Management Agreement, (i) any consent required from the applicable Marriott Manager to the transfer of the applicable Membership Interests contemplated herein, and (ii) a full and unconditional release of all Seller Guarantor Parties of all obligations and liabilities under such Marriott Management Agreement and any Seller Guarantees related to the Marriott Management Agreement, to the extent accruing from and after the Closing (a “Marriott Manager Release”, and, together with the consent and release described in the foregoing clause (i), a “Marriott Manager’s Consent”), which Marriott Manager Release shall be in a form and substance customarily provided by such Marriott Manager. In the event Marriott Manager refuses to provide a Marriott Manager Release, Buyer’s Credit Enhancers shall deliver to Seller a Buyer Indemnity with respect to obligations and liabilities arising under such Marriott Management Agreement and any Seller Guarantees related to such Marriott Management Agreement as a result of actions or occurrences from and after the Closing. The entering into by Buyer of a replacement management agreement (with the existing Marriott Management Agreement being terminated at no cost to Seller, any Hotel Owner or their respective Affiliates other than payment of accrued but unpaid fees owing as of the Closing Date under such Marriott Management Agreement) and delivery of a Marriott Manager Release or Buyer Indemnity shall be treated for purposes of this Section 3.5 as a Marriott Manager’s Consent. Buyer and Seller shall work together in good faith to pursue and procure each Marriott Manager’s Consent, and each of Buyer and Seller shall keep the other Party copied on all correspondence and reasonably informed of its efforts to obtain each Marriott Manager’s Consent.
(c)In the event one or more Franchisor’s Consents or Marriott Manager’s Consents has not been obtained by the Consent Approval Date despite Seller’s and Buyer’s good faith and commercially reasonable efforts, then each of Buyer and Seller shall have the right to extend the Closing Date in accordance with Section 5.1 hereof in order to continue to seek any such Franchisor’s Consents or Marriott Manager’s Consents. Notwithstanding the foregoing, in the event one or more Franchisor’s Consents or Marriott Manager’s Consents has not been obtained by the Consent Approval Outside Date, either Party may terminate this Agreement, whereupon this Agreement, and the obligations of the Parties hereunder shall terminate without further action of any party (and no Party shall have any further obligation in connection herewith except for Obligations Surviving Termination). For the avoidance of doubt, the Parties may mutually agree to terminate this Agreement solely with respect to the Membership Interests of any Hotel Portfolio(s) for which such Franchisor’s Consents or Marriott Manager’s Consents have not been obtained, whereupon (i) this Agreement, and the obligations of the Parties hereunder shall terminate solely with respect to the Membership Interests of such Hotel Portfolio(s) for which such Franchisor’s Consents or Marriott Manager’s Consents have not been obtained without further action of any Party (and no Party shall have any further obligation in connection herewith except for Obligations Surviving Termination), and (ii) this Agreement shall remain in full force and effect with respect to the Membership Interests of any Hotel Portfolio(s) for which Franchisor’s Consents and Marriott Manager’s Consents have been obtained, and the terms and provisions of Section 1.6 hereof shall apply. Buyer shall keep Seller reasonably apprised of the status of Buyer’s efforts to pursue any Franchisor’s Consents and Marriott Manager’s Consents, and Buyer shall promptly deliver to Seller a summary of all proposed requests made to the applicable Franchisor(s) and Marriott Manager in Buyer’s change of ownership applications. Buyer agrees that one or more of Buyer’s Credit Enhancers shall execute and deliver all required substitute indemnities and guaranties if and to the extent the same are required by such Franchisor or Marriott Manager. Buyer acknowledges that the Seller Parties shall not have any liability in the event that a Franchisor or Marriott Manager does not provide a Franchisor’s Consent or Marriott Manager’s Consent. The provisions of this Section 3.5(c) shall survive the Closing.
(d)Seller shall cause the termination of the Hotel Management Agreements with Island Manager and THL Manager in accordance with the terms of the applicable Hotel Management Agreement (each, a “Terminated Management Agreement”).
(e)Costs, expenses and fees payable in connection with obtaining the Franchisor’s Consents and the Marriott Manager’s Consents and terminating any Hotel Management Agreements with Island Manager and THL Manager, shall be as agreed by the Parties. Each of Buyer and Seller shall pay their own legal fees in connection with obtaining the Franchisor’s Consents and the Marriott Manager’s Consents and terminating any Hotel Management Agreements with Island Manager and THL Manager.
Section 3.6.Ground Lease Estoppels and Consent.
(a)Seller shall use (or shall cause the applicable Hotel Owner to use) commercially reasonable efforts to obtain and deliver to Buyer prior to the Closing (a) an executed estoppel certificate from each lessor under a Ground Lease (each, a “Ground Lease Estoppel”), and (b) consent to the sale of the applicable Membership Interests as contemplated hereunder with respect to those Ground Leases as may be agreed to by the Parties (each, a “Ground Lessor’s Consent”), it being understood that (i) no Party shall be required to expend any monies (other than costs associated with preparation and delivery) to obtain any such Ground Lease Estoppel, (ii) Seller has no obligation to obtain any Ground Lease Estoppel, and (iii) Buyer has no obligation to agree to any changes to a Ground Lease as a condition to any Ground Lessor Consent. Buyer shall reasonably cooperate with Seller and the applicable Hotel Owner and the lessor of any Ground Lease in connection with the consent process described herein. Receipt of the Ground Lessor’s Consents, if any, shall be a Buyer condition to Closing. In the event one or more Ground Lessor’s Consents has not been obtained by the Consent Approval Date, then each of Buyer and Seller shall have the right to extend the Closing Date in accordance with Section

5.1 hereof in order to continue to seek any such Ground Lessor’s Consents. Notwithstanding the foregoing, in the event one or more Ground Lessor’s Consents is conditioned on modifications to the Ground Lease which are not acceptable to Buyer or has not been obtained by the Consent Approval Outside Date, either Party may terminate this Agreement, whereupon this Agreement, and the obligations of the Parties hereunder shall terminate without further action of any party (and no Party shall have any further obligation in connection herewith except for Obligations Surviving Termination). For the avoidance of doubt, the Parties may mutually agree to terminate this Agreement solely with respect to the Membership Interests of any Hotel Portfolio(s) for which such Ground Lessor’s Consent have not been obtained, whereupon (i) this Agreement, and the obligations of the Parties hereunder shall terminate solely with respect to the Membership Interests of such Hotel Portfolio(s) for which such Ground Lessor’s Consents have not been obtained without further action of any Party (and no Party shall have any further obligation in connection herewith except for Obligations Surviving Termination), and (ii) this Agreement shall remain in full force and effect with respect to the Membership Interests of any Hotel Portfolio(s) for which Ground Lessor’s Consent has been obtained or were not needed, and the terms and provisions of Section 1.6 hereof shall apply. For the avoidance of doubt, receipt of any Ground Lease Estoppels shall not be a condition precedent to Buyer’s obligation to close hereunder and Buyer shall have no right to terminate this Agreement with respect to the Membership Interests of any Hotel Portfolio or any Individual Hotel for any failure to obtain any Ground Lease Estoppel.
(b)Buyer and Seller shall work together in good faith to pursue and procure each Ground Lessor’s Consent, and each of Buyer and Seller shall keep the other Party copied on all correspondence and reasonably informed of its efforts to obtain each Ground Lessor’s Consent. Costs, expenses and fees payable in connection with obtaining the Ground Lessor’s Consents shall be as agreed by the Parties. Each of Buyer and Seller shall pay their own legal fees in connection with obtaining the Ground Lessor’s Consents.
Section 3.7.Consents and Estoppels Generally. The Parties shall reasonably cooperate in order to reduce the number of consents required and the costs and fees (including, but not limited to, any Transfer Taxes) payable in connection with the consummation of the purchase and sale transaction contemplated hereunder provided any restructuring (including any restructuring to an asset deal) shall require the consent of both Parties. Seller shall reasonably cooperate with Buyer in connection with requesting any additional estoppels or consents required by any Existing Lender or Title Company, provided that obtaining such estoppels or consents shall not alone be a closing condition. If the K-Partner Subordinate Lender does not agree to a replacement borrower for the K-Partners Holdings A Loan and K-Partners Holdings B Loan, Seller shall use commercially reasonable efforts to cause its joint venture partner in the K-Partners Hotel Portfolio to participate in the sale of K-Partners Seller to Buyer in the place of K-Partners Target.
Section 3.8.No Leakage.  Following the Effective Date, Seller shall not permit any Target Entity or Target Subsidiary to incur, assume, suffer to exist or otherwise become liable for any Leakage.  Seller shall promptly notify Buyer of any such Leakage.  Any amount of Leakage that does so exist at the Closing in violation of this Agreement shall result in a dollar-for-dollar reduction to the Purchase Price at the Closing, provided, that if Buyer only becomes aware of such Leakage during the six (6)-month period following the Closing, Seller and its Affiliates shall pay to Buyer an amount an amount equal to such Leakage promptly following written request therefor by Buyer.  This Section 3.8 shall survive the Closing.
Section 3.9.Accounts Payable. Seller shall, and shall cause the Target Entities and Target Subsidiaries to, continue to pay all accounts payable and similar obligations of the Target Group as they become due in the ordinary course of business or otherwise consistent with the manner in which such accounts payable and similar obligations were paid immediately prior to the Effective Date but taking into account any industry standard accruals taken due to COVID-19.
Section 3.10.Exclusivity. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall cause the officers, employees, agents, representatives or any other Person acting at the direction of Seller not to, directly or indirectly, solicit, pursue, negotiate, accept or enter into any Contract regarding any offers for (i) the Property, the Membership Interest or any portion thereof or interest therein, or (ii) any direct or indirect interest in Seller, any Target Entity or any Target Subsidiary, except as otherwise provided in Section 3.1(d) above.
Section 3.11.Real Property Legal Descriptions. Exhibit A to this Agreement shall be delivered to Buyer no later than five (5) days after the Effective Date.
Section 3.12.Termination of Affiliate Arrangements. At the Closing, Seller shall terminate, at Seller’s sole cost and expense (without using any funds in the Acquired Accounts), each Marketing Agreement (as defined on Schedule 4.1(v) attached hereto) and all asset management fee arrangements with Asset Manager or any Affiliate of Seller, unless, in each case, Buyer notifies Seller in writing of its election to have Seller not terminate any of the foregoing no less than thirty (30) days’ prior to the Closing Date.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
Secton 4.1.Representations and Warranties of Seller. Each Seller makes the following representations and warranties to Buyer as of the Effective Date, as to itself, its applicable Target Entity, its applicable Hotel Owners and its applicable Hotel Portfolio, each of which shall be deemed remade as of the Closing Date:
(a)Formation; Binding Agreement. Each Selling Entity and each of its applicable Target Entities, Target Subsidiaries and applicable Hotel Owners, is duly organized, validly existing and in good standing under the laws of its state of formation; and the execution, delivery and performance of this Agreement and all Closing Documents to be executed and delivered by Seller or any Seller Party pursuant to this Agreement are within the organizational power of Seller or such Seller Party, as applicable, and have been or will prior to the Closing be duly authorized by all necessary action. This Agreement has been duly executed by each Seller and each Closing Document will be validly executed by each Seller Party party thereto, and this Agreement and each Closing Document constitutes a binding agreement of Seller and such Seller Parties, enforceable in accordance with their respective terms, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws now or hereafter in effect affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)Intentionally Omitted.
(c)Ownership of Membership Interests; Subsidiaries. The organizational charts attached hereto as Exhibit B sets forth the true and correct ownership of each Selling Entity and the Target Entities and Target Subsidiaries, including the applicable Hotel Owners. There are no owners of any equity interest in any Target Entity or Target Subsidiary, except as set forth on Exhibit B attached hereto. Each Selling Entity owns good and valid record and beneficial title to all of the Membership Interests free and clear of any Liens (other than restrictions on transfer under applicable securities laws and the Loan Documents evidencing and securing the applicable Existing Loan) and all of the Membership Interests are duly authorized, validly issued, fully paid and non-assessable. At the Closing, Buyer will acquire good and valid record and beneficial title to the Membership Interests free and clear of all Liens (other than restrictions on transfer under applicable securities laws and the Loan Documents evidencing and securing the applicable Existing Loan). The Membership Interests are the only outstanding equity interests of the applicable Target Entities and, indirectly, of the Target Subsidiaries, including the applicable Hotel Owners, other than as set forth on the organizational charts attached hereto, and each applicable Target Entity, Target Subsidiary and applicable Hotel Owner does not own, other than as set forth on the organizational charts attached hereto, (i) any equity interest or security in any corporation, partnership, limited liability company, joint venture, trust or other legal entity or (ii) with respect to such Hotel Owner, any property other than the applicable Property. A true and correct copy of the operating agreement (together with all amendments, modifications and supplements thereto) of each Target Entity, Target Subsidiary, and Hotel Owner has been, or will be, delivered to Buyer prior to the Closing. Other than the Existing Loans, there are no commitments, options, warrants, calls, rights, subscriptions, preemptive rights, rights of first refusal or agreements of any kind relating to the issuance, sale, registration or voting of or outstanding securities or Indebtedness convertible into or exchangeable for, any equity interests of the Target Entities or Target Subsidiaries, including with respect to the Membership Interests. There are no phantom awards, profit participation rights or share appreciation rights relating to any equity interests of the Target Entities or Target Subsidiaries. All of the outstanding equity interests of each Target Subsidiary is duly authorized, validly issued, fully paid and non-assessable and are owned by a Target Entity or another Target Subsidiary, free and clear of all Liens (other than restrictions on transfer under applicable securities laws and the Loan Documents evidencing and securing the applicable Existing Loan).
(d)No Defaults or Conflicts. The execution and delivery of this Agreement and the Closing Documents to which any Seller Party is party and the consummation of the transactions contemplated hereby and thereby by the Target Group and performance by the Target Group of its obligations hereunder and thereunder (i) will not result in any violation or breach of or conflict with or contravene the organizational documents of any Target Entity or Target Subsidiary; (ii) except as set forth on Schedule 4.1(d) attached hereto, and subject to obtaining any required third-party consent or other approvals identified thereon, will not conflict with, or result in a violation or breach of, or require notice under, any of the terms or provisions of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any Material Contract; (iii) assuming compliance with the matters set forth on Schedule 4.1(d) attached hereto, will not violate in any respect any existing Applicable Law; and (iv) except with respect to Permitted Liens, will not result in the creation of any Lien upon any of the properties or assets of any Target Entity or Target Subsidiary; provided, however, that no representation or warranty is made in the foregoing clauses (ii), (iii) or (iv) with respect to any matters that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Target Group, taken as a whole.
(e)Financial Statements.
(i)Seller has made available to Buyer copies of the Financial Statements.
(ii)The Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position of the Target Group as of the date of each balance sheet included in the Financial Statements and the consolidated results of their operations, consolidated changes in equity and consolidated cash flows for each of the periods then ended (except, in the case of the audited Financial Statements, as may be expressly indicated in the notes thereto and, in the case of the unaudited Financial Statements, subject to changes resulting from normal and recurring year-end adjustments none of which, individually or in the aggregate, are material in amount or nature). The Financial Statements have been prepared from, and accurately reflect, the books and records of the Target Group.
(f)Material Contracts. Schedule 4.1(f) attached hereto sets forth, as of the Effective Date, the following Contracts to which any of the Target Entities or Target Subsidiaries is a party or bound or by which any of their assets or properties is subject or bound:
(i)any Contract with one of more Target Entities or Target Subsidiaries, on the one hand, and Seller or an Affiliate of Seller (other than the Target Entities or Target Subsidiaries), on the other hand;
(ii)non-competition agreements or any other Contracts which limit or purport to limit in any material respect the manner in which, or the localities in which, the business of any Target Entity or Target Subsidiary may be conducted or that grant exclusivity rights, in each case, that will bind any of the Target Entities or Target Subsidiaries or by which any of their assets or properties will be subject or bound following the Closing, other than customary non-competes relating to brand ownership;
(iii)joint venture, partnership or other Contract involving a sharing of profits, losses, costs, or liabilities, in each case, that will bind any of the Target Entities or Target

Subsidiaries or by which any of their assets or properties will be subject or bound following the Closing;
(iv)any Contract relating to any material Indebtedness;
(v)any material Contract settling, waiving or otherwise compromising any pending or threatened Claim and under which any Target Entity or Target Subsidiary has any continuing obligations, other than ordinary course complaints and settlements (which are not material in amount or nature) arising out of or in connection with the Americans with Disabilities Act and ordinary course commitments to make restorations and release payments in connection therewith (“ADA Issues”);
(vi)the Hotel Management Agreements:
(vii)the Franchise Agreements;
(viii)the Hotel Leases;
(ix)the Ground Leases;
(x)any other Contract that involves an individual capital expenditure of more than Five Million and No/100 Dollars ($5,000,000.00); or
(xi)an agreement to enter into any of the foregoing Contracts.
Collectively, the Contracts listed, or required to be listed, on Schedule 4.1(f) attached hereto are referred to herein as the “Material Contracts.” Each Material Contract is valid, binding on and enforceable against the applicable Target Entity or Target Subsidiary, as the case may be, and, to Seller’s knowledge, each other party to such Material Contract, in each case, in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws now or hereafter in effect affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and is in full force and effect. Correct and complete copies of all Material Contracts, including all amendments, modifications and supplements thereof, have been, or will be, made available to Buyer prior to the Closing. The term “Material Contract” shall not include any Contract that otherwise is listed, or required to be listed, on Schedule 4.1(f) attached hereto, if the same is terminable upon no less than thirty (30) days’ notice without payment of a fee or penalty in excess of One Hundred Thousand and No/100 Dollars ($100,000.00).
(g)Bankruptcy Actions. None of Seller, any of its applicable Target Entities or Target Subsidiaries, or any of its applicable Hotel Owners have filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s or any of such Target Entity’s or Target Subsidiaries or Hotel Owner’s creditors or suffered the appointment of a receiver to take possession of the Property or entered into an arrangement with creditors or filed a petition for an arrangement with creditors or otherwise admitted in writing its inability to pay its debt as they become due.

(h)Adverse Actions or Proceedings. None of Seller, any of the Target Entities, Target Subsidiaries or Hotel Owners has received written notice of any material action or proceeding or litigation currently pending or, to Seller’s knowledge, there has been no material action or proceeding or litigation threatened in writing against Seller or any of its applicable Target Entities or Target Subsidiaries or any of its applicable Hotel Owners, which Seller reasonably expects would (x) affect the validity or enforceability of this Agreement or any of the Closing Documents to be executed and delivered by Seller or any Seller Party pursuant to this Agreement or (y) otherwise reasonably be expected to result in material liability to the Target Group, except for (i) ADA Issues, (ii) the matters set forth on Schedule 4.1(h) attached hereto, and (iii) any action, proceeding or litigation covered by insurance. None of the Target Entities or Target Subsidiaries, nor their respective businesses, are subject to any outstanding material order or judgment.
(i)Hotel Leases. To Seller’s knowledge, there are no Leases to which any Target Entities, Target Subsidiaries, Hotel Owners or Operating Tenants is a party which will bind or encumber any Individual Hotel in its applicable Hotel Portfolio following the Closing, except the Ground Leases, the Hotel Leases, the Hotel Management Agreements, Bookings, and the Operating Leases. Seller has, or will, deliver to Buyer prior to the Closing to Buyer a true and complete copy of all Hotel Leases. Except as set forth in Schedule 4.1(i) attached hereto, (A) Seller has neither given nor received any written notice of any material breach or default under any Hotel Leases, (B) no event has occurred or circumstance exists which, with notice or the passage of time, would result in a material breach or default by Seller or, to Seller’s knowledge, the other party thereunder, (C) Seller does not currently owe any brokerage commissions or finder’s fees with respect to any Hotel Leases; and (D) to Seller’s knowledge, there is no dispute with any lessees under any Hotel Leases regarding such Hotel Leases, and such Hotel Leases are in full force and effect.
(j)Ground Leases. Seller has provided, or will provide, to Buyer true and complete copies of the Ground Leases (except as otherwise expressly noted on Schedule 4.1(j) attached hereto) prior to the Closing. Each Ground Lease is in full force and effect. All rents and other amounts which are due and payable under the Ground Leases have been paid. None of Seller, any of its applicable Target Entities or Target Subsidiaries or any of its applicable Hotel Owners (i) has given or received any written notice of a material default under any Ground Lease which default remains uncured and, to Seller’s knowledge, there is no existing condition that, with notice or passage of time or both, would constitute a material default by any party under any Ground Lease, and (ii) has not received any written notice from any Existing Lender or other Person who holds any senior lien or encumbrance against the underlying Real Property regarding any breach or default by the applicable ground lessor of its obligations under any mortgage, deed of trust or other agreement to which such ground lessor is a party. There are currently no disputes with any ground lessors regarding the Ground Leases.
(k)Condemnation. To Seller’s knowledge, there is no Condemnation currently pending, and none of Seller, any of its applicable Target Entities, Target Subsidiaries or any of its applicable Hotel Owners has received written notice of any threatened Condemnation of all or any portion of the applicable Property, except where any such Condemnation would not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.
(l)Options. Except as may be set forth in the Franchise Agreements with any Marriott Franchisor and the Loan Documents for the THL Loan, none of Seller, any of its applicable Target Entities, Target Subsidiaries or any of its applicable Hotel Owners has granted any purchase option or right of first refusal to any party to acquire any Hotel Owner’s ownership interest in the applicable Property.
(m)Title to Personal Property. To Seller’s knowledge, each applicable Hotel Owner or applicable Operating Tenant has good and valid title to all applicable tangible Personal Property, which shall be free and clear of all Liens as of the Closing, except for any Permitted Liens, Hotel Contracts, and the rights, if any, of any Franchisor under any applicable Franchise Agreement and any Hotel Manager under the applicable Hotel Management Agreement, except where the failure to have good and valid title or the existence of any Liens would not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect. Neither any Hotel Owner, any Operating Tenant nor any Hotel Manager owns or leases any motor vehicles except as set forth on Schedule 4.1(m) to be attached hereto (the “Motor Vehicles Schedule”), which Motor Vehicles Schedule shall delivered to Buyer no later than five (5) days after the Effective Date.
(n)Licenses and Permits. Each applicable Hotel Owner or Operating Tenant has all Permits necessary to operate the applicable Individual Hotel, except where the failure to have such Permits would not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect. None of Seller, any of its applicable Target Entities or Target Subsidiaries or any of its applicable Hotel Owners or Operating Tenants have received any written notice from any Governmental Authority or other Person of (i) any violation, suspension, revocation or non-renewal of any Permits that has not been cured or dismissed, or (ii) any failure by an applicable Hotel Owner or Operating Tenant to obtain Permits required for the use, occupancy or operation of the Individual Hotel that has not been cured or dismissed. Schedule 3.4 attached hereto (as may be updated in accordance with the terms of Section 3.4 above) sets forth the holder of all the liquor licenses for the Individual Hotels.
(o)Employees.
(i)Schedule 4.1(o)(i) attached hereto sets forth all collective bargaining agreements with any labor union with respect to the Employees of the Individual Hotels (“CBAs”). Seller has provided to Buyer with a correct and complete copy of the CBAs. None of Seller, any of its applicable Target Entities or Target Subsidiaries or any of its applicable Hotel Owners has given nor received any written notice of any material breach or default under the CBAs which has not been cured, and to Seller’s knowledge, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a material breach or default by any party to the applicable CBA. Within the three (3)-year period prior to the Effective Date, no union organizing activity, strikes, work stoppage, work slow-down or other organized labor activity has occurred at any Individual Hotel.

(ii)Neither Seller nor any of its applicable Target Entities, Target Subsidiaries or applicable Hotel Owners or Operating Tenants employ any Employees in connection with the operation of the Individual Hotels.
(p)Existing Loans. Except as set forth on Schedule 4.1(p) attached hereto, each Existing Loan is in full force and effect and none of Seller, any of its applicable Target Entities, the Target Subsidiaries or any of its applicable Hotel Owners has given or received any written notice of any breach or default under any Loan Document that has not been cured and no event has occurred or circumstance exists which, with notice or the passage of time, would result in a breach or default by Seller or, to Seller’s knowledge, the other party thereunder. Seller has provided, or will provide, true and complete copies of all material Loan Documents in the Loan Documents folder of the Datasite. There are no other material agreements with any Existing Lenders relating to the Existing Loans which have not been disclosed in the Loan Documents folder of the Datasite.
(q)Hotel Management Agreements. Schedule 4.1(q) attached hereto sets forth a correct and complete list of all Hotel Management Agreements. Seller has provided, or will provide, true and complete copies of the Marriott Management Agreements (except as otherwise expressly noted on Schedule 4.1(q) attached hereto) to Buyer in the Management Agreement Folder in the Datasite prior to the Closing. Except as set forth on Schedule 4.1(q) attached hereto, the applicable Hotel Management Agreements are in full force and effect and none of Seller, any of its applicable Target Entities, Target Subsidiaries or any of its applicable Hotel Owners or Operating Tenants have given or received any written notice of any breach or default under any such Hotel Management Agreement that has not been cured and no event has occurred or circumstance exists which, with notice or the passage of time, would result in a breach or default by Seller or, to Seller’s knowledge, the other party thereunder, except to the extent such breach or default would not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.
(r)Franchise Agreements. Schedule 4.1(r) attached hereto sets forth a correct and complete list of all franchise agreements affecting the applicable Property or the operation of any part thereof. Seller has provided, or will provide, true and complete copies of the Franchise Agreements (except as otherwise expressly noted on Schedule 4.1(r) attached hereto) to Buyer in the Franchise Agreement Folder in the Datasite prior to the Closing. Seller has provided, or will provide, true and complete copies of all property improvement plans in the Franchise Documents folder of the Datasite applicable to the Individual Hotels prior to the Closing. Except as set forth on Schedule 4.1(r) attached hereto, the applicable Franchise Agreements are in full force and effect and none of Seller, any of its applicable Target Entities, Target Subsidiaries or any of its applicable Hotel Owners or Operating Tenants has given or received any written notice of any breach or default under any such Franchise Agreement that has not been cured and no event has occurred or circumstance exists which, with notice or the passage of time, would result in a breach or default by Seller or, to Seller’s knowledge, the other party thereunder, except to the extent such breach or default would not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

(s)Title; All Property Included. Each Hotel Owner has good and marketable fee simple title to the applicable Real Property, subject only to Permitted Liens. The Property includes all property, assets, rights and interests used in the operation of the Individual Hotels, and necessary for the continued operation of the Individual Hotels.
(t)Environmental Reports. Schedule 4.1(t) to be attached hereto (the “Environmental Reports Schedule”) sets forth a correct and complete list of all environmental assessments, reports and studies relating to the Property in the possession or control of Seller, any Affiliate of Seller or any Hotel Manager (the “Environmental Reports”), and Seller has delivered to Buyer true and complete copies of the Environmental Reports. The Environmental Reports Schedule shall delivered to Buyer no later than five (5) days after the Effective Date.
(u)Insurance. Schedule 4.1(u) attached hereto sets forth a correct and complete list of each insurance policy maintained by Hotel Owners or Operating Tenants (but expressly excluding any insurance policies maintained by any Hotel Manager) with respect to the Individual Hotels. None of Seller, any of its applicable Target Entities, Target Subsidiaries or any of its applicable Hotel Owners or Operating Tenants have received any written notice of a breach or default under any such insurance policy which has not been cured or dismissed, or the cancellation of such insurance policy.
(v)Transactions with Affiliates. Other than the Contracts listed on Schedule 4.1(v) attached hereto, there are no other Contracts between one or more Target Entities or Target Subsidiaries, on the one hand, and any Seller or Affiliate of Seller (other than the Target Group), on the other hand.
(w)Absence of Certain Changes. Since June 30, 2020 and taking into account the current COVID-19 pandemic and any corresponding COVID-19 Measures in effect, (a) the business of the Target Group has been conducted in the ordinary course of business consistent with past practice, and (b) there has been no change, event or development that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(x)No Undisclosed Liabilities. The Target Group does not have any material liabilities or obligations other than such liabilities and obligations (i) set forth on or reserved against in the Financial Statements, (ii) arising in the ordinary course of business since June 30, 2020, (iii) that are executory obligations arising in the ordinary course of business under any Contract (and not as a result of any breach thereof), and (iv) contained in any Loan Documents or any Pending Loan Modification.
(y)Compliance with Applicable Law. Each of the Target Entities and Target Subsidiaries is, and for the past three (3) years has been, in compliance in all material respects with all Applicable Law and since June 30, 2020 has received no written notice of any material failure or alleged material failure by any Target Entity or Target Subsidiary to comply with any Applicable Law, except for the ADA Issues and except for any failure of compliance that would not reasonably be expected, individually or in the aggregate, to result in material liability to the Target Group or otherwise materially interfere with the conduct of the Target Group’s business.

(z)Cash Position; No Leakage. Attached hereto as Schedule 4.1(z) is a spreadsheet setting forth, with respect to each Hotel Portfolio, a true and correct description of (i) the amount of cash and cash equivalents held by the Target Entities applicable to such Hotel Portfolio and (ii) the amount lender-held reserves related to each such Hotel Portfolio, in each case, in the Acquired Accounts as of the dates set forth therein.  Since the earliest date set forth in Schedule 4.1(z) attached hereto applicable to each such Hotel Portfolio, Target Entity and/or Target Subsidiary, none of the Target Entities or Target Subsidiaries have incurred, assumed, suffered to exist or otherwise become liable for any Leakage.
(aa)No Transaction Bonuses. No member of the Target Group has incurred any fees, costs, expenses or payments related to any transaction bonus, discretionary bonus, change-of-control payment, retention or other compensatory payments or similar arrangement made to any Person (other than Seller’s Broker and certain retention or incentives fees to Employees) as a result of the execution of this Agreement or in connection with the transactions contemplated hereby (whether payable prior to, upon or after the Closing).
(ab)Taxes.
(i)All income and other material Tax Returns required to be filed by the Target Group have been timely filed (taking into account validly obtained extensions) and all such Tax Returns are true, correct and complete in all material respects. No claim has ever been received by Seller or any member of the Target Group from a Governmental Authority in a jurisdiction where a Tax Return is not filed by, or on behalf of, any member of the Target Group that such member of the Target Group is or may be subject to taxation in such jurisdiction with respect to Tax that is the subject of such Tax Return, other than such claims that have been fully resolved with no outstanding liability of any member of the Target Group for Taxes. All income and other material Taxes (whether or not shown on any Tax Return) that are due and payable by any member of the Target Group have been timely paid. The unpaid Taxes of the Target Group did not, as of December 31, 2019, materially exceed the accruals for current Tax liability (excluding any accrual or reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements. Since December 31, 2019, no member of the Target Group has incurred any material Tax liability outside of the ordinary course of business.
(ii)All material Taxes that any member of the Target Group has been required by Applicable Law to withhold or to collect have been duly withheld and collected and have been timely paid to the appropriate Governmental Authority as required by Applicable Law.
(iii)There is no audit, examination or other proceeding in progress or pending or, to the knowledge of Seller or any member of the Target Group, threatened in writing with respect to Taxes for which any member of the Target Group may have any liability. No deficiency with respect to Taxes has been claimed, proposed, asserted or assessed by any Governmental Authority against Seller or any member of the Target Group with respect to material Taxes for which any member of the Target Group may be liable

(except for deficiencies or adjustments that have been settled, withdrawn or fully satisfied by payment, in each case, with no liability for any member of the Target Group), and no written notice thereof has been received. There are no requests for rulings or similar determinations in respect of any material Tax in respect of any member of the Target Group pending between Seller or any member of the Target Group and any Governmental Authority.
(iv)There are no material Liens for Taxes upon any assets of any member of the Target Group, other than statutory Liens for current Taxes not yet due and payable.
(v)No member of the Target Group has any material liability for Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law), as a successor or transferee. No member of the Target Group is party to any Tax sharing, Tax indemnification, Tax allocation or similar agreement (other than any agreement entered into in the ordinary course of business and no significant purpose of which relates to Taxes) pursuant to which it will have any obligation to make any payments after the Closing to any Person.
(vi)Neither Seller nor any member of the Target Group has waived any statute of limitations in respect of material Taxes for which a member of the Target Group may be liable, agreed to any extension of time for filing any Tax Return that has not been filed (other than automatic extensions not requiring the consent of any Governmental Authority), or agreed to any extension of time for the assessment or collection of any Tax for which a member of the Target Group may be liable, which waiver or extension remains in effect, and no request to so waive or extend is outstanding.
(vii)No member of the Target Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period beginning after the Closing Date as a result of (i) any change in method of accounting made prior to the Closing Date, (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date, (iii) any closing agreement described in Section 7121 of the Code (or any similar provision of state, local or foreign Applicable Law) entered into prior to the Closing, (iv) any installment sale or open transaction disposition made prior to the Closing, in each case, other than in the ordinary course of business, (v) any deferred revenue accrued, or other prepaid or advanced amount received, in each case, prior to the Closing, in each case, other than in the ordinary course of business, or (vi) any election under Section 108(i) of the Code (or any similar provision of state, local or foreign Applicable Law).
(viii)No member of the Target Group has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(ix)Each member of the Target Group is, and has been at all times since its formation, properly classified as an entity disregarded as separate from its owner within the meaning of Treasury Regulations Section 301.7701-3(b). No election has been made to classify any member of the Target Group as an association taxable as a corporation for U.S. federal income tax purposes.
No representation or warranty contained in this Agreement that relates to Taxes, other than Section 4.1(bb)(vii) above and Section 4.1(bb)(ix) above, shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) after the Closing Date and no representation or warranty contained in this Agreement that relates to Taxes, shall be deemed to apply regarding the existence, amount, expiration date or limitations on or availability of any tax attributes of any member of the Target Group.
For purposes of this Agreement and any Closing Documents, whenever the phrases “to the best of Seller’s knowledge”, or the “knowledge” of Seller or words of similar import are used, they shall be deemed to mean, and shall be limited to, and based solely upon, the knowledge, assuming reasonable independent inquiry or investigation having been made, of the Seller Knowledge Individuals. The Seller Knowledge Individuals will have no personal liability under this Agreement or otherwise with respect to the Membership Interests or the Property. Seller does not represent or warrant that any particular Hotel Contract will be in force or effect as of the Closing Date or that any party to a Hotel Contract (other than Seller or the applicable Hotel Owner) will not be in default under its Hotel Contract as of the Closing Date, unless such party’s default arises from a breach by Seller of its obligations under this Agreement.
Secton 4.2.Representations and Warranties of Buyer. Buyer makes the following representations and warranties to Seller as of the Effective Date, each of which shall be deemed remade as of the Closing Date:
(a)Formation; Binding Agreement. Buyer is duly organized, validly existing and in good standing under the laws of its state of formation and is or will prior to the Closing be duly qualified to transact business in each State in which the Property is located; and the execution, delivery and performance of this Agreement and all Closing Documents to be executed and delivered by Buyer pursuant to this Agreement are within the organizational power of Buyer and have been or will prior to the Closing be duly authorized.
(b)Bankruptcy Actions. Buyer has not filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors or suffered the appointment of a receiver to take possession of any of Buyer’s property. As of the Closing Date, Buyer will have sufficient funds to pay the Purchase Price and to consummate the transactions contemplated by this Agreement.
(c)Adverse Actions and Proceedings. Buyer has received no written notice of any action or proceeding or litigation pending or threatened against Buyer which Buyer reasonably expects would affect the validity or enforceability of this Agreement or any of the Closing Documents to be executed and delivered by Buyer pursuant to this Agreement.
(d)Legal Counsel. Buyer (i) is an experienced investor, (ii) is represented by competent counsel, and (iii) understands and accepts the terms and provisions of this Agreement,

including, without limitation, all releases, waivers, limitations, and assumptions of risk and liability set forth in this Agreement.
Secton 4.3.OFAC. Buyer and Seller each represent and warrant to the other, and to Escrow Agent, that (a) such Party is not knowingly acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, or engaging in, instigating or facilitating this transaction for or on behalf of any such person, group, entity or nation; (b) such Party is not engaging in this transaction, directly or indirectly, in violation of any Applicable Law relating to drug trafficking, money laundering or predicate crimes to money laundering; and (c) none of the funds of such Party to be utilized in this transaction have been or will be derived from any unlawful activity with the result that such Party or the Membership Interests or the Property is subject to seizure, forfeiture or other such remedy or that this Agreement or the transactions hereunder are or will be in violation of law. The provisions of this Section 4.3 will survive the Closing or any earlier termination of this Agreement.
Secton 4.4.Inaccuracy Discovered Prior to the Closing. Neither Party may rely on any representation or warranty made by one Party (the “Maker”) to the other Party (the “Recipient”) in this Agreement or in any Closing Document to the extent that any Seller Knowledge Individual or any Buyer Knowledge Individual has, receives or obtains actual knowledge prior to the Closing that such representation or warranty was, is or has become inaccurate or incorrect in any material respect (the “Inaccuracy”). If the Recipient determines prior to or at the Closing that an Inaccuracy exists, then the Recipient will promptly give written notice to the Maker of the Inaccuracy (such notice, an “Inaccuracy Notice”). The Maker will have the right, but not the obligation, to cure the Inaccuracy within fifteen (15) days of the Maker’s receipt of an Inaccuracy Notice (and if reasonably required, the Closing will be extended to allow for such cure). If Seller is the Recipient, then regardless of whether such cure is attempted or effected by Buyer and except as otherwise expressly set forth in Section 6.2 hereof, Seller may terminate this Agreement by giving Buyer written notice of Seller’s termination of this Agreement within fifteen (15) days following the end of Buyer’s fifteen (15)-day cure period (but in any event, prior to the Closing). If Seller elects to terminate this Agreement pursuant to the foregoing, (a) unless such termination arose for an Inaccuracy that was not an intentional Inaccuracy the Deposit will be delivered to Seller, (b) neither Party will have any further rights or obligations under this Agreement except for Obligations Surviving Termination. If Seller does not elect to so terminate this Agreement, Seller shall be conclusively deemed to have elected to waive the Inaccuracy and all effects or consequences thereof, and Buyer will have no liability whatsoever with respect to the Inaccuracy. If Buyer is the Recipient, subject to the satisfaction of the conditions to the Closing set forth in Section 5.3 hereof (including Section 5.3(b) hereof), Buyer shall be obligated to proceed to the Closing but thereafter may assert a claim for breach of representation under Section 6.3(b) hereof without waiving its rights hereunder so long as Buyer has notified Seller in writing of the Inaccuracy prior to the Closing and Seller has not cured the Inaccuracy prior to the commencement by Buyer of any such claim, subject to the aggregate Threshold Amount and the aggregate Maximum

Amount set forth in Section 6.3(b) hereof. In furtherance of the foregoing, each Party agrees that the Maker will have no liability with respect to any representation or warranty to the extent that, prior to the Closing, the Recipient has, receives or obtains actual knowledge of an Inaccuracy (from whatever source, including, without limitation, from disclosure by or on behalf of the Maker) and the Recipient nevertheless proceeds to close the purchase or sale of the Membership Interests under this Agreement without terminating this Agreement (in the case of Seller) or providing written notice of such Inaccuracy (in the case of Buyer) as provided under this Section 4.4.
Secton 4.5.Survival of Representations and Warranties. Subject in all respects to Section 4.4 above and except in the case of fraud, a Party may rely on any representation or warranty made by the other Party in this Agreement or any Closing Document only until (x) the date that is two (2) years following the date of Closing with respect to the Fundamental Representations or the representations and warranties set forth in Section 4.1(bb) and with respect to representations and warranties made by Buyer in this Agreement or any Closing Document or (y) until the date that is six (6) months following the date of the Closing with respect to all other representations and warranties made by Seller or Buyer in this Agreement or any Closing Document (each such date described in clause (x) and clause (y), each, an “Expiration Date”). Any Claims for, relating to or arising from an Inaccuracy are limited in all respects to any actual damages the Recipient sustained from the Recipient’s reasonable reliance upon the representation or warranty. In no event will either Party be liable to the other Party for any consequential, special or punitive damages suffered by a Party as a result of any Inaccuracy, except, in the case of consequential damages, to the extent they were reasonably foreseeable if and solely to the extent the applicable jurisdiction characterizes foreseeable consequential damages as “actual” damages. If an Inaccuracy is discovered after the Closing and the Recipient desires to pursue any remedy against the Maker with respect to such Inaccuracy, then the Recipient must give the Maker a Claim Notice detailing the Inaccuracy upon or prior to the applicable Expiration Date. Any Claims that a Recipient might otherwise have or have had against a Maker with respect to any Inaccuracy, whether such Inaccuracy or such Claims are known or unknown, will not be valid or effective if a Claim Notice detailing the Inaccuracy has not been given to the Maker on or prior to the applicable Expiration Date. For the avoidance of doubt, on the applicable Expiration Date, each Party shall be deemed to be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to the other Party (and to all its Affiliates) with respect to any Inaccuracy, known or unknown, not detailed in a Claim Notice delivered to the other Party on or prior to the applicable Expiration Date. Further, any Claims that either Party may have at any time against the other Party for any matter with respect to which a Claim Notice has been given to the other Party on or prior to the applicable Expiration Date may be the subject of subsequent litigation brought by the claiming Party, but only if such litigation is commenced against and duly served upon the other Party on or prior to the date that is ninety (90) days following the applicable Expiration Date (the “Claim Bar Date”). For the avoidance of doubt, on the Claim Bar Date, each Party shall be deemed to be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to the other Party with respect to any Claim, known or unknown, except for any Claim for which both (a) a Claim Notice was timely delivered as provided above, and (b) litigation upon the Claim has been commenced by the claiming Party and duly served upon the other Party prior to or upon the Claim Bar Date, except as otherwise agreed by the Parties in writing or in the case of fraud. This Section 4.5 (and Section 4.4 above) collectively provide the sole remedies of each Party with respect to any Inaccuracy and each Party expressly waives any other rights or remedies such Party might otherwise have at law or in equity with respect to any Inaccuracy in any representation or warranty of the other Party.
ARTICLE 5
CLOSING, CLOSING CONDITIONS and DELIVERIES
Section 5.1.Closing. The Closing and the delivery of all items to be delivered by the Parties at the Closing will be performed through an escrow closing conducted by Escrow Agent on the Closing Date. Except as may otherwise be expressly provided in this Agreement, the Closing Date may not be accelerated or extended without the prior written approval of both Seller and Buyer; provided, however, if any Loan Release and Modification, Franchisor’s Consent, Marriott Manager’s Consent or Ground Lessor’s Consent is not obtained by the Consent Approval Date, and provided such Party is continuing to act in good faith to effectuate a Closing, each of Buyer and Seller shall have a one-time right to elect to extend the Closing Date with respect to the Membership Interests for the applicable Hotel Portfolios for which the same has not been obtained to the Consent Approval Outside Date in order to continue to seek the same, so long as such Party delivers written notice to the other Parties of its election to extend at least one (1) Business Day prior to the Consent Approval Date. Notwithstanding anything to the contrary set forth in this Agreement, Seller and Buyer may mutually agree to accelerate the Closing Date for the Membership Interests in the Hotel Owners of one or more Hotel Portfolios (but less than all of the Hotel Portfolios) upon the closing conditions set forth in Sections 5.2 and 5.3 below being satisfied for such Membership Interests to a mutually agreeable date notwithstanding that the closing conditions set forth in Sections 5.2 and 5.3 below are not satisfied for the Membership Interests in the Hotel Owners of all of the Hotel Portfolios at such time.
Section 5.2.Seller Closing Conditions. The obligation of Seller to effect the Closing as contemplated by this Agreement and to deliver the documents and instruments required under Section 5.4(a) hereof is subject to the fulfillment, as of the Closing, of the following conditions, any one or more of which may be waived in writing by Seller in its sole and absolute discretion:
(a)Purchase Price. Buyer shall have delivered to Escrow Agent (i) the Purchase Price, as adjusted in accordance with this Agreement, and (ii) irrevocable directions to deliver the same to Seller on the Closing Date.
(b)No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which prohibits or prevents the consummation of the transactions contemplated by this Agreement which has not been vacated, dismissed or withdrawn prior to the Closing Date. Seller shall use its commercially reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Closing Date.

(c)Representations and Warranties of Buyer. The representations and warranties made by Buyer in Article 4 above shall be true and correct in all material respects when made and on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct in all material respects, on and as of such specified date or dates), and Seller shall have received a certificate to that effect dated as of the Closing Date and signed by an officer of Buyer.
(d)Payment and Performance of the Obligations of Buyer. Buyer shall have paid and performed in all material respects all obligations required under this Agreement to be paid or performed by Buyer on or before the Closing Date, and Seller shall have received a certificate to that effect dated as of the Closing Date and signed by an officer of Buyer.
(e)Closing Deliveries. Buyer shall have completed all of the deliveries required of Buyer in Section 5.4(b) hereof and all such deliverables shall be substantially in the form required hereby, or if no form is required hereby, then in form and substance reasonably satisfactory to Seller and its counsel.
(f)Loan Release and Modification and Release of Seller Parties. Subject only to the occurrence of the Closing, the Loan Release and Modification has been consummated with respect to each Existing Loan in accordance with the terms and conditions set forth in Section 1.3 hereof, including, without limitation, the delivery of the Loan Release and Modification Documents, Existing Lender’s Consents, and either the Existing Loan Release Documents or a Buyer Indemnity with respect to each Existing Loan (subject to the terms of Section 1.3(d) above with respect to the Innkeepers Hotel Portfolio).
(g)Franchise Agreements. Receipt of, with respect to each Individual Hotel subject to a Franchise Agreement, (i) the Franchise Approval Documents, (ii) Franchisor’s Consent, and (iii) either the Franchisor Release or a Buyer Indemnity with respect to each Franchisor Agreement.
(h)Marriott Management Agreements. Receipt of, with respect to each Marriott Management Agreement, (i) the Marriott Manager Approval Documents, (ii) Marriott Manager’s Consent, and (iii) to the extent applicable, either the Marriott Manager Release or a Buyer Indemnity with respect to each Marriott Management Agreement.
(i)Ground Leases. Receipt of, with respect to each Ground Lease as agreed to by the Parties, (i) Ground Lease Approval Documents and (ii) Ground Lessor’s Consent.
If each of the conditions to Buyer’s obligation to consummate the Closing as set forth in Section 5.3 below have been fulfilled and the Closing contemplated by this Agreement shall not occur as a result of Buyer’s breach of this Agreement such that the conditions described in Section 5.2(a), Section 5.2(c) (with respect to any intentional breach of any representation or warranty made by Buyer in Article 4 above), Section 5.2(d) or Section 5.2(e) above as of the Closing Date (as may be extended as expressly provided in this Agreement) would not be satisfied at the Closing, then Buyer shall be deemed to be in default under this Agreement, and

Seller shall have the right to demand that the Deposit be delivered to Seller, in accordance with the provisions of Section 6.2 hereof. If the conditions described in Section 5.2(b), Section 5.2(c) (with respect to any non-fulfillment other than any intentional breach of any representation or warranty made by Buyer in Article 4 above), Section 5.2(f), Section 5.2(g), Section 5.2(h), or Section 5.2(i) above (subject to Buyer’s compliance with Section 1.3, Section 3.5, and Section 3.6 above) are not fulfilled as of the Closing Date (as may be extended as expressly provided in this Agreement), then Seller shall have the right to terminate this Agreement, whereupon this Agreement, and the obligations of the Parties hereunder shall terminate without further action of any party (and no Party shall have any further obligation in connection herewith except for Obligations Surviving Termination), and the Deposit shall be released to Buyer by Escrow Agent. Notwithstanding the foregoing, if any of the conditions are not satisfied because of a default by Buyer of its obligations under this Agreement or due to any action by, or at the direction of, Buyer with the intent or purpose of frustrating any closing condition, then Seller shall have the right to exercise the remedies set forth in Section 6.2 hereof.
Section 5.3.Buyer Closing Conditions. The obligation of Buyer to effect the Closing as contemplated by this Agreement and to deliver the documents and instruments required under Section 5.4(b) hereof is subject to the fulfillment, as of the Closing, of the following conditions, any one or more of which may be waived in writing by Buyer in its sole and absolute discretion:
a.No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which prohibits or prevents the consummation of the transactions contemplated by this Agreement which has not been vacated, dismissed or withdrawn prior to the Closing Date. Buyer shall use its commercially reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Closing Date.
b.Representations and Warranties of Seller. (i) All representations and warranties made by Seller in Article 4 above (other than with respect to Fundamental Representations and the representations and warranties set forth in Section 4.1(w)(b) above, and without giving effect to any limitation or qualification as to materiality or Material Adverse Effect or similar concept) shall be true and correct when made and on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, on and as of such specified date or dates), except, in each case, where the failure of such representations and warranties to be so true and correct on and as of the Closing Date has not had, and would not reasonably be expected to have, a Material Adverse Effect, and (ii) all Fundamental Representations and the representations and warranties set forth in Section 4.1(w)(b) above shall be true and correct in all respects when made and on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, on and as of such specified date or dates), and Buyer shall have received a certificate to that effect dated as of the Closing Date and signed by an officer of Seller.

c.Performance of the Obligations of Seller. Seller shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and Buyer shall have received a certificate to that effect dated as of the Closing Date and signed by an officer of Seller.
d.Closing Deliveries. Seller shall have completed all of the deliveries required of Seller in Section 5.4(a) hereof and all such deliverables shall be substantially in the form required hereby, or if no form is required hereby, then in form and substance reasonably satisfactory to Buyer and its counsel.
e.Loan Release and Modification. Subject only to the occurrence of the Closing, the Loan Release and Modification has been consummated with respect to each Existing Loan in accordance with the terms and conditions set forth in Section 1.3 hereof, including, without limitation, the delivery of the Loan Release and Modification Documents and Existing Lender’s Consents.
f.Franchise Agreements. Receipt of, with respect to each Individual Hotel subject to a Franchise Agreement, (i) the Franchise Approval Documents and (ii) Franchisor’s Consent.
g.Hotel Management Agreements. Receipt of (i) with respect to each Marriott Management Agreement, (x) the Marriott Manager Approval Documents, (y) Marriott Manager’s Consent, and (ii) with respect to all other Individual Hotels subject to a Hotel Management Agreement, evidence of termination of the Terminated Management Agreements.
h.Ground Leases. Receipt of, with respect to each Ground Lease agreed to by the Parties, (i) Ground Lease Approval Documents and (ii) Ground Lessor’s Consent.
If each of the conditions to Seller’s obligation to consummate the Closing as set forth in Section 5.2 above have been fulfilled and the Closing contemplated by this Agreement shall not occur as a result of Seller’s breach of this Agreement such that the conditions described in Section 5.3(b) (with respect to any intentional breach of any representation or warranty made by Seller in Article 4 above), Section 5.3(c), or Section 5.3(d) above as of the Closing Date (as may be extended as expressly provided in this Agreement) would not be satisfied at the Closing, then Seller shall be deemed to be in default under this Agreement, and Buyer shall have the right to pursue any of the remedies to which it may be entitled pursuant to Section 6.1 hereof. If the conditions described in Section 5.3(a) or Section 5.3(b) (with respect to any non-fulfillment other than any intentional breach of any representation or warranty made by Seller in Article 4 above), Section 5.3(e), Section 5.3(f), Section 5.3(g), or Section 5.3(h) above are not fulfilled as of the Closing Date (as may be extended as expressly provided in this Agreement), then Buyer shall have the right to terminate this Agreement, whereupon this Agreement, and the obligations of the Parties hereunder shall terminate without further action of any Party (and no Party shall have any further obligation in connection herewith except for Obligations Surviving Termination), and the Deposit shall be released to Buyer by Escrow Agent. Notwithstanding the foregoing, if any of the conditions are not satisfied because of a default by Seller of its obligations under this Agreement or due to any action by, or at the direction of, Seller with the intent or purpose of frustrating any closing condition, then Buyer shall have the right to exercise the remedies set forth in Section 6.1 hereof.
Unless specifically set forth herein to the contrary, Seller shall not be responsible for obtaining (or causing any Hotel Owner to obtain) the consent of any party to the assignment of any Existing Loan, Ground Lease, Franchise Agreement, Hotel Management Agreement, Hotel Contract, environmental report, engineering report, guaranty, warranty, or to the assignment of any other document or agreement to Buyer and, in clarification thereof, if any such consent is required by any party to such document or agreement and it is not obtained by the Closing Date, Seller shall not be responsible for assigning (or causing any Hotel Owner to assign) such document or agreement to Buyer and the failure to so assign such document or agreement shall not be considered a default hereunder or a failure to satisfy any condition hereof.
Section 5.4.Closing Documents.
(a)Seller’s Closing Deliveries. On or before the Closing Date (except as otherwise set forth below), Seller will deposit, or cause to be deposited, the following into escrow with Escrow Agent (except as otherwise set forth below) with respect to each Membership Interest, Individual Hotel or Hotel Portfolio (as applicable), with all documents having been duly executed and, if to be recorded, acknowledged, by such party:
(i)an assignment and assumption of membership interests in the form attached hereto as Exhibit C, without recourse, representation or warranty except as set forth herein or therein, with respect to the applicable Membership Interests for each Hotel Portfolio to be conveyed to Buyer (each, an “Assignment and Assumption Agreement”);
(ii)an affidavit from each Selling Entity (or if it is a disregarded entity for U.S. federal income tax purposes, the Person treated as owning all of such Selling Entity’s assets for U.S. federal income tax purposes) pursuant to Section 1445(b)(2) of the Code certifying that such Selling Entity (or such Person, as applicable) is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code, in each case, dated as of the Closing Date and in form and substance reasonably satisfactory to Buyer;
(iii)an IRS Form W-9 (or such other documentation permitted under the Code, Treasury Regulations or IRS guidance in effect as of the Closing Date) duly completed and executed by THL Seller to establish an exemption from withholding under Section 1446(f) of the Code;
(iv)a counterpart to the Loan Release and Modification Documents for any Existing Loan for which a Loan Release and Modification is being consummated;
(v)a counterpart to the Franchise Approval Documents;
(vi)a counterpart to the Marriott Manager Approval Documents;

(vii)a counterpart to a termination of each Terminated Management Agreement;
(viii)a counterpart to the Ground Lease Approval Documents;
(ix)a counterpart to a guaranty executed by from one or more creditworthy entities proposed by Seller and reasonably acceptable to Buyer, guaranteeing Seller’s obligations under Section 3.8 hereof and Section 4.1(z) hereof in form and substance reasonably acceptable to Buyer;
(x)the originals, or, if unavailable (and to the extent not previously provided to Buyer), copies of all Permits (other than Excluded Permits) in the possession of Seller or any Hotel Owner, if any, including, without limitation, the current certificates of occupancy for the Improvements; provided, however, that the existence of such Permits at the Individual Hotels on the Closing Date shall constitute delivery to Buyer;
(xi)to the extent not previously provided to Buyer, copies of the Material Contracts, the Hotel Contracts, the Hotel Books and Records, the Franchise Agreements, and other Miscellaneous Hotel Assets (to the extent not specifically referred to above and to the extent the same are of a nature that are capable of being physically delivered at the Closing) which are in Seller’s or the applicable Hotel Owner’s possession; provided, however, that the existence of such Material Contracts, Hotel Contracts, Hotel Books and Records, and other Miscellaneous Hotel Assets at the Individual Hotels on the Closing Date shall constitute delivery to Buyer;
(xii)notice to the counter-parties to the Hotel Contracts and in accordance with the Hotel Contracts, advising of the Closing and directing all future communications be sent to Buyer;
(xiii)all keys, lock or safe combinations or codes relating to the operation of the Individual Hotels and forming part of the Personal Property; provided, however, that the existence of such items at the Individual Hotels on the Closing Date shall constitute delivery to Buyer;
(xiv)a non-imputation affidavit, in a form reasonably acceptable to Seller and Title Company;
(xv)an “owner’s affidavit” or comparable assurance to Title Company regarding work performed and other customary matters, in a form reasonably acceptable to Seller and Title Company;
(xvi)such transfer tax forms or withholding certificates as required by state and local authorities;

(xvii)such disclosures, notices and reports (including tax reporting and withholding certificates) as are required of Seller by applicable state and local law in connection with the conveyance of the Membership Interests; and
(xviii)such other documents as may be specifically required under this Agreement or by Title Company, and such other customary documents as are reasonably necessary and appropriate to effect the Closing and are reasonably acceptable to Seller.
(b)Buyer’s Closing Deliveries. On or before the Closing Date, Buyer will deposit, or cause to be deposited, at its sole cost and expense, the following into escrow with Escrow Agent (except as otherwise set forth below) with respect to each Individual Hotel or Hotel Portfolio (as applicable), with all documents having been duly executed and, if to be recorded, acknowledged, by Buyer:
(i)the Purchase Price to Escrow Agent, as adjusted in accordance with this Agreement;
(ii)counterparts to the Assignment and Assumption Agreements;
(iii)a counterpart to the Loan Release and Modification Documents for any Existing Loan for which a Loan Release and Modification is being consummated and, to the extent required pursuant to Section 1.3(d) hereof, each Buyer Indemnity;
(iv)a counterpart to the Franchise Approval Documents and, to the extent required pursuant to Section 3.5 hereof, each Buyer Indemnity;
(v)a counterpart to the Marriott Manager Approval Documents and, to the extent required pursuant to Section 3.5 hereof, each Buyer Indemnity;
(vi)a counterpart to the Ground Lease Approval Documents;
(vii)such resale certificates or other exemption certificates available under Applicable Law to evidence that no sales tax shall be due in connection with the transfer of the Personal Property which constitutes inventory that is intended to be resold;
(viii)such transfer tax forms or withholding certificates as required by state and local authorities;
(ix)such disclosures, notices and reports (including tax reporting and withholding certificates) as are required of Buyer by applicable state and local law in connection with the conveyance of the Membership Interests;
(x)such evidence as Seller or Title Company may reasonably request confirming Buyer’s authority to execute and deliver the documents required of Buyer and to consummate the transactions contemplated by this Agreement; and

(xi)such other documents as may be specifically required under this Agreement or by Title Company, and such other customary documents as are reasonably necessary and appropriate to effect the Closing and are reasonably acceptable to Buyer.
(c)The Parties agree that the form documents attached as Exhibits to this Agreement are acceptable to accomplish the conveyances contemplated by this Agreement.
Section 5.5.Closing Costs. At the Closing, Seller will pay (i) fifty percent (50%) of all real property transfer taxes, deed stamps, conveyance taxes, documentary stamp taxes and other taxes or charges payable as a result of the conveyance of the Membership Interests (“Transfer Taxes”); (ii) fifty percent (50%) of the fees and costs due Escrow Agent for its services; and (iii) all other costs this Agreement expressly requires Seller to pay. At the Closing, Buyer will pay (i) any costs for any Title Policies, including title endorsements or other coverage requested by Buyer; (ii) the cost of any new or updated surveys obtained by Buyer; (iii) fifty percent (50%) of the fees and costs due Escrow Agent for its services; (iv) the cost of recording any Closing Documents and all other recording charges; (v) fifty percent (50%) of all Transfer Taxes; and (vi) all other costs this Agreement expressly requires Buyer to pay. Except as otherwise expressly provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective costs and expenses, including, without limitation, all expenses of legal counsel, accountants, and other advisors and consultants incurred at any time in connection with pursuing or consummating the transactions contemplated by this Agreement (it being understood and agreed that any such amounts for which any Target Entity or Target Subsidiary is liable under this Agreement shall be for the account of Seller, and Seller shall promptly reimburse Buyer for any such amounts required to be paid by any Target Entity or Target Subsidiary following the Closing). Any other closing costs and charges not specifically designated as the responsibility of either Party in this Agreement will be paid by the Parties with respect to each Membership Interest or the applicable Individual Hotel according to the usual and customary allocation/apportionment of such costs in the jurisdiction in which such applicable Individual Hotel is located, unless otherwise agreed to by the Parties in writing. The provisions of this Section 5.5 will survive the Closing or any earlier termination of this Agreement.
Section 5.6.Brokers. The Parties acknowledge the involvement in this transaction of the “Seller’s Broker” named as such in the Summary of Terms (“Seller’s Broker”), whose commission if the Closing occurs will be the responsibility of Seller pursuant to a separate agreement between Seller’s Broker and Seller. Except for Seller’s Broker, Buyer and Seller each state and confirm to the other that no broker, finder or comparable Person was utilized in arranging or bringing about this transaction and that there are no claims or rights for brokerage fees, commissions, finders’ fees, or comparable fees or compensation due to any other Person in connection with the transactions contemplated by this Agreement. If any other Person asserts a claim for a commission, fee or other compensation based upon any contact, dealings or communication with Buyer or Seller, then the Party through whom such Person makes its claim will indemnify, defend and hold harmless the other Party from such claim and any and all costs, damages, liabilities or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the other Party in connection with such claim. This Section 5.6 is intended only to set forth the agreements of the Parties and in no event shall Seller’s Broker be deemed to be a third-party beneficiary of, or have any rights or obligations under, this Agreement. The provisions of this Section 5.6 will survive the Closing or any earlier termination of this Agreement.
Section 5.7.Tax Matters.
(a)Transfer Taxes Tax Returns. Buyer shall prepare and timely file all Tax Returns and other documentation relating to Transfer Taxes as may be required under Applicable Law. Seller shall reasonably cooperate with Buyer in connection with such preparation and filing by Buyer (including by joining in the execution of any such Tax Return to the extent required under Applicable Law).
(b)Tax Returns. So long as Seller or its Affiliates would reasonably be expected to have any Tax liability for or with respect to any tax period (or portion thereof) ending on or before the Closing Date or an obligations to indemnify Buyer with respect to material Taxes under this Agreement, Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the members of Target Group) to, in each case to the extent relating in whole or in part to any member of the Target Group, (a) amend, refile or otherwise modify any material Tax Return for any tax period (or portion thereof) ending on or before the Closing Date, (b) extend or waive, or cause to be extended or waived, any statute of limitations or other tax period for the assessment of any material Tax or material deficiency for Taxes related for any tax period (or portion thereof) ending on or before the Closing Date, (c) make or change any material Tax election or accounting method or practice with respect to, or that has retroactive effect to, for any tax period (or portion thereof) ending on or before the Closing Date, (d) enter into any voluntary disclosure agreement or similar process with respect to Taxes for any tax period (or portion thereof) ending on or before the Closing Date, in each case, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)Tax Proceedings. If, after the Closing Date, Buyer or Seller or any of their Affiliates, including any member of the Target Group receives notice of a claim, action, suit, arbitration, inquiry, audit, examination, proceeding or investigation by or before any Governmental Authority relating to the Taxes or Tax Returns of or with respect to any member of Target Group for any tax period (or portion thereof) ending on or before the Closing Date or if Seller may be liable under this Agreement or would reasonably be expected to be liable otherwise for any resulting Taxes (each, a “Tax Contest”), then within ten (10) days after receipt of such notice, the Party in initial receipt of such notice shall notify the other party in writing thereof. With respect to any Tax Contest for which Seller may be liable under this Agreement or would reasonably be expected to be liable otherwise for any resulting Taxes, so long as Buyer will be indemnified by Seller for the full amount of any and all Claims arising from such Tax Contest Seller may elect to control the conduct and resolution of any such Tax Contest by delivering to Buyer written notice of Seller’s election to control within ten (10) days after receipt of such Tax Contest; provided, that Seller (i) shall conduct the Tax Contest in good faith; (ii) shall keep Buyer reasonably informed regarding the status of such Tax Contest; (iii) shall allow Buyer to participate in such Tax Contest at Buyer’s own expense and (iv) shall not settle any such Tax Contest (or portion thereof) without the prior written consent of Buyer, which consent shall not to be unreasonably withheld, conditioned or delayed. Should Seller not elect to control such Tax Contest or does not have a right to control such Tax Contest but may be liable under this Agreement or would reasonably be expected to be liable otherwise for any resulting Taxes, Buyer shall control such Tax Contest; provided that Buyer (i) shall conduct the Tax Contest in good faith; (ii) shall keep Seller reasonably informed regarding the status of such Tax Contest; (iii) shall allow Seller to participate in such Tax Contest at Seller’s own expense and (iv) shall not (and shall not allow any member of the Target Group to) settle any such Tax Contest (or portion thereof) without the prior written consent of Seller, which consent shall not to be unreasonably withheld, conditioned or delayed.
Section 5.8.Tax Appeal Proceedings. Seller (or the applicable Hotel Owner or Operating Tenant) may (or cause any Hotel Owner or Operating Tenant to) commence without Buyer’s approval or consultation any new real property tax appeals or protests or settle or compromise any ongoing tax appeals or protests, with respect to real property taxes due and payable for the tax year prior to the year in which the Closing Date occurs and/or the tax year in which the Closing Date occurs. The net proceeds from any proceedings for real property taxes due and payable in the tax year in which the Closing Date occurs shall be deposited into the Acquired Accounts, subject to the terms of the Loan Documents. This Section 5.8 shall survive the Closing or earlier termination of this Agreement.
Section 5.9.Transition Services. From and after the Closing Date until April 30, 2021 (or such other date as may be agreed to by the Parties) (such period, the “TSA Term”), Seller or its Affiliate will provide to Buyer transition services related to the preparation of the 2020 and 2021 audits for the Target Group, on customary terms to be agreed prior to the Closing Date, which terms shall (i) include that such services may be freely terminable by Buyer on thirty (30) days’ prior written notice to Seller and (ii) be consistent with the proposal provided by Seller to Buyer prior to the Effective Date and otherwise mutually acceptable to the Parties. This Section 5.9 shall survive the Closing.
ARTICLE 6
DEFAULT; REMEDIES
Section 6.1.Default by Seller. If Seller fails to perform any material obligation of Seller under this Agreement prior to or at the Closing and does not cure such failure within fifteen (15) days after receipt of written notice from Buyer asserting such failure (such failure, if not cured within such period, being a “Seller Default”), then Buyer will be entitled to elect no later than sixty (60) days after the occurrence of such Seller Default, as Buyer’s sole and exclusive remedy against Seller, either to (a) terminate this Agreement and receive (i) a return of the Deposit, (ii) reimbursement by Seller of an amount equal to Buyer’s Transaction Expenses (which amount shall be as set forth in a written notice provided by Buyer to Seller), and (iii) payment of a fee in the amount of Ten Million and No/100 Dollars ($10,000,000.00) (the “Termination Fee”), and, except for Obligations Surviving Termination, neither of the Parties will have any further liability or obligation under this Agreement, or (b) seek specific performance against Seller to compel Seller to perform any such material obligations, including

Seller’s obligation to convey the Membership Interests to Buyer as required under this Agreement; provided, however, that as a condition precedent to Buyer’s pursuit of any action for specific performance, Buyer (i) must not then be in material breach of any of Buyer’s obligations under this Agreement and (ii) must maintain the full Deposit in escrow until and during the pendency of such action. Buyer shall be deemed to have elected to terminate this Agreement (as provided in clause (a) above) if Buyer does not file and serve Seller with a lawsuit asserting such cause of action within the foregoing sixty (60)-day period. The Parties have agreed that Buyer’s actual damages in the event of a Seller Default would be extremely difficult or impracticable to determine. The Parties have therefore agreed that, considering all the facts and circumstances existing as of the Effective Date, if Buyer exercises its right under clause (a) above, the amount of the Termination Fee, together with the amount of Buyer’s Transaction Expenses and the Deposit, is a reasonable estimate of the damages that Buyer would incur in the event of a Seller Default. Each Party specifically confirms the accuracy of the statements made above and the fact that each Party was represented by counsel who explained, at the time this Agreement was made, the consequences of this liquidated damages provision. The obligations of Seller under clause (a) above in this Section 6.1 shall survive the termination of this Agreement pursuant to clause (a) above.
Section 6.2.Default by Buyer. If Buyer fails to perform any material obligation of Buyer under this Agreement prior to or at the Closing and, with respect to any default other than a default of the obligation to effectuate the Closing (for which there shall be no cure period), does not cure such failure (a) within three (3) Business Days after receipt of written notice from Seller asserting such failure, if Buyer fails to timely pay or deposit any amount of money required to be paid or deposited by Buyer under this Agreement, or (b) within fifteen (15) days after receipt of written notice from Seller asserting such failure (such failure, if not cured within such period, being a “Buyer Default”), then Seller will be entitled, as Seller’s sole and exclusive remedy against Buyer, to terminate this Agreement and receive the Deposit. The Parties have agreed that Seller’s actual damages in the event of a Buyer Default would be extremely difficult or impracticable to determine. The Parties have therefore agreed that, considering all the facts and circumstances existing as of the Effective Date, the amount of the Deposit is a reasonable estimate of the damages that Seller would incur in the event of a Buyer Default. Each Party specifically confirms the accuracy of the statements made above and the fact that each Party was represented by counsel who explained, at the time this Agreement was made, the consequences of this liquidated damages provision. Nothing contained in this Section 6.2 shall limit or prevent Seller from enforcing Buyer’s obligations and liabilities hereunder which are expressly stated to survive the termination of this Agreement.
Section 6.3.Limitations on Liability.
(a)Unless otherwise expressly stated in this Agreement, the provisions of Sections 6.1 and 6.2 above provide each Party’s sole remedies for any failure by the other Party to perform its respective obligations under this Agreement prior to or at the Closing, but will not limit any rights or remedies that either Party may have for a breach or default by the other Party after the Closing with respect to those provisions of this Agreement, or those provisions of the Closing Documents, which are expressly stated to survive the Closing. However, in no event will either Party be liable to the other Party for any consequential, special or punitive damages suffered by a Party as a result of any failure, breach or default, either before or after the Closing, by the other Party under this Agreement or any of the Closing Documents, and each Party expressly waives any right to recover any consequential, special or punitive damages caused to such Party by the other Party, except, in the case of consequential damages, to the extent they were reasonably foreseeable if and solely to the extent the applicable jurisdiction characterizes foreseeable consequential damages as “actual” damages.
(b)Notwithstanding anything to the contrary set forth in this Agreement or any of the Closing Documents, (i) except in the case of fraud, Seller and the Seller Parties will have no liability whatsoever with respect to any Claims suffered or incurred by, asserted or assessed against, or imposed upon Buyer or any Buyer Party under or with respect to this Agreement, the Membership Interests, the Property, or any Closing Document, except to the extent (and only to the extent) that the aggregate amount of such Claims exceeds the Threshold Amount; and (ii) except in the case of fraud or for any breach of, or inaccuracy in, any Seller Fundamental Representation or Section 4.1(z) above, in no event will the total aggregate liability of Seller and any Seller Parties for any or all Claims with respect to the Membership Interests of any Hotel Owner and the transactions contemplated by this Agreement and the Closing Documents exceed the Maximum Amount. For the avoidance of doubt, any “material”, “in all material respects”, “Material Adverse Effect” or similar qualifier will be disregarded for purposes of determining whether there is a breach, Inaccuracy or failure of any representation and warranty contained in Section 4.1 or Section 4.2 to be true and correct and the losses resulting from or arising out of or relating to such breach or Inaccuracy, including for purposes of Section 4.4 above.
(c)As security for any Claims made by Buyer against Seller following the Closing in accordance with this Agreement, on the Closing Date, Seller shall, at Seller’s election, (x) deposit or cause to be deposited a portion of the Purchase Price in an amount equal to the Maximum Amount (the “Escrow Holdback Funds”), (y) deliver to Escrow Agent a letter of credit in form and substance reasonably acceptable to Buyer from a financial institution reasonably acceptable to Buyer (a “Letter of Credit”), or (z) cause one more guaranties in form and substance reasonably acceptable to Buyer from one or more creditworthy entities proposed by Seller and reasonably acceptable to Buyer to be executed and delivered to Buyer (each, a “Post-Closing Guaranty”), which Post-Closing Guaranties shall only survive for six (6) months following the Closing (or longer if a Claim is pending). If Seller elects either clause (x) or clause (y) above, then the Escrow Holdback Funds or Letter of Credit, as the case may be, shall be held by Escrow Agent until the six (6)-month anniversary of the Closing Date and the portion of Escrow Holdback Funds or Letter of Credit that remains held by Escrow Agent (less any amount that is the subject of an unresolved Claim between Buyer and Seller) shall be disbursed by Escrow Agent to Seller. To the extent any such post-Closing claim is paid from the Escrow Holdback Funds or the Letter of Credit during the six (6)-month period after the Closing Date, Seller will not be obligated to replenish such amount or deliver or deposit any replacement Letter of Credit. To the extent any such post-Closing claim is paid from a source other than the Escrow Holdback Funds or the Letter of Credit during the six (6)-month period after the Closing Date, the amount of the required Escrow Holdback Funds or the Letter of Credit, as the case may be, will be reduced proportionately. For the avoidance of doubt, the parties acknowledge and agree that the Escrow Holdback Funds and the Letter of Credit shall only be held by Escrow Agent until the six (6)-month anniversary of the Closing Date (or longer if a Claim is pending), notwithstanding that the Expiration Date with respect to certain covenants, indemnities, warranties and representations of Seller that expressly survive the Closing is two (2) years after the Closing.
Section 6.4.Survival. The terms, provisions and limitations of this Article 6 will survive the Closing or any earlier termination of this Agreement.
ARTICLE 7
MISCELLANEOUS
Section 7.1.Notices. Any notices required or permitted to be given under this Agreement must be given in writing and delivered to the recipient’s notice address as provided in this Agreement either (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by a commercial overnight courier that guarantees next Business Day delivery and provides a delivery confirmation to the sender, or (d) by email; provided that, any emailed notice purporting to either terminate this Agreement or provide notice of an asserted failure, breach or default by the other Party must be followed by a hard copy thereof given within one (1) Business Day thereafter which is delivered in accordance with one of the preceding subsections (a) – (c), unless receipt of such hard copy is expressly waived by a reply email from the recipient Party in response to such notice email. The notice addresses for the Parties are as set forth in the Summary of Terms. Either Party may specify a different or additional domestic (United States) notice address for itself as such Party may from time to time desire by giving notice thereof in writing as provided above to the other Party. If sent by email, a notice shall be deemed given upon the date when such email is transmitted by the sending Party to the receiving Party’s notice address, and shall be deemed received on that same date unless such notice is transmitted by the sender after 5:00 p.m. in the local time of the physical address of the receiving Party, in which case receipt by the receiving Party shall be deemed to be upon the next Business Day. If personally delivered, a notice shall be deemed given and received upon the date of such delivery. If sent by overnight courier service, a notice shall be deemed given upon the date of deposit with such courier and deemed received upon the date of delivery or refusal of delivery at the notice address. If sent by certified mail, a notice shall be deemed given and received on the third (3rd) Business Day after deposit into the US Mail. Notices from or signed by the legal counsel for a Party will be equally effective as a notice from such Party itself.
Section 7.2.Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Closing Documents, and any other letter agreement the Parties are entering into on or around the Effective Date, contains all agreements, representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the Parties with respect to the purchase and sale of the Membership Interests. All Exhibits and Schedules to this Agreement are fully incorporated as a part of this Agreement. Any prior correspondence, memoranda, letters of intent, or other agreements between the Parties, including, without limitation, any oral or written statements made by the Seller Parties or the Buyer Parties, are not binding on or enforceable against either Party, and are entirely superseded and replaced by this

Agreement; provided, however, that the Confidentiality Agreement will remain in full force and effect and will not be superseded by this Agreement.
Section 7.3.Time. Time is of the essence in the performance of each of the Parties’ respective obligations under this Agreement; provided, however, that if a deadline or date for performance, or for the giving or receipt of a notice, falls on a day which is not a Business Day, such deadline or date shall be deemed extended to the next Business Day.
Section 7.4.Attorneys’ Fees. In addition to the remedies provided in Article 6 above, if there is any litigation, action or other proceeding between the Parties, including, without limitation, any bankruptcy or appeal (“Action”), to enforce any provisions or rights arising under or in connection with this Agreement or the Closing Documents, the Party which is determined to have prevailed in such Action shall be entitled to an award against the non-prevailing Party for all costs and expenses, including, but not limited to, reasonable attorneys’ fees, reasonably incurred by the prevailing Party in connection with such Action. The provisions of this Section 7.4 will survive the Closing or any earlier termination of this Agreement.
Section 7.5.Merger of Obligations. Obligations which are expressly provided in this Agreement to survive or be performed after the Closing will not merge with the transfer of the Membership Interests but will remain in effect until fulfilled; all other obligations of the Parties will merge with and be extinguished upon the transfer of the Membership Interests to Buyer at the Closing.
Section 7.6.Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of each other Party hereto. Any attempted assignment, delegation or transfer in violation of this Section 7.6 shall be null and void. Notwithstanding the foregoing, Buyer shall have the right, by written notice given to Seller not less than thirty (30) days after the Effective Date, to (i) designate one or more Affiliates or other Persons with whom Buyer or any Affiliate of Buyer will enter into a joint venture (or any Affiliates of such joint venture) as its nominee to receive some or all of the Membership Interests, and/or assign (ii) all of its right, title and interest in this Agreement, in whole or in part, to any Affiliate or to any Person with whom Buyer or any Affiliate of Buyer will enter into a joint venture to purchase the Individual Hotels so long as such Affiliate or such joint venture has assumed in writing all obligations of Buyer under this Agreement; provided, however, that (a) such Affiliate (or any Affiliates of such joint venture) remains an Affiliate of Buyer or such Person remains a joint venture partner of Buyer or its Affiliate as of the Closing, and (b) Buyer shall remain jointly and severally liable under this Agreement unless and until the Closing occurs and in no event shall Buyer be released prior to the Closing from any of its obligations under this Agreement by reason of any such assignments.
Section 7.7.Governing Law; Jurisdiction and Venue. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT AS TO REAL PROPERTY MATTERS DIRECTLY RELATED TO A SINGLE INDIVIDUAL HOTEL, WHICH MATTERS SHALL BE

GOVERNED BY THE LAWS OF THE STATE IN WHICH THE RESPECTIVE REAL PROPERTY OF SUCH INDIVIDUAL HOTEL IS LOCATED (the “Property State”). For the purposes of any suit, action or proceeding involving this Agreement, each Party expressly submits to the jurisdiction of all federal and state courts sitting in the State of New York and consents that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service, provided that, a reasonable time for appearance is allowed, and each Party agrees that such courts will have jurisdiction over any such suit, action or proceeding commenced by any Party. Each Party irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the State of New York and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The foregoing provisions are not intended to establish the State of New York as the exclusive forum for any suit, action or proceeding involving this Agreement, but merely to establish the consent and agreement of each Party to such non-exclusive jurisdiction and venue in the event of any contest or dispute over such matters.
Section 7.8.Waiver of Trial by Jury. TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, EACH PARTY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT, ANY OF THE CLOSING DOCUMENTS, THE MEMBERSHIP INTERESTS, THE PROPERTY, OR ANY CLAIMS OR ACTIONS PERTAINING TO ANY OF THE FOREGOING.
Section 7.9.Interpretation of Agreement. Except as otherwise specifically indicated, all references in this Agreement to Article and Section numbers refer to Article and Sections of this Agreement, and all references to Exhibits refer to the Exhibits attached hereto. Unless otherwise expressly stated, the words “herein”, “hereof”, “hereby”, “hereunder”, “hereinafter”, and words of similar import refer to this Agreement as a whole and not to any particular Article or Section hereof. Any of the terms defined herein may, unless the content otherwise requires, be used in the singular or the plural depending on the reference. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall include any other number or gender, as the context may require. References to contracts, agreements and other contractual instruments shall be deemed to include all subsequent amendments, supplements and other modifications thereto, but only to the extent such amendments, supplements and other modifications are not prohibited by the terms of this Agreement. The terms “including” means “including, without limitation”, except where the context otherwise requires. References to specific statutes include (i) any and all amendments and modifications thereto in effect at the time in question, (ii) successor statutes of similar purpose and import and (iii) all rules, regulations and orders promulgated thereunder. The term “commercially reasonable efforts” means the efforts undertaken by a party without such party expending more than a de minimis amount of money or incurring more than de minimis obligations. All monetary amounts expressed in “dollars” or designated by a “$”, “USD” or “US$” symbol or abbreviation refer to a monetary amount payable within the United States in the current lawful, dollar-denominated official currency of the United States of America. The captions and paragraph headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of any part of this Agreement. The terms and provisions of this Agreement represent the result of negotiations by the Parties, and each Party has been represented by counsel of, and to the extent of, such Party’s own choosing, and neither Party has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each waive the application of any rule of law which might otherwise be applicable that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party that prepared (or whose attorney prepared) the executed Agreement or any earlier draft of this Agreement or the provision in question.
Section 7.10.Amendments; No Waiver. No modification, waiver, amendment or discharge of or under this Agreement will be valid unless contained in a writing signed by the Party against whom enforcement is sought. No waiver by Seller or Buyer of a breach of any of the terms, covenants or conditions of this Agreement will be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition contained in this Agreement.
Section 7.11.No Recording. Neither this Agreement nor any memorandum or short form thereof may be recorded by Buyer or any Buyer Party. Any such recording of this Agreement or a memorandum or short form hereof by Buyer or any Buyer Party will constitute an immediate Buyer Default under this Agreement (except if done so in connection with Buyer’s pursuit of specific performance in accordance with Section 6.1 above), and in addition to Seller’s other remedies therefor, Seller may conclusively establish the complete release and removal of such recorded document simply by recording a copy of this provision of this Agreement.
Section 7.12.No Third Party Beneficiary. Except as may be expressly stated herein, the provisions of this Agreement do not and are not intended to benefit any third parties.
Section 7.13.Severability. If, in any action to enforce this Agreement, any one or more of the covenants, agreements, conditions, provisions, or terms of this Agreement is, in any respect or to any extent (in whole or in part), held to be invalid, illegal or unenforceable for any reason, all remaining portions thereof which are not so held, and all other covenants, agreements, conditions, provisions, and terms of this Agreement, will not be affected by such holding, but will remain valid and in force to the fullest extent permitted by law.
Section 7.14.Drafts Not an Offer. The submission of a draft of this Agreement by one Party to another is not intended by either Party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Membership Interests. The Parties will not be legally bound in any manner with respect to a purchase and sale of the Membership Interests unless and until each of Seller and Buyer have duly executed this Agreement and the Parties have delivered that fully executed Agreement to Escrow Agent.

Section 7.15.Consent Standards. Unless expressly provided otherwise in this Agreement, any consent, determination, election or approval required to be obtained, or permitted to be given, by or on behalf of either Party under this Agreement will be given, withheld or made (as the case may be) by such Party in the exercise of such Party’s commercially reasonable discretion and within a commercially reasonable period of time.
Section 7.16.Counterparts; Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same Agreement. Signatures to this Agreement transmitted by facsimile, sent by email (including “.pdf”), or delivered by other electronic means will be valid and effective to bind the Party so signing. Each Party agrees to promptly deliver a “hard copy” of this Agreement bearing such Party’s original manual ink signature to the other Party upon request, but a failure to do so will not affect the enforceability of this Agreement.
Section 7.17.Publicity. Neither Party will issue, or cause or permit its Affiliates to issue, any press release or public statement with respect to the transactions contemplated by this Agreement which expressly names the other Party or any of its Affiliates (a “Press Release”) without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed. If either Party desires to issue a Press Release pursuant to the immediately preceding sentence, then prior to any issuance such Party will give a copy of the proposed Press Release to the other Party for its review, comment and approval. If no objection or comments are received from the other Party within three (3) Business Days after the other Party receives such proposed Press Release for review, consent to the Press Release shall be deemed given by the reviewing Party. The term “Press Release” shall expressly exclude any press release or public statement required by Applicable Law, the rules of any stock exchange on which the securities of a Party (or its direct or indirect partners, members or shareholders) are listed, or any other regulation applicable to a Party. For the avoidance of doubt, Seller shall be permitted, without the prior consent of Buyer, but subject to prior notice to, and reasonable consultation with, Buyer, to file this Agreement (or a description thereof) with and in accordance with the rules of any stock exchange on which the securities of Seller (or its direct or indirect partners, members or shareholders) are listed. The provisions of this Section 7.17 shall survive the Closing or any earlier termination of this Agreement.
Section 7.18.Further Instruments and Acts. The Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, assignments, assurances, certificates and documents, and shall do such further acts, as may be reasonably necessary to carry out the provisions of this Agreement, but only so long as any such additional instruments, assignments, assurances, certificates and documents and further acts have no more than a de minimis effect on either Party’s rights or obligations hereunder. This Section 7.18 shall survive the Closing.
Section 7.19.Access. Buyer agrees to preserve all Hotel Books and Records and not to destroy or dispose of the same for at least five (5) years after the Closing Date, and then only after sixty (60) days prior written notice to Seller. Seller shall have reasonable access during normal business hours and with reasonable prior written notice to Buyer to the Hotel Books and

Records during the five (5)-year period and until the end of such sixty (60)-day period, to the extent reasonably necessary for its tax and accounting purposes; provided that Seller shall not have access to any Hotel Books and Records to the extent the disclosure of such Hotel Books and Records would reasonably be expected to violate any Applicable Law or result in the waiver of any legal privilege, attorney-client privilege or work-product privilege. Buyer agrees to provide access to Seller and its representatives to such books, records, correspondence and files at all reasonable times during such five (5)-year period and until the end of such sixty (60)-day period for their review and/or photocopying. This Section 7.19 shall survive the Closing or termination of this Agreement.
ARTICLE 8
STATE SPECIFIC PROVISIONS
Section 8.1.Florida.
(a)Radon Gas Disclosure. Radon is a naturally occurring radioactive gas which, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon which exceed federal and state guidelines have been found in buildings in the states in which the Individual Hotels are located. Additional information regarding radon and radon testing may be obtained from the county public health unit.
(b)Mold Disclosure.  Mold and/or other microscopic organisms can be found almost anywhere.  They occur naturally in the environment and can grow on virtually any organic substance as long as moisture and oxygen are present.  Mold and/or other microscopic organisms may cause property damage and/or health problems.  Buyer acknowledges and agrees that Seller shall not be responsible for any Claims arising out of or relating to mold and/or other microscopic organisms at the Property including but not limited to property damages, personal injury, adverse health effects, loss of income, emotional distress, death, loss of use or loss of value and Buyer hereby releases Seller from the same.  Buyer hereby acknowledges that it has read and understood this disclosure and release and agrees to the provisions contained herein.  The provisions of this Section 8.1(b) shall survive the Closing or earlier termination of this Agreement.
Section 8.2.Georgia. Pursuant to Section 1.2 hereof, it is hereby agreed that Seller’s damages in the event of a default by Buyer hereunder are uncertain and difficult to ascertain, and that the Deposit constitutes a reasonable liquidation of such damages, and is intended not as a penalty, but as full liquidated damages pursuant to O.C.G.A. § 13-6-7.
Section 8.3.Louisiana. To the extent related to an Individual Hotel located in the State of Louisiana, the following words as used in this Agreement will be understood and interpreted as set forth in this Section 8.3:
(a)All references to “real property” and “real estate” will include “immovable property” as that term is used in the Louisiana Civil Code.

(b)All references to “personal property” will include “movable property” as that term is used in the Louisiana Civil Code.
(c)All references to “tangible property” will include “corporeal property” as that term is used in the Louisiana Civil Code.
(d)All references to “intangible property” will include “incorporeal property” as that term is used in the Louisiana Civil Code.
(e)All references to “buildings” will include “other constructions” as that term is used in the Louisiana Civil Code.
(f)All references to “liens” will include “privileges,” as that term is used in the Louisiana Civil Code.
(g)All references to a “receiver” will include a “keeper” under La. R. S. 9:5136, et seq.
(h)All references to “condemnation” will include “expropriation” as that term is used in Louisiana law.
(i)All references to “easements” will include “servitudes” as used in the Louisiana Civil Code.
(j)All references to “county” as a political subdivision in Louisiana will mean “parish”.
(k)The term “fee owner” will mean “owner with full ownership interest” as that term is used in Louisiana law.
Section 8.4.New Hampshire. By its execution hereof, Buyer acknowledges receipt of the following notification:
(a)Radon, the product of decay of radioactive materials in rock, may be found in some areas of New Hampshire. Radon gas may pass into a structure through the ground or through water from a deep well. Testing of the air by a professional certified in radon testing and testing of the water by an accredited laboratory can establish radon’s presence and equipment is available to remove it from the air or water.
(b)Arsenic is a common groundwater contaminant in New Hampshire that occurs at unhealthy levels in well water in many areas of the state. Tests are available to determine whether arsenic is present at unsafe levels, and equipment is available to remove it from water. Buyer is encouraged to consult the New Hampshire department of environmental services private well testing recommendations (www.des.nh.gov) to ensure a safe water supply if the subject Property is served by a private well.

(c)Before 1978, paint containing lead may have been used in structures. Exposure to lead from the presence of flaking, chalking, chipping lead paint or lead paint dust from friction surfaces, or from the disturbance of intact surfaces containing lead paint through unsafe renovation, repair or painting practices, or from soils in close proximity to the building, can present a serious health hazard, especially to young children and pregnant women. Lead may also be present in drinking water as a result of lead in service lines, plumbing and fixtures. Tests are available to determine whether lead is present in paint or drinking water.
(d)Nothing in this Section 8.4 shall be construed to have any impact on the legal validity of title to the Property indirectly transferred pursuant to this Agreement, or to create or place any liability with Seller or Seller’s agent for failure to provide the notification described in this Section 8.4.
Section 8.5.New Jersey. Seller shall cooperate in providing the information needed so that Buyer can file and serve the notice required by N.J.S.A. 54:50-38 et seq., and any other applicable state statute, concerning this impending sale of commercial real property, including notice to the Bulk Sales Unit of the State of New Jersey, Division of Taxation (the “Division”), and Seller agrees to fully comply with N.J.S.A. 54:50-38 et seq. and applicable statutes. Such cooperation shall include promptly supplying to Buyer the information requested of Seller on the State form known as the “Notification of Sale, Transfer, or Assignment in Bulk,” and any other and additional information that may be reasonably requested by the Division, such as, for example, the information requested in any Asset Transfer Tax Declaration form. Buyer and Seller acknowledge that it is within the authority of the Division to direct that funds from the Acquired Accounts applicable to any of the Individual Hotels located in the state of New Jersey (or from the Purchase Price if there are insufficient funds in such applicable Acquired Accounts) be placed into escrow at Closing. Buyer and Seller agree to abide by all notifications of the Division. Buyer and Seller agree that in the event that such an escrow is required by the State of New Jersey, Escrow Agent shall act as escrow holder in connection with any required escrow. The escrow monies will be held in escrow in a non-interest bearing account until the Division makes a final determination as to the amount of any State taxes owed by Seller, and the escrow monies will be released in accordance with, and only upon receipt of, a Tax Clearance Letter from the Division. Escrow Agent shall be authorized to pay to the State of New Jersey such amounts as may be ultimately determined by the Division to be due and owing. In no event shall Buyer be required to complete the Closing until such time as the Division has issued a Tax Clearance Letter. If the amount of the escrow directed to be held by the Division shall exceed the amount of the sale proceeds otherwise to be paid to Seller at Closing, then Buyer shall fund the balance of the escrow amount from funds in the Acquired Accounts applicable to any of the Individual Hotels located in the State of New Jersey (or from the Purchase Price if there are insufficient funds in such applicable Acquired Accounts).
Section 8.6.Washington. This Section 8.6 is specific to the State of Washington and is, therefore, limited accordingly:
(a)The documents to be delivered by Seller as described in Section 5.4(a) above include a Real Estate Excise Tax Affidavit Controlling Interest Transfer Return as required in

Chapter 82.45 of the Revised Code of Washington and Chapter 458-61A of the Washington Administrative Code (the “REETA”) for each Real Property owned by a Hotel Owner that is located in Washington State.
(b)The documents to be delivered by Buyer as described in Section 5.4(b) above include a REETA for each Real Property owned by a Hotel Owner that is located in Washington State.
Section 8.7.Massachusetts.
(a)In the event of any inconsistencies between the terms and conditions of this Section 8.7 and the other terms and conditions of this Agreement, the terms and conditions of this Section 8.7 shall control and be binding.
(b)Section 5.4(a)(xvi) above shall be deemed to include, with respect to any business operating at any Individual Hotel located in the Commonwealth of Massachusetts, to include (i) a Certificate of Good Standing from the Massachusetts Department of Revenue (the “Tax Good Standing Certificate”) and (ii) a Certificate of Compliance from the Massachusetts Department of Unemployment Assistance (the “DUA Compliance Certificate”), in form and substance reasonably acceptable to Buyer.  If any governmental authority notifies Seller prior to the Closing that any sales taxes are due and payable from Seller in connection with obtaining the Tax Good Standing Certificate or any payments or contributions are due from Seller in connection with obtaining the DUA Compliance Certificate, Seller shall pay such amounts directly to the applicable governmental authority at or before the Closing using funds in the Acquired Accounts applicable to any of the Individual Hotels located in the State of Massachusetts (or from the Purchase Price if there are insufficient funds in such applicable Acquired Account) and provide evidence of such payment to Buyer.
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IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed and delivered by their duly authorized representatives as of the Effective Date written above.

BUYER:
SILVERPLATE CAPITAL PARTNERS LLC,
a Delaware limited liability company

By:    __/s/ Teri Behrens______________________
Name: Teri Behrens
Title: Authorized Signatory

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SELLER:
CBM SELLER:

CMP I OWNER-T, LLC,
a Delaware limited liability company

By: CMP I Holdings-T, LLC,
a Delaware limited liability company,
its sole member

By: __/s/ Ronald M. Sanders_______________
Name: Ronald M. Sanders
Title: Vice President

CMP I CAM2-T, LLC,
a Delaware limited liability company

By: CMP I Holdings-T, LLC,
a Delaware limited liability company,
its sole member

By: __/s/ Ronald M. Sanders_______________
Name: Ronald M. Sanders
Title: Vice President

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INNKEEPERS SELLER:

GRAND PRIX MEZZ BORROWER FIXED LLC,
a Delaware limited liability company

By: INK Acquisition LLC,
a Delaware limited liability company,
its sole member

By: Platform Member-T, LLC,
a Delaware limited liability company,
its member

By: __/s/ Ronald M. Sanders_______________
Name: Ronald M. Sanders
Title: Vice President

INK ACQUISITION LLC,
a Delaware limited liability company

By: Platform Member-T, LLC,
a Delaware limited liability company,
its member

By: __/s/ Ronald M. Sanders_______________
Name: Ronald M. Sanders
Title: Vice President

INK ACQUISITION III LLC,
a Delaware limited liability company

By: Platform Member Holdings-T CAM2, LLC,
a Delaware limited liability company,
its member

By: __/s/ Ronald M. Sanders_______________
Name: Ronald M. Sanders
Title: Vice President

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K-PARTNERS SELLER:

CASTLEBLACK OWNER HOLDINGS, LLC,
a Delaware limited liability company

By: Castleblack Holdings-T, LLC,
a Delaware limited liability company,
its managing member

By: __/s/ Ronald M. Sanders_______________
Name: Ronald M. Sanders
Title: Vice President

CASTLEBLACK OPERATOR HOLDINGS, LLC,
a Delaware limited liability company

By: Castleblack-T CAM2, LLC,
a Delaware limited liability company,
its managing member

By: __/s/ Ronald M. Sanders_______________
Name: Ronald M. Sanders
Title: Vice President

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MIAMI SELLER:

MC OWNER MB1-T, LLC,
a Delaware limited liability company

By: MC Holdings-T, LLC,
a Delaware limited liability company,
its sole member

By: __/s/ Ronald M. Sanders_______________
Name: Ronald M. Sanders
Title: Vice President

MC OPS MB1-T, LLC,
a Delaware limited liability company

By: MC CAM2-T, LLC,
a Delaware limited liability company,
its sole member

By: __/s/ Ronald M. Sanders_______________
Name: Ronald M. Sanders
Title: Vice President

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NEP SELLER:

NEP OWNER MB2-T, LLC,
a Delaware limited liability company

By: NEP Owner-T, LLC,
a Delaware limited liability company,
its sole member

By: __/s/ Ronald M. Sanders_______________
Name: Ronald M. Sanders
Title: Vice President

NEP OPS MB2-T, LLC,
a Delaware limited liability company

By: NEP CAM2-T, LLC,
a Delaware limited liability company,
its sole member

By: __/s/ Ronald M. Sanders_______________
Name: Ronald M. Sanders
Title: Vice President

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THL SELLER:

CNI THL PROPCO HOLDINGS, LLC,
a Delaware limited liability company

By: CFI RE Holdco, LLC,
a Delaware limited liability company,
its sole member

By: __/s/ Ronald M. Sanders_______________
Name: Ronald M. Sanders
Title: Vice President

CNI THL OPCO HOLDINGS, LLC,
a Delaware limited liability company

By: CC RE Holdco Corporation LLC,
a Delaware limited liability company,
its sole member

By: __/s/ Ronald M. Sanders_______________
Name: Ronald M. Sanders
Title: Vice President

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ESCROW AGENT’S ACCEPTANCE
The foregoing fully executed Agreement is accepted by the undersigned as the “Escrow Agent” under this Agreement this 22nd day of September, 2020. Escrow Agent accepts the engagement to handle the escrow established by this Agreement in accordance with the terms set forth in this Agreement.
FIRST AMERICAN TITLE INSURANCE COMPANY

By:    _/s/ Andrew D. Jaeger___________________________________
Name: Andrew D. Jaeger
Title: Vice President

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